Exhibit 10.34

Date: November 26, 2014

(1) ORPOWER 4 INC.

and

(2) THE KENYA POWER AND LIGHTING COMPANY LIMITED

THIRD AMENDED AND RESTATED POWER

PURCHASE AGREEMENT FOR
OLKARIA III GEOTHERMAL PLANTS

i

ii

THIRD AMENDED AND RESTATED
POWER PURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED POWER PURCHASE AGREEMENT is made on November [26th], 2014

BETWEEN

(1)

ORPOWER 4 INC., a company incorporated under the laws of the Cayman Islands, with its registered office in Grand Cayman, Cayman Islands, with an office at 6225 Neil Road, Reno, Nevada, USA and which will act through its branch at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya (the “Seller” or “OrPower”); and

(2)	THE KENYA POWER AND LIGHTING COMPANY LIMITED a company incorporated in Kenya with its registered office at Stima Plaza, P.O. Box 30099-00100, Nairobi, Kenya (“KPLC”).

WHEREAS

(A)	KPLC is entitled to purchase electricity generating capacity and to transmit and distribute electricity in the Republic of Kenya;

(B)	Pursuant to a Request for Proposals (“RFP”) dated 5th July 1996 and issued by MOE, the Seller has submitted an offer which has been accepted following the due process of the RFP;

(C)	Pursuant to the RFP, the Seller, as the successful bidder, was required to and entered into a power purchase agreement with KPLC;

(D)

KPLC and OrPower 4 entered into the original Power Purchase Agreement dated 5 November 1998, and subsequently entered into the First Supplemental Agreement dated 21 July 2000 modifying the terms of the original Power Purchase Agreement, the Second Supplemental Agreement dated 17 April 2003 modifying the terms of the original Power Purchase Agreement and of the First Supplemental Agreement. the parties then entered into the Amended and Restated Power Purchase Agreement dated January 19, 2007 which superseded all prior agreements, and subsequently the parties entered into the Second Amended and Restated Power Purchase Agreement dated March 29, 2011, which superseded all prior agreements;

(E)	The Parties wish to amend the agreement further to enable the addition of capacity at the Olkaria III geothermal licence area;

(F)

This Agreement is the third amended and restated power purchase agreement agreed between the Parties, and which supersedes the Second Amended and Restated Power Purchase Agreement dated March 29, 2011.

IT IS HEREBY AGREED as follows:

Clause 1:     Amendment and Restatement, Definitions and Interpretation

1.1	Amendment and Restatement

With effect from the Signature Date, the Second Amended and Restated Power Purchase Agreement dated March 29, 2011 between the Parties, inclusive of all schedules thereto, shall be amended and restated in its entirety by this Third Amended and Restated Power Purchase Agreement.

Defined terms:

In this Agreement, including the recitals, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Agreement” or “PPA”: this Third Amended and Restated Power Purchase Agreement together with all schedules hereto as the same may be supplemented or amended from time to time;

“Amended and Restated Olkaria III Project Security Agreement”: the agreement entered into by the Parties on providing securities to the Seller in respect of KPLC’s payment obligations under Clause 11 of this Agreement, as the same may be supplemented or amended from time to time;

“ANSI”: American National Standards Institute;

“API”: American Petroleum Institute;

“Applicable Engineering, Environmental, and Safety Codes and Standards”: the codes, practices, standards guidelines and requirements in existence as of the Determining Date with respect to a Plant or Geothermal Reservoir Development all as specified in Part A of Schedule 2;

“Appraisal Period”: the period specified in the Appraisal Programme for the conduct of the Appraisal Works;

“Appraisal Programme”: the programme for the drilling of wells and the conduct of other works to appraise the reserves and productivity of the Reservoir set out in Schedule 1, as from time to time adjusted by the Parties in accordance with this Agreement;

“Appraisal Works”: the drilling and other works specified in the Appraisal Programme;

“ASHRAE”: American Society of Heating, Refrigerating and Air-Conditioning Engineers;

“ASME”: American Society of Mechanical Engineers;

“Authorisations”: any approval, consent, licence, permit, authorisation or other permission granted by a Governmental Authority;

“Availability Failure”: for each Plant, its failure in any Settlement Period to deliver electricity in accordance with a valid Despatch Instruction which Despatch Instruction does not exceed the Declared Capacity of such Plant, other than as a result of an event on KPLC’s System which was not caused by the Seller or any event of Force Majeure;

“Available Early Generation Capacity”: the capacity of the Early Generation Facility assumed to be Available in any Settlement Period being the Declared Capacity unless there has been an Availability Failure in that Settlement Period in which event the Available Early Generation Capacity shall be the average Early Generation Availability achieved in response to Despatch Instructions for that Settlement Period;

“Available Plant Capacity”: the capacity of a Plant assumed to be Available in any Settlement Period being such Plant’s Declared Capacity unless there has been an Availability Failure in that Settlement Period, in which event the Available Plant Capacity for such Plant shall be the average Plant Availability achieved by such Plant in response to Despatch Instructions in respect of such Plant for that Settlement Period;

“Back-Up Metering Equipment”: prior to the Full Commercial Operation Date of the First Plant, back up equipment for metering and monitoring the operation and output of the Early Generation Facility, as may be supplied and installed by the Seller as specified in Part D of Schedule 2 and, with respect to each Plant from the Full Commercial Operation Date of such Plant, back up equipment for metering and monitoring the output of such Plant as supplied by KPLC and installed by the Seller as specified in Part D of Schedule 2;

“Bid Security”: an on-demand performance bond in the amount of two hundred and fifty thousand United States Dollars (US$250,000) drawn on an internationally recognised bank;

“Capacity Payments”: the amounts payable by KPLC in respect of the Contracted Early Generation Capacity or Contracted Plant Capacity of each Plant (as the case may be) in accordance with Parts A and B of Schedule 5;

“Change in Law”: shall mean the adoption, promulgation, or modification after the Determining Date for the Plant or Geothermal Reservoir Development (as applicable) of any Legal Requirement or the imposition upon the Seller of any material condition in connection with the issuance, renewal, extension, replacement or modification of any Authorisation after the Determining Date that in either case establishes requirements for the design, construction, operation or maintenance of a Plant or of the Geothermal Reservoir Development that are materially more restrictive than the most restrictive requirements in effect as of the Determining Date for the Plant or Geothermal Reservoir Development (as applicable);

“Commissioning”: taking all steps necessary to put the Early Generation Facility, a Plant and the Transmission Interconnector, as appropriate, into operation, including carrying out tests prior to operation as specified in Part A of Schedule 4;

“Confidential Information”: has the meaning ascribed thereto in Clause 18.1;

“Connection Facilities”: the connection facilities to be installed by the Seller and KPLC, as specified in Part B of Schedule 2;

“Construction Bond”: for each Plant, an on-demand construction bond in the amount of one million United States Dollars (US$1,000,000) drawn on an internationally recognised bank;

“Construction Programme”: the programme for the design, procurement, construction, installation and commissioning of the Early Generation Facility and each Plant set out in Schedule 7, as from time to time adjusted by agreement of the Parties;

“Consumer Prices Index or CPI”: the index known as “The Consumer Prices Index for All Urban Consumers (CPI-U) for the US City Average for All Items 1982-84 = 100”, as published by the United States Department of Labor, Bureau of Labor Statistics, or such other index as the Parties may agree pursuant to Part D of Schedule 5 or such replacement index as may be determined by an Expert which replacement index shall take effect from such date as the Expert shall determine;

“Contracted Early Generation Capacity”: the capacity of the Early Generation Facility at the reference conditions specified in paragraph 1.2(b)(ii) of Part A of Schedule 2 being at the Signature Date twelve (12) MW or such other amount as may be determined from time to time pursuant to Clauses 9.8, 9.10 and 9.11;

“Contracted Early Generation Capacity Test”: a test of the normal full-load capacity of the Early Generation Facility carried out in accordance with the requirements of paragraph 3(b)(ii) of Part A of Schedule 4;

“Contracted Plant Capacity” or “Contracted Capacity”: for each Plant, the capacity of such Plant at the reference conditions specified in paragraph 1.2(b)(ii) of Part A of Schedule 2 being at the Signature Date, (i) for the First Plant forty-eight (48) MW, for the Second Plant thirty-six (36) MW, for the Third Plant, sixteen (16) MW), and, for the Fourth Plant, the capacity stated in the Notice(s) of Fourth Plant Exercise (up to fifty (50) MW) or, (ii) such other amount as may be agreed or determined from time to time pursuant to Clauses 5.4, 9.8A, 9.8B, 9.8C, 9.10 and 9.11;

“Contracted Plant Capacity Test”: a test of the normal full load capacity of a Plant carried out in accordance with the requirements of paragraph 3(b)(ii) of Part A of Schedule 4;

“Daily Liquidated Damages Sum”: an amount of US$0.50 per kW of Contracted Early Generation Capacity or, for each Plant, Contracted Plant Capacity of such Plant, as the case may be;

“Declared Capacity”: in respect of a Settlement Period, with respect to the Early Generation Facility, the Early Generation Capacity or, with respect to a Plant, its Plant Capacity (as the case may be) declared by the Seller to be Available for that Settlement Period in accordance with the Operating and Despatch Procedure;

“Default”: with respect to the Early Generation Facility or a Plant, any one or more of the events occurring with respect to the Early Generation Facility or such Plant, as the case may be, specified in Clauses 16.1 and 16.2;

“Default Rate”: two (2) percentage points above LIBOR;

“Delay Period of the Second Plant”: in circumstances where both (i) the Full Commercial Operation Date of the Second Plant occurs after the Required Full Commercial Operation Date of the Second Plant for reasons attributable to Seller, and (ii) the CPI of the third month prior to the month in which the Full Commercial Operation Date of the Second Plant occurs is greater than the CPI of the third month prior to the month in which the Required Full Commercial Operation Date of the Second Plant occurs, shall mean the period between the Required Full Commercial Operation Date of the Second Plant and the Full Commercial Operation Date of the Second Plant;

“Delay Period of the Third Plant”: in circumstances where both (i) the Full Commercial Operation Date of the Third Plant occurs after the Required Full Commercial Operation Date of the Third Plant for reasons attributable to Seller, and (ii) the CPI of the third month prior to the month in which the Full Commercial Operation Date of the Third Plant occurs is greater than the CPI of the third month prior to the month in which the Required Full Commercial Operation Date of the Second Plant occurs, shall mean the period between the Required Full Commercial Operation Date of the Third Plant and the Full Commercial Operation Date of the Third Plant;

“Delay Period of the Fourth Plant”: in circumstances where both (i) the Full Commercial Operation Date of the Fourth Plant occurs after the Required Full Commercial Operation Date of the Fourth Plant for reasons attributable to Seller, and (ii) the CPI of the third month prior to the month in which the Full Commercial Operation Date of the Fourth Plant occurs is greater than the CPI of the third month prior to the month in which the Required Full Commercial Operation Date of the Second Plant occurs, shall mean the period between the Required Full Commercial Operation Date of the Fourth Plant and the Full Commercial Operation Date of the Fourth Plant;

“Delivery Point”: each of the points of common coupling on KPLC’s System at which the Net Electrical Output from the Early Generation Facility or a Plant (as the case may be) is delivered and shall be the points specified in Part E of Schedule 2;

“Despatch Instruction”: prior to the Full Commercial Operation Date of the First Plant, an instruction given by KPLC to the Seller in relation to the operation of the Early Generation Facility in accordance with Clause 8.3 and from the Full Commercial Operation Date of a Plant, an instruction given by KPLC to the Seller in relation to the operation of such Plant in accordance with Clause 8.3;

“Determining Date”: shall mean, with respect to the Geothermal Reservoir Development and the First Plant, November 5, 1998, with respect to the Second and Third Plants, March 29, 2011, and, with respect to the Fourth Plant, the date of this Third Amended and Restated Power Purchase Agreement;

“DIN”: Deutsches Institut für Normung (German standards institute);

“Early Generation Availability”: the ability of the Early Generation Facility over a period of time, to deliver electricity to KPLC’s System at the Delivery Point and the terms “Available” and “Unavailable”, as used in the context of the Early Generation Facility, shall be construed accordingly;

“Early Generation Capacity”: the capacity of the Early Generation Facility, expressed in MW to generate and deliver electricity at the Delivery Point assuming the continued connection and proper operation of KPLC’s System;

“Early Generation Cessation Date”: has the meaning ascribed thereto in Clause 6.1A;

“Early Generation Commercial Operation Date”: the date specified as such by the Seller in accordance with Clause 7.9;

“Early Generation Commercial Operation Tests”: the respective tests to be carried out on the Early Generation Facility, as specified in paragraph 3 of Part A of Schedule 4;

“Early Generation Commissioning Date”: the date specified in the Construction Programme as the target date for the start of Commissioning of the Early Generation Facility, or such earlier date as the Seller may specify by notice to KPLC not less than thirty (30) days before such earlier date subject to KPLC’s agreement to such earlier date which agreement shall not be unreasonably withheld;

“Early Generation Facility”:the generating facility with the Contracted Early Generation Capacity described in paragraph 4 of Part A of Schedule 2, including the Seller’s 33 kV interconnection to the Early Generation Interconnection Point and all transformers and associated equipment, relay and switching equipment, and protective devices (adjusted to the settings agreed between KPLC and the Seller pursuant to paragraph 4 Part A of Schedule 4) and all safety equipment;

“Early Generation Facility Tests”: the Contracted Early Generation Capacity Test and Reliability Run Test;

“Early Generation Interconnection Point”: the physical point where the Early Generation Facility and KPLC’s transmission Interconnector are connected as specified in Part E of Schedule 2;

“Early Generation Long Stop Commercial Operation Date”: the date twenty-one (21) months after the Effective Date or such other date as may be determined pursuant to the provisions of this Agreement;

“Early Generation Site”: the land on which the Early Generation Facility shall be located prior to the Full Commercial Operation Date;

“Effective Date”: has the meaning ascribed thereto in Clause 3.1;

“Emergency”: a condition or situation that, in the sole but reasonable opinion of KPLC, does materially and adversely, or is likely to materially and adversely (i) affect the ability of KPLC to maintain a safe, adequate and continuous electrical service to its customers, having regard to the then current standard of electrical service provided to its customers, or (ii) present a physical threat to persons or property for the security, integrity or reliability of KPLC’s System;

“Energy Charges”: the amounts payable by KPLC in respect of the Net Electrical Output as specified in Parts A and B Schedule 5;

“Establishment Date of the First Plant”: the date by which the last of the following activities and events have occurred (except, with respect to subclauses (ii), (iii) and (iv), to the extent waived by the benefiting Party):

(i)

the Amended and Restated Power Purchase Agreement of January 19, 2007 and the Olkaria III Project Security Agreement of January 19, 2007 have been duly executed and delivered by the Parties after receipt of all necessary approvals;

(ii)	the initial Letter of Credit for the First Plant has been issued in its full amount in favour of and delivered to the Seller;

(iii)	the Construction Bond for the First Plant has been issued in its full amount in favour of and delivered to KPLC, as described in Clause 3.6 hereto; and

(iv)

the Electricity Regulatory Commission will have approved KPLC’s application for pass through of the component of the Capacity Charges provided under Parts A and B of Schedule 5, or as may be otherwise agreed by KPLC and approved by the Electricity Regulatory Commission.

“Establishment Date of the Second Plant”: the date by which the last of the following activities and events have occurred (except, with respect to subclauses (ii) through (iv), to the extent waived by the benefiting Party):

(i)

the Second Amended and Restated Power Purchase Agreement and the Amended and Restated Olkaria III Project Security Agreement have been duly executed and delivered by the Parties after receipt of all necessary approvals;

(ii)

the Energy Regulatory Commission, and any other necessary GOK Authority, will have issued an amendment and extension of the original term of the Seller’s Electricity Production License to June 30, 2040;

(iii)	the initial Letter of Credit for the Second Plant has been issued in its full amount in favour of and delivered to the Seller; and

(iv)	the Construction Bond for the Second Plant has been issued in its full amount in favour of and delivered to KPLC, as described in Clause 3.6 hereto.

“Establishment Date of the Third Plant”: the date by which the last of the following activities and events have occurred (except, with respect to subclauses (ii) through (iv), to the extent waived by the benefiting Party):

(i)	the Notice of Third Plant Exercise has been issued by Seller and delivered to KPLC;

(ii)	the Establishment Date of the Second Plant has occurred;

(iii)	the Securitization Milestone has been achieved with respect to the Third Plant; and

(iv)	the Construction Bond for the Third Plant has been issued in its full amount in favour of and delivered to KPLC as described in Clause 3.6 hereto.

“Establishment Date of the Fourth Plant”: the date by which the last of the following activities and events have occurred (except, with respect to subclause (iv) and (vi), to the extent waived by the benefiting Party):

(i)	the Initial Notice of Fourth Plant Exercise has been issued by Seller and delivered to KPLC;

(ii)	the Energy Regulatory Commission has issued an amendment and extension of the Electric Power Generation License incorporating the Fourth Plant in a form agreed by the Seller;

(iii)	NEMA and any other necessary Governmental Authorities have issued required approvals for the establishment of the Fourth Plant;

(iv)	the GOK has issued an amendment to the GOK Letter incorporating the Fourth Plant in a form agreed by the Seller;

(v)	Seller’s lenders have approved the Fourth Plant expansion, and

(vi)	the Construction Bond for the Fourth Plant has been issued in its full amount in favour of and delivered to KPLC as described in Clause 3.6 hereto.

If a Subsequent Notice of Fourth Plant Exercise is issued to increase the Contracted Capacity in accordance with Section 9.8C, the Establishment Date of the Fourth Plant with respect to the additional Units of the reconfigured Fourth Plant as described under such Subsequent Notice of Fourth Plant Exercise shall be the date by which the last of the above activities and events have occurred with respect to the additional Units of the reconfigured Fourth Plant in order to incorporate such additional Unit(s) in the reconfigured Fourth Plant (except, with respect to subclauses (iv) and (vi), to the extent waived by the benefiting Party), and, with respect to such additional Units of the reconfigured Fourth Plant, the above references shall be considered to refer to the Subsequent Notice of Fourth Plant Exercise.

“Event”: has the meaning ascribed thereto in Part D of Schedule 5;

“Event of Default”: a failure by KPLC or the Seller to remedy a Default with respect to a Plant in accordance with Clause 16.4;

“Expert”: a person appointed in accordance with the provisions of Clause 19.3;

“Financing Agreements”: the agreements relating to the provision of finance for the construction of a Plant to be entered into between the Seller and banks or other financial institutions;

“Financial Projections”: means the financial model submitted to the Energy Regulatory Commission by the Seller;

“First Plant”: means the forty eight (48) MW plant described in Part A of Schedule 2 which was constructed prior to and is under operation as of the Signature Date;

“Force Majeure”: has the meaning ascribed thereto in Clause 15.1;

“Fourth Plant”: means the plant described in the Notice(s) of Fourth Plant Exercise (including its Metering System);

“Full Commercial Operation Date”: for a Plant, the date specified as such by the Seller with respect to such Plant ((including pursuant to an Initial Notice of Fourth Plant Exercise or a Subsequent Notice of Fourth Plant Exercise, according to the case) in accordance with Clause 7.10;

“Functional Specification”: the respective functional specifications for the Early Generation Facility and each Plant as set out in Part A of Schedule 2;

“Geothermal Reservoir Development”: the works and operations required to be carried out pursuant to Clauses 5.10 and 5.10A;

“GOK”: The Government of the Republic of Kenya;

“GOK Letter”: means the letter issued by the GOK dated as of June 18, 2012 and addressed to the Seller and its lenders and any amendment to, supplement to, or substitution of such letter as may be agreed by GOK and the Seller from time to time;

“Good Faith Dispute Procedure”: means the procedure for resolution of disputes or differences described in Clause 19.1;

“Governmental Authority”: GOK, GOK owned or controlled corporations or governmental agency, division or department or other authority including regional or local authorities of Kenya;

“GWh”: gigawatt hour being one thousand (1000) MWh;

“IEC”: International Electrotechnical Commission;

“IEEE”: Institute of Electrical and Electronic Engineers;

“ISO”: International Organisation for Standardisation;

”Initial Notice of Fourth Plant Exercise”: has the meaning ascribed thereto in Clause 9.8C;

“Interconnection Point”: the point of interconnection between the Transmission Interconnector and KPLC’s Connection Facilities as specified in Part E of Schedule 2;

“KenGen”: the Kenya Electricity Generating Company Limited;

“KPLC’s Connection Facilities”: the equipment and facilities relating to the 220 kV substation at Olkaria II specified in Part B of Schedule 2;

“KPLC’s System”: the high voltage transmission system operated by KPLC, and the distribution system(s) and ancillary electrical plant and equipment connected to such transmission system;

“KPLC’s Transmission Interconnector”: the 33 kV interconnector specified in Part A of Schedule 2 connecting the Early Generation Interconnection Point to KPLC’s System;

“kV”: kilovolt, one thousand (1000) Volts;

“kW”: kilowatts, one thousand (1000) Watts;

“kWh”: kilowatt hour, one thousand (1000) Watt hours;

“Legal Requirement”: any statute, law, regulation or other legislation, or any decree, order or directive of any Governmental Authority having jurisdiction in respect of this Agreement or either Party, or any Project Agreement;

“Letter of Credit”: has the meaning ascribed to each of the Letters of Credit for the First Plant, the Second Plant and the Third Plant in the Amended and Restated Olkaria III Project Security Agreement;

“LIBOR”: in respect of any day, the offered rate for Unites States Dollars quoted by Barclays Bank plc London or such other bank as the Parties shall from time to time agree, to prime banks in the London Interbank Market at 11:00 hours (London time) for a deposit of a principal sum equivalent to the sum in question for a period commencing on such day and ending seven (7) days later provided that if the said rate is not quoted on any day the rate last quoted shall be used;

“Licence Area”: that area marked on Figure 1 of Schedule 2 Part A for indicative purposes only being that area of land in the Universal Transverse Mercator (UTM) Grid Zone 37, located on Map Series Y731 (D.O.S 423) Sheets 133/3 and 133/4, Sakutiek and Longonot, published by GOK in 1975, enclosed by straight lines joining adjacent points having the following co-ordinates:

East (metres)	North (metres)
129 000	9 901 100
129 000	9 903 100
196 400	9 903 100
196 400	9 900 000
193 900	9 900 000

“Long Stop Appraisal Works Start Date”: the date three (3) months after the Effective Date;

“Long Stop Construction Start Date”: the date twenty-seven (27) months after the Effective Date or such other date as may be determined pursuant to the provisions of this Agreement;

“Long Stop Drilling Works Start Date”: the date by which the drilling rig has arrived at the License Area and its installation has commenced, which, for the Second Plant, is nine (9) months after the Establishment Date for the Second Plant, and, if additional drilling works are determined necessary for the Third Plant by Seller, for the Third Plant, is nine (9) months after the Establishment Date for the Third Plant, or, in each case, such other date as may be determined pursuant to the provisions of this Agreement;

“Long Stop Date”: any of the Early Generation Long Stop Commercial Operation Date, the Long Stop Appraisal Works Start Date, the Long Stop Construction Start Date, the Long Stop Effective Date, the Long Stop Drilling Works Start Date for the Second Plant, the Long Stop Drilling Works Start Date for the Third Plant, the Long Stop Full Commercial Operation Date for the First Plant, the Long Stop Full Commercial Operation Date for the Second Plant, the Long Stop Full Commercial Operation Date for the Third Plant, and the Long Stop Full Commercial Operation Date for the Fourth Plant;

“Long Stop Effective Date”: the date eighteen (18) months after November 5, 1998 being the signature date of the Original Power Purchase Agreement;

“Long Stop Full Commercial Operation Date”: for the First Plant the date falling thirty-six (36) months after the Establishment Date of the First Plant, for the Second Plant, the date falling fifty-four (54) months after the Establishment Date of the Second Plant, for the Third Plant, the date falling fifty-four (54) months after the Establishment Date of the Third Plant, and, for the Fourth Plant (or reconfigured Fourth Plant, according to the case) as described in a Notice of Fourth Plant Exercise, the date falling thirty-six (36) months after the Establishment Date of the Fourth Plant relevant to such notice, each subject to an extension, at the Seller’s option, on a day by day basis for each day of Force Majeure, and for each day to the extent by which a failure by (i) KPLC to perform any of its obligations under the PPA or (ii) GOK to perform any of its obligations under the GOK Letter, delays the Seller from achieving Full Commercial Operation prior to such date;

“Main Metering Equipment”: prior to the Full Commercial Operation Date of the First Plant, the main metering equipment for metering and monitoring the operation and output of the Early Generation Facility as supplied and installed by the Seller as specified in Part D of Schedule 2, and, with respect to each Plant, from the Full Commercial Operation Date of such Plant, the main metering equipment for metering the output of the Plant as supplied and installed by the Seller as specified in Part D of Schedule 2;

“Metering Party”: has the meaning ascribed thereto in Clause 12.1;

“Metering System”: prior to the Full Commercial Operation Date of the First Plant, equipment for metering and monitoring the operation and output of the Early Generation Facility, and, with respect to each Plant, from the Full Commercial Operation Date of such Plant, equipment for metering and monitoring the operation and output of such Plant as specified in Parts D and E of Schedule 2, which in all cases shall consist of the Main Metering Equipment, the Back-Up Metering Equipment and all associated equipment;

“MOE”: the Ministry of Energy of the Republic of Kenya;

“MW”: megawatt, one thousand (1000) kW;

“MWh”: megawatt hour, one thousand (1000) kWh;

“Net Electrical Output”: prior to the Full Commercial Operation Date of the First Plant, electricity generated by the Early Generation Facility and delivered to KPLC at the Delivery Point, and from the Full Commercial Operation Date of a Plant, for each Plant, electricity generated by such Plant and delivered to KPLC at the Delivery Point of such Plant, in all cases net of all consumption (including imports and the Seller’s Steam Field Facilities) and of losses before the relevant Delivery Point, or (where the context so requires) a quantity (in kWh) of electricity so delivered;

“Non-Default Rate”: LIBOR;

“Non-Metering Party”: has the meaning ascribed thereto in Clause 12.2;

“Notice of Limited Reservoir Capacity”: the notice that may be given by the Seller to KPLC pursuant to Clause 5.7;

“Notice of Third Plant Exercise”: has the meaning ascribed thereto in Clause 9.8B;

”Notice(s) of Fourth Plant Exercise”: shall mean each of the Initial Notice of Fourth Plant Exercise and any Subsequent Notice of Fourth Plant Exercise, as each is described in Clause 9.8C;

“Olkaria I”: the geothermal power station and site owned by KenGen and known as ‘Olkaria I’;

“Olkaria II”: the geothermal power station and site owned by KenGen and to be known as ‘Olkaria II’;

“Operating Characteristics”: the respective performance and operating characteristics of the Early Generation Facility or each Plant for which values are specified in the Functional Specification;

“Operating and Despatch Procedures”: the procedures set out in Part C of Schedule 4 and such further procedures as shall apply pursuant to Clauses 8.4 and 8.5;

“Operating and Maintenance Agreement”: the agreement entered into by the Seller for the operation and maintenance of the Early Generation Facility and the Plants;

“Operating Period”: for each Plant, the period from Full Commercial Operation Date of such Plant until the end of the Term with respect to such Plant;

“Operating Year”: for each Plant, a period of one (1) year beginning on the Full Commercial Operation Date of such Plant or any anniversary thereof;

“Parties”: KPLC and the Seller and “Party” means either of them;

“Planned Maintenance”: maintenance of the Early Generation Facility or the Plant (as the case may be), which has been planned in accordance with Clause 9.3, or where the context admits, the period allowed or the dates planned for such maintenance;

“Plant”: all or any of the First Plant, the Second Plant, the Third Plant and the Fourth Plant, as the context may require;

“Plant Availability”: for each Plant, the ability of such Plant over a particular period of time, to deliver electricity to KPLC’s System at the Plant’s Delivery Point, and the terms “Available” and “Unavailable” as used in the context of each Plant shall be construed accordingly;

“Plant Capacity”: the capacity of a Plant, expressed in MW, to generate and deliver electricity at the Delivery Point assuming the continued connection and proper operation of KPLC’s System;

“Plant Commercial Operations Tests”: the respective tests to be carried out on a Plant, as specified in paragraph 3 of Part A of Schedule 4;

“Plant Commissioning Date”: for each Plant, the date specified in its Construction Programme as the target date for the start of Commissioning of such Plant, or such earlier date as the Seller may specify by notice given to KPLC not less than thirty (30) days before such earlier date subject to KPLC’s agreement to such earlier date which agreement shall not be unreasonably withheld;

“Project Agreements”: the Operating and Maintenance Agreement, the Site Agreement, Steam Field Facilities Agreements, and the Turnkey Construction Agreements;

“Prudent Operating Practice”: in relation to either Party, standards of practice obtained by exercising that degree of skill, diligence, prudence and foresight which could reasonably be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances;

“Rated Capacity”: the respective electrical output ratings of the Early Generation Facility and of each Plant as set forth in Part F of Schedule 2;

“Reliability Run Test”: has the meaning ascribed thereto in paragraph 3(b)(I) and 3(b)(iii) Schedule 4;

“Remedial Programme”: has the meaning ascribed thereto in Clause 16.4(a)(ii);

“Required Early Generation Commercial Operation Date”: the date eighteen (18) months after the Effective Date or such other date as may be determined in accordance with this Agreement;

“Required Full Commercial Operation Date”: for the First Plant, the date twenty (20) months and two (2) weeks after the Establishment Date of the First Plant, for the Second Plant, the date thirty six (36) months after the Establishment Date of the Second Plant, for the Third Plant, the date which is forty two (42) months after the Establishment Date of the Third Plant, and, for the Fourth Plant, the date which is twenty (20) months and two (2) weeks after the relevant Establishment Date of the Fourth Plant, each subject to extension, at the Seller’s option, on a day by day basis for each day of Force Majeure, and for each day by the extent to which a failure by (i) KPLC to perform any of its obligations under the PPA or (ii) GOK to perform any of its obligations under the GOK Letter delays the Seller from achieving Full Commercial Operation prior to such date;

“Reservoir”: the subsurface body of hot water and steam located under the Licence Area;

“SCADA”: Supervisory Control and Data Acquisition;

“Second Plant”: means the thirty-six (36) MW plant described in Part A of Schedule 2 and including its Metering System;

“Securitization Milestone”: the execution and issuance to Seller of securities and guaranties (such as, but not limited to, International Development Association (IDA) backed letters of credit and Multilateral Investment Guaranty Agency (MIGA) risk guaranties providing satisfactory coverage of political and commercial risk at reasonable commercial rates) from entities and in a form and contents agreeable to Seller and its lenders, whose total cost to Seller, for the Second Plant, shall not exceed Seller’s costs with respect to the Letters of Credit for the First Plant, and, for the Third Plant (and, if applicable, the Fourth Plant), on a pro rata basis, and, as may be necessary, the execution of associated required changes to this Agreement and to the Amended and Restated Olkaria III Project Security Agreement;

“Seller’s Connection Facilities”: the Connection Facilities installed by the Seller in accordance with Parts B and C of Schedule 2;

“Seller’s Steam Field Facilities”: the Steam Field Facilities installed by the Seller pursuant to this Agreement;

“Settlement Period”: a period of thirty (30) minutes beginning on the hour or the half-hour;

“Signature Date”: the date of this Agreement;

“Site”: the land on which a Plant shall be installed by its Full Commercial Operation Date;

“Site Agreement”: the agreement dated November 5, 1998 between the GOK and the Seller permitting the Seller to acquire such rights in the Licence Area as shall enable the Seller to perform its obligations under this Agreement;

“Steam Field Facilities”: equipment, plant and facilities above ground and underground, including wells, used in connection with the exploration, appraisal, development and operation of geothermal reservoirs for electricity generation;

“Steam Field Facilities Agreements”: the agreements entered into by the Seller or its affiliated companies for the development, construction and maintenance of the Steam Field Facilities and for Geothermal Reservoir Development.

”Subsequent Notice of Fourth Plant Exercise”: has the meaning ascribed thereto in Clause 9.8C;

“System Characteristics”: has the meaning ascribed thereto in paragraph 4.3(a) of Part A of Schedule 2;

“Target Effective Date”: the date three (3) months after the date of the original Power Purchase Agreement of November 5, 1998 or such other date as the Parties may have agreed;

“Target Establishment Date”: For the First Plant, January 19, 2007, for the Second Plant, October 30, 2010, for the Third Plant, the date which is one month after the date of the Notice of Third Plant Exercise, and, for the Fourth Plant, the date which is one month after the date of the relevant Notice of Fourth Plant Exercise;

“Taxes and Duties”: all forms of taxation, impost, levy or duty (including without limitation, value added tax) imposed pursuant to the laws of the Republic of Kenya in respect of the sale of electricity or on the purchase, import and use or consumption of any real property, services, plant, equipment or materials used in connection therewith or in respect of the right or act of making capacity available or producing, delivering or transmitting electricity which result directly or indirectly in an increase or decrease in the construction, financing, operation or maintenance costs of the Seller in performing its obligations under this Agreement provided that for the avoidance of doubt Taxes and Duties do not include any form of taxation, impost, levy or duty imposed on the income of the Seller upon which income tax is chargeable under section 3(2) of the Income Tax Act CAP 470 as the same may be modified, amended or replaced from time to time;

“TEMA”: Tubular Exchanger Manufacturers Association;

“Term”: with respect to a Plant, the period from the Signature Date until expiry of this Agreement in accordance with Clause 2.2 or earlier termination of this Agreement in respect of such Plant;

“Third Plant”: means the plant described in the Notice of Third Plant Exercise and including its Metering System;

“Transfer Amount”: has the meaning ascribed thereto in Clause 16.9, ;

“Transfer Notice”: is defined in Clause 16.9;

“Transmission Interconnector”: the high voltage interconnector specified in Parts B and C of Schedule 2;

“Turnkey Construction Agreements”: the agreements entered into by the Seller or its affiliated companies for the construction of the Early Generation Facility and the Plants;

“Unit”: a binary energy converter, including associated equipment, as comprised in a Plant or the Early Generation Facility as specified in Part A of Schedule 2;

“United States Dollars” or US$”: the lawful currency of the United States of America for the time being and from time to time;

“Unit Commercial Operation Tests”: the tests to be carried out on each of the Units as specified in paragraph 2 of Part A of Schedule 4;

“Unit Tests”: the tests to be carried on each of the Units as specified in paragraph 1 of Part A of Schedule 4 and the Unit Commercial Operation Tests;

“Volt”: the unit of electrical potential as defined in the International Standards Organisation standard ISO 1000:1992 Specification for SI Units and Recommendations for Use of Their Multiples and of Certain Other Units;

“Watts”: the unit of electrical power defined as one (1) joule per second as defined in International Standards Organisation standard ISO 1000:1992 Specification for SI Units and Recommendations for Use of Their Multiples and of Certain Other Units;

“Watt Hours”: three thousand six hundred (3600) joules as defined in International Standards Organisation standard ISO 1000:1992 Specification for SI Units and Recommendations for Use of Their Multiples and of Certain Other Units;

“Week”: a period of seven (7) days beginning on a Monday;

1.2	Interpretation: In this Agreement, unless the context otherwise requires:

(a)	reference to a business day is a reference to any day which is not a Saturday, Sunday or recognised public holiday in the Republic of Kenya;

(b)	reference to a day or a month is a reference to a calendar day or calendar month;

(c)	references to Clauses, Schedules, Paragraphs and Figures are references to clauses, schedules, paragraphs and figures of and to this Agreement;

(d)

words in the singular shall be interpreted as referring to the plural and vice versa, and words denoting natural persons shall be interpreted as referring to corporations and any other legal entities and vice versa;

(e)	a requirement that a payment to be made on a day which is not a business day shall be construed as a requirement that the payment be made on the next business day;

(f)	in the event of a conflict between the Clauses and the Schedules, the Clauses shall prevail save for Schedule 10 which Schedule shall prevail;

(g)	the term “including” shall be construed without limitation;

(h)	headings are for convenience only and shall not affect the construction of the Agreement;

Clause 2:     Scope and Duration

2.1	Scope: The Seller shall:

(i)	perform its obligations contained in the Appraisal Programme;

(ii)	conduct the Geothermal Reservoir Development;

(iii)	design, procure, construct, finance, test, and commission the Transmission Interconnector;

(iv)	design, procure, construct, finance, test, commission, operate and maintain the Early Generation Facility and the First Plant;

(v)	seek to make available the Contracted Early Generation Capacity in compliance with the Operating Characteristics;

(vi)	design, procure, construct, finance, test, commission, operate and maintain the Second and Third Plants and, pursuant to a Fourth Plant Exercise Notice, the Fourth Plant;

(vii)	seek to make available the Contracted Plant Capacity of each constructed Plant in compliance with the Operating Characteristics;

(viii)	sell the Net Electrical Output to KPLC in accordance with and subject to the terms and conditions of this Agreement.

The Parties hereby acknowledge that, as of the date hereof, all of the obligations, requirements and arrangements under Sub clauses (i) through (v) above have been satisfied in full.

KPLC shall purchase and pay for Available Early Generation Capacity and Available Plant Capacity and Net Electrical Output for each Plant, in accordance with and subject to the terms and conditions of this Agreement.

In the case of issuance of a Subsequent Notice of Fourth Plant Exercise for the addition of Unit(s), then, until such time (if any) that the Full Commercial Operation Date is achieved for the reconfigured Fourth Plant, the terms of this Agreement with respect to the original Fourth Plant shall remain unaffected, and each of the Party’s respective obligations shall continue to be performed with respect to the then existing Fourth Plant and its Units. If the Full Commercial Operation Date is achieved for the reconfigured Fourth Plant, the performance of the Parties’ respective obligations with respect to the Fourth Plant under the terms of this Agreement shall be with respect to the reconfigured Fourth Plant.

2.2         Term of Agreement: This Agreement shall come into force on the Signature Date and shall continue in force until the latter of the following dates, unless earlier terminated or extended in accordance with its terms:

2.2.1         the obligations of the Parties with respect to the First Plant, including the period for purchase by and sale of electricity to KPLC from the First Plant shall expire on December 31, 2033, provided, however, that if the Second Plant does not achieve Full Commercial Operation by the Long Stop Full Commercial Operation Date of the Second Plant, such obligations shall expire on January 8, 2029;

2.2.2         the obligations of the Parties with respect to the Second Plant, including the period for purchase by and sale of electricity to KPLC from the Second Plant shall expire twenty (20) years after the Full Commercial Operation Date of the Second Plant;

2.2.3         the obligations of the Parties with respect to the Third Plant, including the period for purchase by and sale of electricity to KPLC from the Third Plant shall expire twenty (20) years after the Full Commercial Operation Date of the Third Plant; and

2.2.4         the obligations of the Parties with respect to the Fourth Plant, including the period for purchase by and sale of electricity to KPLC from the Fourth Plant shall expire twenty (20) years after the Full Commercial Operation Date of the Fourth Plant which was achieved pursuant to the Initial Notice of Fourth Plant Exercise. For the avoidance of doubt, even if a Subsequent Notice of Fourth Plant Exercise is issued in accordance with Section 9.8C, the period for the purchase by and sale of electricity to KPLC from the Fourth Plant shall expire twenty (20) years after the Full Commercial Operation Date of the original Fourth Plant.

2.3         Extension: The Term may be extended, subject to agreement in writing by the Parties to such extension prior to its expiry, and on such terms as the Parties shall agree.

Without derogating from any of the requirements (as applicable) for governmental approvals, not later than 2031 Seller and KPLC shall negotiate the extension of one or more of the above periods for sales and purchase of electricity at terms to be agreed, including a reasonable tariff. The Parties shall conduct and conclude such negotiations within a period which shall end at the earlier of the conclusion of definitive documentation for such sales and purchase, or the end of the first quarter of 2032, in good faith and in a manner which shall provide preferential treatment for such extension, sales to and purchase by KPLC. If the Parties do not conclude definitive documentation by the end of the first quarter of 2032, or if they mutually agree not to do so prior, Seller shall have the right to conduct negotiations for sales to third parties.

2.4

Regulatory Approvals: The Parties acknowledge that the original Power Purchase Agreement dated 5 November 1998, the First Supplemental Agreement dated 21 July 2000, the Second Supplement Agreement dated 17 April 2003, the Amended and Restated Power Purchase Agreement dated January 19, 2007, the Second Amended and Restated Power Purchase Agreement dated March 29, 2011, and this Third Amended and Restated Power Purchase Agreement were each approved by the Energy Regulatory Commission in accordance with the legal requirements, on diverse dates, as per the approvals attached hereto as Schedule 11.

Clause 3:     Conditions Precedent and Security

3.1

Conditions: Except for the Parties’ respective obligations in Clauses 3.2, 14.3 and 16.7 or as otherwise provided herein, the Parties’ obligations hereunder shall commence on the date (the “Effective Date”) on which the last of the conditions in Parts A and B of Schedule 6 have been satisfied in accordance with Clause 3.2.

3.2

Seller’s Conditions: The Seller shall use all reasonable endeavours to satisfy the conditions in Part A of Schedule 6 and to comply with the condition in Part B of Schedule 6 by the Target Effective Date and KPLC shall use all reasonable endeavours to assist the Seller in obtaining the Authorisations specified in paragraph (ii) of Part A of Schedule 6, provided that:

3.2.1         if the Seller fails to achieve the Target Effective Date the Seller shall continue to use all reasonable endeavours to satisfy the conditions in Part A of Schedule 6 and to comply with the condition in Part B of Schedule 6 by the Long Stop Effective Date.

3.2.2         the Seller shall diligently attempt to obtain all Authorisations which diligence shall include:

(i)

full and timely compliance with all procedural requirements relating to the issue of such Authorisation, and with all Legal Requirements which relate to the activities of the Seller within the Republic of Kenya; and

(ii)	pursuing all reasonably available procedures for appealing against or challenging the grounds upon which such Authorisation is not issued; and

3.2.3         the Seller shall use all reasonable endeavours to enter into the Site Agreement.

3.3

Non-satisfaction: If any of the conditions referred to in Part A of Schedule 6 has not been satisfied, or the condition referred to in Part B of Schedule 6 has not been complied with by the Long Stop Effective Date, other than by reason of a breach by the Seller of its obligations under Clause 3.2, then either Party may terminate this Agreement.

3.4

Non-satisfaction involving a breach: If any of the conditions referred to in Part A of Schedule 6 has not been satisfied by the Long Stop Effective Date or any of the conditions referred to in Part B of Schedule 6 has not been complied with by reason of a breach by the Seller of its obligations under Clause 3.2, then KPLC may terminate this Agreement.

3.5	Bid Security:

(a)

On or around the Effective Date, the Seller shall provide to KPLC the Bid Security. The Bid Security shall be effective from the Signature Date to the earlier of the date on which the Seller provides to KPLC the Construction Bond and the date on which the Parties agree or an Expert determines, in accordance with Clause 5, that the Reservoir cannot support a Plant with a Contracted Plant Capacity of at least twenty-eight (28) MW.

(b)	If the Effective Date does not occur on or before the Long Stop Effective Date:

(i)	due to a failure under Clause 3.2 caused by the Seller not diligently attempting to obtain such Authorisation; or

(ii)	due to a failure by the Seller to use reasonable endeavours by the Long Stop Effective Date to satisfy the Conditions Precedent in Part A of Schedule 6,

then KPLC may take all steps necessary to obtain payment of the full amount of the Bid Security.

(c)	If the Seller:

(i)	has not commenced the Appraisal Works by the Long Stop Appraisal Works Start Date; or

(ii)	has failed to achieve the Early Generation Commercial Operation Date by the Early Generation Long Stop Commercial Operation Date; or

(iii)

has failed to provide KPLC with the Construction Bond within twenty-eight (28) days of the Parties having agreed or an Expert having determined, in accordance with Clause 5, that the Reservoir can support a Plant with a Contracted Capacity of at least twenty-eight (28) MW, then KPLC may take all steps necessary to obtain payment of the full amount of the Bid Security.

(d)          If KPLC does not claim payment of the full amount of the Bid Security pursuant to Clauses 3.4(b) and 4.5(c), the Bid Security will be returned by KPLC to the Seller on the later of the date on which the Seller provides to KPLC the Construction Bond and the date the Parties agree or an Expert determines, in accordance with Clause 5, that the Reservoir cannot support a Plant with a Contracted Plant Capacity of at least twenty-eight (28) MW.

3.6	Construction Bonds

(a)

Contemporaneous with, for the First Plant, the issuance of the initial Letter of Credit for the First Plant to the Seller, for the Second Plant, the issuance of the initial Letter of Credit for the Second Plant to the Seller, (as each Letter of Credit is defined in the Amended and Restated Olkaria III Project Security Agreement or as was agreed in writing otherwise by the Seller), and, for the Third Plant, the occurrence of the Securitization Milestone with respect to the Third Plant, as the case may be, the Seller shall provide to KPLC a Construction Bond with respect to such Plant.

(b)

Unless payment thereunder is earlier demanded by KPLC, the Construction Bond for a Plant shall continue in force until the issue by the independent engineer of a certificate under Clause 7.10 with respect to such Plant, in which event the Construction Bond shall lapse and shall be returned to the Seller and KPLC shall make no demand thereon.

(c)

If the Seller fails to achieve the Full Commercial Operation Date of a Plant by the Long Stop Full Commercial Operation Date of such Plant, then KPLC may take all steps necessary to obtain payment of the full amount of the Construction Bond provided with respect to such Plant.

(d)	In the event that the Seller does not provide to KPLC the Construction Bond pursuant to Clause 3.6(a) with respect to the Third Plant, KPLC shall:

(i)

Be entitled to withhold the monthly Capacity Payments due to the Seller with respect to the Second Plant equal to a sum of seven hundred and fifty thousand United States Dollars (US$750,000) (“Construction Security”);

(ii)

Deposit the Construction Security in an interest bearing account at a bank agreed between the Parties acting reasonably where the Construction Security shall be held until either the issue by the independent engineer of a certificate under Clause 7.10 with respect to the Third Plant in which event the Construction Security shall be returned with any interest which has accrued on that account to the Seller, or if the Seller fails to achieve the Full Commercial Operation Date of the Third Plant by the Long Stop Full Commercial Operation Date of the Third Plant, KPLC shall be entitled to retain the Construction Security net of all interest received by KPLC.

3.7	Satisfaction of Requirements

The Parties hereby acknowledge that, as of the date hereof, all of the obligations, requirements and arrangements under Clauses 3.1 through 3.5 above and under Clause 3.6 with respect to the First, Second and Third Plants have been satisfied in full, and each of the Effective Date and the Full Commercial Operation Date of each of the First, Second and Third Plants has already occurred.

Clause 4:     Site

4.1	Site Agreement: Prior to the Effective Date the Seller shall enter into the Site Agreement.

4.2

Land owned by GOK: Pursuant to the Site Agreement, the Seller shall procure from the Governmental Authority an interest in or over the land owned by the Governmental Authority within the Licence Area as is necessary for the Seller to meet its obligations under this Agreement including the construction of the Early Generation Facility and the Plants and the conduct of the Appraisal Works.

4.3

Land not owned by GOK: In the event that the Seller requires an interest in or over land not owned by the Governmental Authority within the Licence Area, the Seller shall first diligently attempt to procure such interest from the owner of the land. For the purposes of this Clause 4.3, “diligently” shall include pursuing all reasonably available procedures for obtaining such interest, including the offer of a rent or purchase price which a person carrying out the Seller’s activities would reasonably expect to pay for such an interest. If the Seller can demonstrate to GOK that such interest cannot be so procured within one hundred and twenty (120) days, the Seller shall pursuant to the Site Agreement require GOK to acquire such land for the Seller at the Seller’s cost. The Seller shall forthwith procure from the owner of the land an interest in or over the land as is necessary for it to meet its obligations under this Agreement.

4.4

Seller’s Obligations: The Seller shall perform its obligations under and observe all the terms of all agreements entered into between the Seller and GOK or the Seller and other owners of land for the purposes of this Clause 4 (collectively referred to as “Land Agreements”). The Seller shall not:

(i)	terminate or permit the termination of the Land Agreements;

(ii)	in any material respect depart from, or waive or fail to enforce any rights it may have under the Land Agreements;

(iii)	enter into any agreement, document or arrangement which would materially affect the interpretation or application of the Land Agreements unless the relevant document or proposed course of action has been notified in writing to KPLC and there has been no objection by KPLC. For the purposes of this Clause 4, the failure by the Seller to enter into a Land Agreement or the termination of a Land Agreement shall not constitute Force Majeure.

4.5	Satisfaction of Requirements:

The Parties hereby acknowledge that, as of the date hereof, all of the obligations, requirements and arrangements under Clauses 4.1 through 4.3 above have been satisfied in full.

Clause 5:     Geothermal Reservoir Appraisal and Development

5.1	The Seller’s Obligation: The Seller shall carry out the Appraisal Works in accordance with the Appraisal Programme and Prudent Operating Practice.

5.2

Monitoring: KPLC shall be entitled at its own cost to monitor the progress of the Appraisal Works and the Seller will provide such access, information and assistance to KPLC as KPLC reasonably requires for it to carry out such function, including, without limitation, providing reasonable notice of the spudding of wells, copies of geo-scientific and well log data (and interpretative work in relation thereto).

5.3

Construction Programme: The Seller may, before the end of the Appraisal Period, in the light of the results of the Appraisal Works, provide to KPLC a revised Construction Programme for the First Plant. Any such revised Construction Programme must provide for the Full Commercial Operation Date of the First Plant to occur on or before the Required Full Commercial Operation Date of such Plant.

5.4

Contracted Plant Capacity: The Seller may, in the light of the results of the Appraisal Works, at any time before the end of the Appraisal Period, by notice to KPLC increase the Contracted Plant Capacity to an amount, not exceeding one hundred (100) MW or decrease its Contracted Plant Capacity to an amount, not less than twenty-eight (28) MW, as can, subject to the installation of necessary Steam Field Facilities, be supported by the Reservoir on the basis that:

(a)	each Plant is operated at ninety-six per cent (96%) of its proposed revised Contracted Plant Capacity throughout the Term; and

(b)

at any time the Reservoir can sustain a continuous steam flow of at least one hundred and twenty per cent (120%) of the steam flow required for each Plant to operate continuously, subject to Planned Maintenance, at one hundred per cent (100%) of the revised Contracted Plant Capacity.

The Seller’s notice under this Clause 5.4 shall be accompanied by a detailed report which provides the Seller’s justification for the increased Contracted Plant Capacity and contains all relevant supporting evidence and data.

5.4A	Co-ordinating Committee: The Parties acknowledge that it is in their interests to share information regarding the geothermal resource at Olkaria and recognising this interest the Parties shall participate in a co-ordinating committee to facilitate the exchange of information.

5.5

Dispute over revised Contracted Plant Capacity: If KPLC disputes the proposed revised Contracted Plant Capacity of the First Plant notified by the Seller pursuant to Clause 5.4 it may notify the Seller within twenty-eight (28) days of the Seller’s notice of such dispute and thereafter the matter may be referred by either Party to an Expert who shall determine whether the proposed revised Contracted Plant Capacity of the First Plant can be supported on the basis specified in Clause 5.4. In the event that the matter is referred to an Expert, the Required Full Commercial Operation Date and the Long Stop Full Commercial Operation Date of the First Plant shall be extended by the period during which the Expert is making his determination.

5.6

Effective date of change: A change in the Contracted Plant Capacity of the First Plant shall take effect after the expiry of twenty-eight (28) days following the Seller’s notice under Clause 5.4 provided that KPLC has not served a notice to the Seller pursuant to Clause 5.5. If KPLC so serves a notice a change in the Contracted Plant Capacity of the First Plant shall take effect from the date of the Expert’s determination provided that the Expert determines that the Seller’s proposed revised Contracted Plant Capacity of the First Plant can be supported as aforesaid.

5.7

Limited Reservoir Capacity: The Seller may, at any time after completion of the Appraisal Programme and before the end of the Appraisal Period, serve a notice of limited reservoir capacity (“Notice of Limited Reservoir Capacity”) on KPLC if the Seller reasonably believes, in the light of the results of the Appraisal Works, that the Reservoir cannot, on the basis of the assumptions referred to in Clause 5.4, support a Contracted Plant Capacity of at least twenty-eight (28) MW throughout the Term. The Seller’s notice under this Clause 5.7 shall be accompanied by a detailed report which provides the Seller’s justification for its belief that the Reservoir cannot support a Contracted Plant Capacity of at least twenty-eight (28) MW and contains all relevant supporting evidence and data.

5.8

Dispute over Notice of Limited Reservoir Capacity: KPLC may within 2 months of receiving a notice from the Seller under Clause 5.7 serve a notice on the Seller if it disputes the Notice of Limited Reservoir Capacity, in which event the matter shall be referred to an Expert who shall determine the Contracted Plant Capacity which can be supported by the Reservoir throughout the Term. In the event that the matter is referred to an Expert, the Required Full Commercial Operation Date and the Long Stop Full Commercial Operation Date shall be extended by the period during which the Expert is making his determination.

5.9

Failure to Agree: If KPLC does not serve a notice under Clause 5.8 or, following such a notice, the Expert determines that the Reservoir cannot support a Contracted Plant Capacity of at least twenty-eight (28) MW throughout the Term, the Parties shall meet and discuss whether they can agree terms for the construction of a Plant with a Contracted Plant Capacity greater than the Contracted Early Generation Capacity but less than twenty-eight (28) MW. If the Parties have not reached agreement by the later of six (6) months after the service of the Seller’s notice under Clause 5.7 and two (2) months after the date of the Expert’s determination, the Seller shall continue to operate the Early Generation Facility and KPLC shall continue to meet its payment and other obligations in accordance with this Agreement.

5.10

Geothermal Reservoir Development I: The Seller shall, in accordance with Prudent Operating Practice, install, maintain and operate such Steam Field Facilities as are necessary to ensure that at any time, prior to the Early Generation Cessation Date or throughout the Term (as the case may be), the Reservoir can sustain a continuous steam flow of at least one hundred and twenty per cent (120%) of the steam required for the Early Generation Facility to operate continuously subject to Planned Maintenance, at one hundred per cent (100%) of the Contracted Early Generation Capacity.

5.10A	Geothermal Reservoir Development II: The Seller shall, in accordance with Prudent Operating Practice, install, maintain and operate such Steam Field Facilities as are necessary to ensure that at any time, throughout the Term the Reservoir can sustain a continuous steam flow of at least one hundred and twenty per cent (120%) of the steam required for each Plant to operate continuously subject to Planned Maintenance, at one hundred per cent (100%) of its Contracted Plant Capacity provided that if the Reservoir cannot sustain such steam flow, the Seller shall forthwith notify KPLC and the Parties shall meet in good faith to agree new criteria of the steam flow required and in the absence of such agreement, the matter shall be referred to an Expert for determination.

5.11	Steamfield Appraisal Records: Any notice given by the Seller under Clause 5.4 or Clause 5.7 shall be accompanied by all records relating to the Appraisal Works.

5.12	Satisfaction of Requirements:

The Parties hereby acknowledge that, as of the date hereof, all of the obligations, requirements and arrangements under Clauses 5.1 through 5.10 and under Clause 5.11 above have been satisfied in full (aside from Clause 5.4A which is a continuing obligation), and that the Contracted Plant Capacity of the First Plant was determined pursuant to the Appraisal Works and the Appraisal Programme at 48 MW, the Contracted Plant Capacity of the Second Plant has been determined at 36 MW, the Contracted Plant Capacity of the Third Plant has been determined at 16 MW under the Notice of Third Plant Exercise, and the Contracted Plant Capacity of the Fourth Plant shall be determined (up to 50 MW) under the Notice(s) of Fourth Plant Exercise.

Clause 6:     Construction

6.1	Seller’s Responsibility: The Seller shall design, furnish, construct and install in accordance with the Construction Programme:

(a)

the Early Generation Facility and each Plant so as to comply in all material respects with the Functional Specification, the System Characteristics and the relevant provisions of Part B of Schedule 2; and

(b)	the Transmission Interconnector so as to comply in all material respects with the specification for such Transmission Interconnector in Part B of Schedule 2 and the System Characteristics.

6.1A	Early Generation Cessation Date: Prior to commencement of the Plant Commercial Operations Test for the First Plant, the Seller shall notify KPLC of a date on which the Early Generation Facility shall cease to be operated at the Early Generation Site (“Early Generation Cessation Date”). From the Early Generation Cessation Date, the Seller shall keep KPLC informed of the Seller’s progress in installing the Early Generation Facility at the Site. The Parties acknowledge that the Seller shall be unable to deliver electricity to KPLC for the period commencing from the Early Generation Cessation Date to the date of commencement of the Plant Commercial Operations Tests of the First Plant, Seller shall have no obligation to produce energy or make capacity available during this period, and KPLC shall not be required to make any payments to the Seller in respect to this period.

6.2

KPLC’s Responsibility: KPLC shall design, furnish, construct and install KPLC’s Connection Facilities in accordance with the Construction Programme and so as to comply in all material respects with the specification for such facilities as specified in Part B of Schedule 2.

6.3

Information: Each Party shall keep the other Party informed of the progress of the design, furnishing, construction and installation of the facilities to be installed by it pursuant to Clause 6.1 or 6.2, and every month shall provide a written progress report in respect thereof.

6.4

Local Contracts: The Seller shall, where possible, award contracts to contractors with existing operations in Kenya and suppliers of materials and services while existing operations in Kenya provided that the quality, delivery times, costs, reliability and other terms are comparable to those offered by foreign contractors and/or suppliers.

6.5	Monitor Progress: The Seller shall:

(a)

ensure that KPLC and any representative appointed by KPLC are afforded reasonable access to the Early Generation Site and the Site upon giving the Seller reasonable notice provided that such access does not materially interfere with the construction works or expose any person on the Early Generation Site or the Site to any danger;

(b)

make available for inspection at the Early Generation Site and the Site copies of all plans and designs other than any proprietary information of the Seller or any sub-contractor in relation to the construction or any part thereof; and

(c)

within six months of the Early Generation Commercial Operation Date and of a Full Commercial Operation Date, supply KPLC with one set of reproducible copies and five sets of white print copies (or equivalent) of all “as built” plans and designs required for the operation and maintenance of the Early Generation Facility and the relevant Plant.

6.6	Disclaimer: The Seller:

(a)

accepts that any engineering review or inspection conducted by KPLC pursuant to Clause 6.5 is solely for its own information and accordingly by conducting such review or inspection KPLC makes no representation as to the engineering soundness of the Early Generation Facility and any Plant;

(b)

shall in no way represent to any third party that, as a result of any review or inspection by KPLC, KPLC is responsible for the engineering soundness of the Early Generation Facility and any Plant; and

(c)

shall, subject to the other provisions of this Agreement, be solely responsible for the economic and technical feasibility, operational capacity and reliability of the Early Generation Facility and each Plant.

6.7

Failure to Achieve Full Commercial Operation Date by Required Full Commercial Operation Date: If the Full Commercial Operation Date of a Plant has not occurred by its Required Full Commercial Operation Date (otherwise than due to Force Majeure or default by KPLC or GOK pursuant to the GOK Letter) then:

(a)

for each day occurring after the date which is 14 (fourteen) days after the Required Full Commercial Operation Date for a Plant and before the Full Commercial Operation Date of such Plant, the Seller shall pay monthly, in arrears, to KPLC the Daily Liquidated Damages Sum up to a total aggregate sum of three million United States Dollars (US$3,000,000); and

(b)

the Seller shall have no further liability to KPLC in respect of such delay and payment by the Seller to KPLC under this Clause 6.7 shall constitute KPLC’s sole and exclusive remedy for the Seller’s failure to achieve the Required Full Commercial Operation Date with respect to such Plant.

6.8	Long Stop Dates for the Early Generation Facility and the First Plant: If, other than by reason of Force Majeure or default by KPLC:

(a)	the Seller has not commenced the Appraisal Works by the Long Stop Appraisal Works Start Date; or

(b)	the Seller failed to achieve the Early Generation Commercial Operation Date by the Early Generation Long Stop Full Commercial Operation Date; or

(c)

where, pursuant to the results of the Appraisal Works under Clause 5, it has been determined that the Reservoir can support a Contracted Plant Capacity of at least twenty-eight (28) MW, the Seller has not commenced construction of the First Plant by the Long Stop Construction Date for the First Plant; or

(d)

where, pursuant to the results of the Appraisal Works under Clause 5, it has been determined that the Reservoir can support a Contracted Plant Capacity of at least twenty-eight (28) MW, the Full Commercial Operation Date of the First Plant has not occurred by the Long Stop Full Commercial Operation Date for the First Plant,

KPLC may terminate this Agreement by notice to the Seller within two (2) months of the occurrence of the relevant Long Stop Date. Such termination shall be without prejudice to any rights accrued due to either party at the date of termination.

6.8A      Long Stop Dates for the Second Plant: If, other than by reason of Force Majeure or default by KPLC or GOK pursuant to the GOK Letter:

(a)	the Seller has not commenced drilling works for the Second Plant by the Long Stop Drilling Works Start Date for the Second Plant; or

(b)	the Seller failed to achieve the Full Commercial Operation Date for the Second Plant by the Long Stop Commercial Operation Date for the Second Plant,

KPLC may terminate the obligations of the Parties under this Agreement solely with respect to the Second Plant by notice to the Seller within two (2) months of the occurrence of the relevant Long Stop Date. Such termination shall be without prejudice to any rights accrued due to either party with respect to the Second Plant at the date of termination.

Such Seller failure shall not be a Seller Event of Default under Clause 16.1 or otherwise for the purposes of this Agreement and any such termination of the obligations of the Parties under this Agreement with respect to the Second Plant shall not affect the Parties’ respective rights and obligations with respect to the First Plant, which shall continue to bind each of them.

6.8B       Long Stop Dates for the Third Plant: If, other than by reason of Force Majeure or default by KPLC or GOK pursuant to the GOK Letter:

(a)	the Seller has not commenced drilling works for the Third Plant by the Long Stop Drilling Works Start Date for the Third Plant; or

(b)	the Seller failed to achieve the Full Commercial Operation Date for the Third Plant by the Long Stop Full Commercial Operation Date for the Third Plant,

KPLC may terminate the obligations of the Parties under this Agreement solely with respect to the Third Plant by notice to the Seller within two (2) months of the occurrence of the relevant Long Stop Date. Such termination shall be without prejudice to any rights accrued due to either party with respect to the Third Plant at the date of termination.

Such Seller failure shall not be a Seller Event of Default under Clause 16.1 or otherwise for the purposes of this Agreement and any such termination of the obligations of the Parties under this Agreement with respect to the Third Plant shall not affect the Parties’ respective rights and obligations with respect to the First and Second Plants, which shall continue to bind each of them.

6.8C       Long Stop Dates for the Fourth Plant:

(a)

If, other than by reason of Force Majeure or default by KPLC or GOK pursuant to the GOK Letter, the Seller failed to achieve the Full Commercial Operation Date for the Fourth Plant by the Long Stop Full Commercial Operation Date for the Fourth Plant, as described in the Initial Notice of Fourth Plant Exercise, KPLC may terminate the obligations of the Parties under this Agreement solely with respect to the Fourth Plant by notice to the Seller within two (2) months of the occurrence of the Fourth Plant Long Stop Full Commercial Operation Date.

(b)

If, other than by reason of Force Majeure or default by KPLC or GOK pursuant to the GOK Letter, the Seller failed to achieve the Full Commercial Operation Date for the reconfigured Fourth Plant by the Long Stop Full Commercial Operation Date relating to the additional Fourth Plant Units described in a Subsequent Notice of Fourth Plant Exercise (being such Units which were not described in the Initial Notice of Fourth Plant Exercise), if the reconfigured Fourth Plant inclusive of such additional Fourth Plant Units does not achieve the subsequent Fourth Plant Full Commercial Operation Date, KPLC may terminate the obligations of the Parties under this Agreement solely with respect to the additional, untested Fourth Plant Units. Any such termination of the additional Fourth Plant Units subject of the Subsequent Notice of Fourth Plant Exercise shall only affect such additional Units, and shall be without prejudice to any rights accrued due to either party with respect to the Fourth Plant described in the Initial Notice of Fourth Plant Exercise and its Units at the date of termination; and

(c)

Any such Seller failure as described in subsections (a) and (b) above shall not be a Seller Event of Default under Clause 16.1 or otherwise for the purposes of this Agreement, and any such termination of the obligations of the Parties under this Agreement with respect to the Fourth Plant or any of its Units shall not affect the Parties’ respective rights and obligations with respect to the First, Second, and Third Plants, nor, in the case of a termination of additional Units described in a Subsequent Notice of Fourth Plant Exercise, shall it affect the Parties’ respective rights and obligations with respect to the Fourth Plant and its Units described in the Initial Notice of Fourth Plant Exercise which have achieved the Full Commercial Operation Date, which shall continue to bind each of them.

6.9

Satisfaction of Requirements: The Parties hereby acknowledge that as of the date hereof, all of the obligations, requirements and arrangements under Clauses 6.1, through 6.5, 6.7, and 6.8 with respect to the Appraisal Works, the Early Generation Facility, the First Plant, the Second Plant, and the Third Plant have been satisfied in full.

Clause 7:     Commissioning and Testing

7.1

The Seller’s Obligations: The Seller shall, subject to Clause 7.2, test and Commission the Early Generation Facility and a Plant in accordance with the Commissioning and testing procedures (including test tolerances and criteria) set out in Part A of Schedule 4 and the further procedures agreed or determined pursuant to Clause 7.5 and 7.5A and in accordance with the Prudent Operating Practice.

7.2

Transmission Interconnector Commissioning and Testing: The Seller shall test and Commission the Transmission Interconnector and other facilities specified in Part B of Schedule 2 in accordance with the Commissioning and testing procedures (including test tolerances and criteria) set out in Part A of Schedule 4 and the further procedures agreed or determined pursuant to Clause 7.5 and 7.5A and in accordance with the Prudent Operating Practice. The Seller shall before Commissioning of the First Plant commences procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the testing of the Transmission Interconnector has been satisfactorily completed and that it is available for commercial operation.

7.3

Notifications: The Seller will give KPLC not less than thirty (30) days’ notice of the date of commencement of the respective Commissioning of the Transmission Interconnector, the Early Generation Facility and a Plant and not less than fifteen (15) days’ notice of the date of the respective testing (except for routine construction tests) of the Transmission Interconnector, the Early Generation Facility and a Plant, provided that the Seller may postpone any such date by giving KPLC not less than the seven (7) days notice of the postponed date.

7.4

KPLC attendance: KPLC shall have the right to attend each occasion on which a test of the Transmission Interconnector, the Early Generation Facility and a Plant is being conducted, and to witness the test, and to receive within fifteen (15) days after the test a copy of the test reports which shall be prepared by the Seller.

7.5

Detailed procedures I: The Parties shall, not later than ninety (90) days before the Early Generation Commissioning Date, agree (or failing such agreement an Expert shall determine) detailed procedures consistent with best international practice for testing and Commissioning the Early Generation Facility in accordance with, and consistent with, Part A of Schedule 4.

7.5A	Detailed procedures II: The Parties shall, not later than ninety (90) days before the Plant Commissioning Date of a Plant, agree (or failing such agreement an Expert shall determine) detailed procedures consistent with best international practice for testing and Commissioning the Transmission Interconnector and such Plant (and Units) in accordance with, and consistent with Schedules 2 and 4.

7.6

KPLC’s Transmission Interconnector and KPLC’s Connection Facilities: KPLC shall complete the installation, testing and Commissioning of KPLC’s Transmission Interconnector no later than sixteen (16) months after the Effective Date. KPLC shall complete the installation, testing and Commissioning of KPLC’s Connection Facilities for the First Plant no later than seventeen (17) months and two weeks after the Establishment Date for the First Plant. KPLC shall complete the installation or upgrading (as necessary), testing and Commissioning of KPLC’s Connection Facilities to accommodate the additional capacity of the Second Plant and of the Third Plant (as applicable) no later than seventeen and a half (17.5) months of the respective Establishment Date of such Plant, provided, however, that, in case the Seller shall notify KPLC in writing that it anticipates to complete such Plant earlier than its then scheduled Full Commercial Operation Date, KPLC shall complete such works by the later of (i) 12 months from such Seller notice, and (ii) 17.5 months of the Establishment Date for such Plant. KPLC shall complete the installation or upgrading (as necessary), testing and Commissioning of KPLC’s Connection Facilities to accommodate the additional capacity of the Fourth Plant no later than two (2) months prior to the Required Full Commercial Operation Date of such Plant, provided, however, that in case the Seller shall notify KPLC in writing that it anticipates to complete such Plant earlier than its then scheduled Full Commercial Operation Date, the parties shall mutually endeavour to accommodate such acceleration.

7.7

KPLC Cooperation: KPLC will cooperate with the Seller so as to enable the Seller to Commission and test the Transmission Interconnector and each Unit in accordance with this Clause 7 and in particular will authorise connection to KPLC’s System and despatch the Unit to the extent reasonably required by the Seller for such purpose and in accordance with the procedures in Part A of Schedule 4 and agreed or determined under Clauses 7.5 and 7.5A.

7.8

Retesting: Where any test (including a test arranged under this Clause) of the Transmission Interconnector or of a Unit is not completed satisfactorily in accordance with Schedule 4, the Seller may arrange a further test by giving KPLC not less than seventy-two (72) hours notice and such test shall be conducted by the Seller in accordance with the foregoing provisions of this Clause.

7.9

Early Generation Commercial Operations Tests: Following completion of the Unit Commercial Operations Tests of the Early Generation Facility, the Seller shall conduct the Early Generation Commercial Operations Tests. Upon satisfactory completion of the Early Generation Facility Operations Tests, the Seller shall procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the Early Generation Facility’s testing has been so completed and that the Early Generation Facility is available for commercial operation. The Early Generation Commercial Operation Date shall be the date occurring immediately after the day on which the Early Generation Facility has passed the Early Generation Commercial Operations Tests.

7.10	Plant Commercial Operations Tests:

(a)

First Plant: Following completion of the Unit Commercial Operations Tests, conducted after the reinstallation of the Early Generation Facility Units at the Site (if necessary), the Seller shall conduct the Plant Commercial Operations Tests for the First Plant. Upon satisfactory completion of the Plant Commercial Operations Tests for the First Plant, the Seller shall procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the Plant’s testing has been so completed and that the Plant is available for full commercial operation. The Seller shall upon issue of the certificate notify KPLC of a date (the “Full Commercial Operation Date of the First Plant”) being a date no later than twenty-one (21) days after the date of the notice. The Seller shall not notify KPLC of the Full Commercial Operation Date of the First Plant until such time as the Early Generation Facility has been reinstalled and the First Plant has passed the Plant Commercial Operations Tests.

(b)

Second Plant: Following completion of the Unit Commercial Operations Tests, conducted after the reenergizing of the First Plant Units at the Site (if necessary), the Seller shall conduct the Plant Commercial Operations Tests for the Second Plant. Upon satisfactory completion of the Plant Commercial Operations Tests for the Second Plant, the Seller shall procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the Second Plant’s testing has been so completed and that the Second Plant is available for full commercial operation. The Seller shall upon issue of the certificate notify KPLC of a date (the “Full Commercial Operation Date of the Second Plant”) being a date no later than twenty-one (21) days after the date of the notice. The Seller shall not notify KPLC of the Full Commercial Operation Date of the Second Plant until such time as the First Plant has been reenergized (as necessary) and the Second Plant has passed the Plant Commercial Operations Tests.

(c)

Third Plant: Following completion of the Unit Commercial Operations Tests, conducted after the reenergizing of the First and Second Plant Units at the Site (if necessary), the Seller shall conduct the Plant Commercial Operations Tests for the Third Plant. Upon satisfactory completion of the Plant Commercial Operations Tests for the Third Plant, the Seller shall procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the Third Plant’s testing has been so completed and that the Third Plant is available for full commercial operation. The Seller shall upon issue of the certificate notify KPLC of a date (the “Full Commercial Operation Date of the Third Plant”) being a date no later than twenty-one (21) days after the date of the notice. The Seller shall not notify KPLC of the Full Commercial Operation Date of the Third Plant until such time as the First and Second Plants have been reenergized (as necessary) and the Third Plant has passed the Plant Commercial Operations Tests.

(d)

Fourth Plant: With respect to the Fourth Plant as described in the Initial Notice of Fourth Plant Exercise, following completion of the Unit Commercial Operations Tests, conducted after the reenergizing of the First, Second and Third Plant Units at the Site (if necessary), the Seller shall conduct the Plant Commercial Operations Tests for the Fourth Plant. Upon satisfactory completion of the Plant Commercial Operations Tests for the Fourth Plant, the Seller shall procure that the certificate of an independent engineer, approved by KPLC, is issued, addressed to KPLC and the Seller, certifying that the Fourth Plant’s testing has been so completed and that the Fourth Plant is available for full commercial operation. The Seller shall upon issue of the certificate notify KPLC of a date (the “Full Commercial Operation Date of the Fourth Plant”) being a date no later than twenty-one (21) days after the date of the notice. The Seller shall not notify KPLC of the Full Commercial Operation Date of the Fourth Plant until such time as the First, Second and Third Plants have been reenergized (as necessary) and the Fourth Plant has passed the Plant Commercial Operations Tests.

If a Subsequent Notice of Fourth Plant Exercise is issued, the above testing regime shall be performed for the reconfigured Fourth Plant, including the procurement of an independent engineer certificate certifying that the reconfigured Fourth Plant’s testing has been completed and that the reconfigured Fourth Plant is available for full commercial operation, and Seller issuance of a certificate notifying KPLC of a revised Full Commercial Operation Date for the reconfigured Fourth Plant, being a date no later than twenty-one days after the date of such notice. The Seller shall not notify KPLC of the revised Full Commercial Operation Date of the reconfigured Fourth Plant until such time as the prior existing Units of the Fourth Plant have been reenergized and the reconfigured Fourth Plant has passed the Plant Commercial Operations Tests;

(e)

Plant Interruptions: The Parties recognize that, for a limited period, Seller may not be able to deliver electricity to KPLC from all or some of the then existing Plant(s) at the time of Commissioning and Testing of a new Plant or, in the case of a Subsequent Notice of Fourth Plant Exercise, additional Units. The Seller shall keep KPLC informed of any need to disconnect or cease deliveries during the Commissioning and Testing period(s) of each new Plant or Units, which may occur for a period of up to no more than 14 days (or a longer period as may be mutually agreed) for each such Commissioning and Testing. In the case of such Plant(s) interruption, Seller shall have no obligation to produce energy or make capacity available during such period, nor shall the same be considered an Availability Failure or computed to the detriment of Seller with respect to meeting Availability requirements or as part of maintenance allowances described in Schedule 3 hereto, and KPLC shall not be required to make any payments to the Seller in respect to energy or capacity which is not provided by the interrupted Plant(s) during the interruption.

7.11

Payment during Early Generation Facility Testing: KPLC shall pay Energy Charges to the Seller in accordance with Part A of Schedule 5 for all Net Electrical Output supplied by the Early Generation Facility after the Early Generation Commissioning Date and prior to the Early Generation Commercial Operation Date.

7.11A	Payment during Plant testing: KPLC shall pay Energy Charges to the Seller in accordance with Part B of Schedule 5 for all Net Electrical Output supplied by a Plant prior to its Full Commercial Operation Date.

7.12

Transfer of Transmission Interconnector: Upon the issue of the certificate of the independent engineer referred to in Clause 7.2 the Seller shall transfer to KPLC all right, title and interest in the Transmission Interconnector, all technical drawings, data and material related to it and all intellectual property rights (whether such rights be registered, unregistered or registrable) necessary for KPLC to enjoy free and unencumbered use of it, free of all charges and encumbrances together with the benefit of any designers’ and manufacturers’ warranties.

7.13

KPLC failure to complete KPLC’s Connection Facilities or KPLC’s Transmission Interconnector: In the event that the Seller is unable to undertake the Commissioning and/or testing of a Plant (including, pursuant to an Initial Notice of Fourth Plant Exercise or a Subsequent Notice of Fourth Plant Exercise, according to the case) solely due to a failure by KPLC to complete its facilities by, as applicable, the Required Early Generation Commercial Operation Date or with respect to each Plant, its respective Required Full Commercial Operation Date, KPLC shall pay to the Seller monthly (and pro-rated for any proportion of the month), in arrears, an amount, as applicable, which is equal, with respect to the Early Generation Facility, to the Capacity Payment based on the Contracted Early Generation Capacity or, with respect to the affected Plant, the Contracted Plant Capacity of such Plant (as the case may be).

7.14

Seller’s failure to complete the Transmission Interconnector or the Interconnection of the Early Generation Facility: For the avoidance of doubt, in the event that the Seller does not undertake the Commissioning and/or testing of one or more Units due to its failure to complete the connection to the Early Generation Facility or the Transmission Interconnector in accordance with KPLC design standards and criteria, KPLC shall not be liable for the payment of the Capacity Payments and Energy Charges and Clauses 6.7 and 6.8 shall apply until such time as the Seller has completed the interconnection to the Early Generation Facility or the Transmission Interconnector (as the case may be).

7.15	Satisfaction of Requirements:

The Parties hereby acknowledge that as of the date hereof, all of the obligations, requirements and arrangements under Clauses 7.1 through 7.14 with respect to the Early Generation Facility, and the First, Second, and Third Plants, including KPLC’s Transmission Interconnector, have been satisfied in full.

Clause 8:     Operating and Despatch Procedures

8.1

Operation: The Seller shall during the Term operate the Early Generation Facility and each Plant in a manner consistent with Prudent Operating Practice, in compliance with the Despatch Instructions and on the basis of the System Characteristics.

8.2

Notification: In accordance with the Operating and Despatch Procedures and any procedures agreed or specified by KPLC under Clauses 8.4 and 8.5, the Seller shall keep KPLC informed by regular daily declarations, together with prompt declarations of any changes, of the Available Early Generation Capacity and Available Plant Capacity of each Plant (as the case may be) and any impairment of the Early Generation Facility’s or of any Plant’s Operating Characteristics (as the case may be) provided that during Planned Maintenance of the Early Generation Facility or of any Plant, the Early Generation Facility or such Plant (as the case may be) shall be deemed to be declared unavailable unless the Seller makes a contrary declaration.

8.3

Despatch Instructions: KPLC shall issue Despatch Instructions consistent with the Functional Specification, including the System Characteristics, prevailing declarations of Availability and any impairment of Operating Characteristics and despatch constraints, and in accordance with the Operating and Despatch Procedures and any procedures agreed under Clause 8.4 and Clause 8.5, and shall seek to ensure that KPLC’s System complies with and does not deviate from the System Characteristics.

8.4

Further procedures I: The Parties shall not later than the Early Generation Commissioning Date, agree in respect of the Early Generation Facility (in accordance with and consistent with the Operating and Despatch Procedures and all other terms of this Agreement) such further procedures as shall be necessary in accordance with Prudent Operating Practice for the despatch of the Early Generation Facility and operational communications between the Parties. Any further procedures not agreed by the Parties by the Early Generation Commercial Operation Date shall be specified by KPLC in accordance with Prudent Operating Practice.

8.5

Further procedures II: The Parties shall, not later than the Plant Commissioning Date for the First Plant agree in respect of such Plant (in accordance with and consistent with the Operating and Despatch Procedures and all other terms of this Agreement) such further procedures (if any) as shall be necessary in accordance with Prudent Operating Practice for the despatch of the First Plant and operational communications between the Parties. Any further procedures not agreed by the Parties by the Full Commercial Operation Date of the First Plant shall be specified by KPLC in accordance with Prudent Operating Practice. The despatch procedures and procedures for operational communications established with respect to the First Plant shall be applied to each of the Second Plant, the Third Plant and the Fourth Plant, with modifications as may be required and mutually agreed.

8.6

Over-generation: For any Plant, in the event that the Seller over a period of four (4) or more successive Settlement Periods delivers to KPLC electricity in excess of the Despatch Instructions with respect to such Plant, KPLC may by notice require the Seller to comply with Despatch Instructions and if such excess delivery continues, the Seller shall notwithstanding the provisions of Clause 10.2 not be entitled to receive the Energy Charges in respect of any excess delivery.

8.7

Under-generation: For any Plant, in the event that the Seller fails to notify KPLC of a reduction in Declared Capacity for the Early Generation Facility or a Plant, and the Early Generation Facility or such Plant, as applicable, delivers to KPLC electricity over a period of four (4) or more successive Settlement Periods which is less than the quantity required by the Despatch Instructions for the Early Generation Facility or for such Plant (as applicable) (“Under-Generation”), KPLC may by notice require the Seller to remedy such under-generation within the following two (2) Settlement Periods (i.e. within one (1) hour) and to comply with the Despatch Instructions. If the Early Generation Facility or Plant (as applicable) continues such Under-Generation, for subsequent Settlement Periods in which under-generation is continuing the Seller’s Declared Capacity with respect to the Early Generation Facility or such Plant (as applicable) shall be deemed to equal to twice the Net Electrical Output of the Early Generation Facility or such Plant (as applicable).

8.8

Notice: Any notice given by KPLC under Clauses 8.6 and 8.7 shall be given in writing and delivered by facsimile to the Seller at the address, and marked for the attention of the person, specified in Schedule 8 or such other address or person from time to time designated by the Seller and such notice shall be deemed to be received upon confirmation of uninterrupted transmission by a transmission report provided that such notice shall be confirmed by letter sent by hand or post, but without prejudice to the original facsimile notice.

Clause 9:     Maintenance and Repair

9.1

The Seller’s obligation I: The Seller shall maintain and repair each Plant in accordance with Prudent Operating Practice and the relevant Applicable Engineering, Environmental and Safety Codes and Standards during such Plant’s Operating Period. Notwithstanding any other provisions of this Agreement, any changes to the Applicable Engineering, Environmental and Safety Codes and Standards after the relevant Determining Date shall not require the Seller to alter or amend the Plant, unless expressly requested to do so by KPLC and consented to by the Seller, or required pursuant to a Legal Requirement.

9.1A	The Seller’s obligations II: The Seller shall maintain and repair the Early Generation Facility in accordance with Prudent Operating Practice from the Early Generation Commissioning Date for the Term or until the Early Generation Cessation Date or the Full Commercial Operation Date, whichever is the earlier, unless this Agreement is terminated earlier.

9.2	Planned Maintenance: The Seller shall be entitled to withdraw each Plant from operation for maintenance and inspection each year for periods not exceeding those specified in Schedule 3.

9.3	Planned Maintenance Programme: The programme of Planned Maintenance for each Operating Year shall be established as follows with respect to each Plant:

(a)	the Seller shall not later than ninety (90) days before the start of each Operating Year submit to KPLC proposed dates for Planned Maintenance in that year;

(b)

KPLC may, within thirty (30) days after receiving the Seller’s proposed dates, notify the Seller of alternative dates which KPLC prefers, in which case the Parties shall consult and the Seller shall use reasonable endeavours to accommodate KPLC’s proposal;

(c)

not less than thirty (30) days before the start of the relevant Operating Year the Seller shall issue a final programme (including dates) for Planned Maintenance in accordance with the agreement reached by consultation under Clause 9.3(b) provided that where no agreement was reached then KPLC’s alternative dates shall prevail, to the extent that such alternative dates do not result in the Seller incurring unreasonable costs;

(d)

the scheduled maintenance allowance shall be calculated in accordance with Part A or Part B of Schedule 3 (as the case may be), using the Planned Maintenance schedule agreed pursuant to Clauses 9.3(a), (b) and (c).

9.4

Changes to Programme: The Parties shall cooperate and use their reasonable endeavours to accommodate any reasonable request by either Party to reschedule any Planned Maintenance for any Plant in any Operating Year.

9.5

Maintenance Outages: Without prejudice to Clause 9.1 and subject to applicable notification requirements under the Operating and Despatch Procedures, nothing in this Agreement shall oblige the Seller to take a Unit out of operation at the start of the relevant period specified in the relevant programme for Planned Maintenance nor prevent the Seller from returning a Unit to operation before the end of such period.

9.6

Other Outages: Nothing in this Agreement shall prevent the Seller from carrying out maintenance or repair of the Early Generation Facility or any Plant (and taking one or more Units out of operation for this purpose) at times other than during Planned Maintenance where such maintenance or repair cannot, in accordance with Prudent Operating Practice, be deferred to the next scheduled Planned Maintenance of such Unit or upon the occurrence of any outage.

9.7

KPLC maintenance: KPLC shall in accordance with Prudent Operating Practice maintain and repair KPLC’s Connection Facilities, and shall seek to coordinate the timing of such maintenance or repair with the Seller’s Planned Maintenance.

9.8

Revision to Contracted Early Generation Capacity: From the Early Generation Commercial Operation Date and prior to the Full Commercial Operation Date and not less than once in every period of twelve (12) months the Seller shall conduct a Contracted Early Generation Capacity Test on the Early Generation Facility. Following a Contracted Early Generation Capacity Test the Seller may revise the Contracted Early Generation Capacity to accord with the results of such test provided that the Contracted Early Generation Capacity of the Early Generation Facility may not be less than the Contracted Early Generation Capacity at the Signature Date.

9.8A	Revision to Contracted Plant Capacity: After the Full Commercial Operation Date of each Plant and not less than once in every period of twelve (12) months the Seller shall conduct a Contracted Plant Capacity Test on each such Plant. Following a Contracted Plant Capacity Test of a Plant the Seller may revise the Contracted Plant Capacity of such Plant to accord with the results of such test provided that the Contracted Plant Capacity of a Plant may not be less than ninety per cent (90%) of, for the First Plant, the Contracted Plant Capacity agreed at the end of the Appraisal Period, for the Second Plant, 36 MW, for the Third Plant, 16 MW, and, for the Fourth Plant, the Contracted Plant Capacity stated in the Notice(s) of Fourth Plant Exercise, nor greater than one hundred and ten per cent (110%) of each such amount, provided that the Reservoir can sustain the required steam flow. If the Reservoir cannot sustain such steam flow, the Seller shall forthwith notify KPLC and the Parties shall meet in good faith to agree new criteria of the steam flow required and in the absence of such agreement the matter shall be referred to an Expert for determination.

9.8B	Notice of Third Plant Exercise: At any time up to the date which is 54 months after the Establishment Date of the Second Plant, Seller shall determine if to undertake the performance of the Third Plant. If Seller chooses to undertake such works, it shall provide written notice to KPLC of its exercise of this option (“Notice of Third Plant Exercise”), as well as the Contracted Plant Capacity of such Third Plant (but not more than 16 MW), the type and sizing of each of its Units (including each Unit’s Rated Capacity for the purposes of Part F to Schedule 2). Upon issuance of a Notice of Third Plant Exercise, the Parties shall immediately exercise their best endeavours to fulfil and cause the fulfilment of the conditions for the Establishment Date for the Third Plant.

9.8C	Notice of Fourth Plant Exercise: At any time before the later of November 15, 2014 and 10 days after the Signature Date, Seller shall determine if to undertake the performance of the Fourth Plant. If Seller chooses to undertake such works, it shall provide written notice to KPLC of its exercise of this option (“Notice of Fourth Plant Exercise”), as well as the Contracted Plant Capacity of such Fourth Plant (but not more than 32 MW), the type and sizing of each of its Units (including each Unit’s Rated Capacity for the purposes of Part F to Schedule 2) (“Initial Notice of Fourth Plant Exercise”).

The Initial Notice of Fourth Plant Exercise may be replaced to increase the Contracted Plant Capacity of the Fourth Plant (but not more than a total aggregate, together with the Initial Notice of Fourth Plant Exercise, of 100 MW) by issuance of subsequent Notice(s) of Fourth Plant within one year of the original Establishment Date of the FourthPlant (“Subsequent Notice of Fourth Plant Exercise”). Each Initial Notice of Fourth Plant Exercise and Subsequent Notice of Fourth Plant Exercise is a “Notice of Fourth Plant Exercise”.

Upon issuance of a Notice of Fourth Plant Exercise, the Parties shall immediately exercise their best endeavours to fulfil and cause the fulfilment of the conditions for the Establishment Date for the Fourth Plant relevant to such notice. Pursuant to a Notice of Fourth Plant Exercise, KPLC shall ensure that KPLC's System is prepared and sufficient for the Commissioning, testing and operation of the Fourth Plant in accordance with the timetables included in such notice.

In the case of issuance of a Subsequent Notice of Fourth Plant Exercise for the addition of Unit(s), then, unless specifically agreed otherwise, the terms of this Agreement with respect to the original Fourth Plant configuration shall remain unaffected, and each of the Party’s respective obligations shall continue to be performed with respect to the then existing Fourth Plant and its Units until the achievement of the Full Commercial Operation Date for the reconfigured Fourth Plant. From and after the Full Commercial Operation Date is achieved for the reconfigured Fourth Plant, the obligations of the Parties with respect to the Fourth Plant, including for the delivery of Net Electrical Output, the payment of Energy Charges and Capacity Payments, the computation of the Fourth Plant’s Contracted Capacity, Declared Capacity, Operating and Despatch Procedures, maintenance allowances, and KPLC Despatch Instructions, shall relate to the reconfigured Fourth Plant.

9.9

Attendance at Test: The Seller shall give KPLC reasonable notice of its intention to conduct a Contracted Early Generation Capacity Test or a Contracted Plant Capacity Test (as the case may be) and KPLC shall be entitled to attend or send representatives to witness such test.

9.10

Additional Tests: In addition to the tests provided for in Clauses 9.8 and 9.8A, and subject to the provision of reasonable advance notice, the Seller may at any time and from time to time conduct a further test and the provisions of Clauses 9.8, 9.8A and 9.9 shall apply thereto, mutatis mutandis. KPLC shall have the right to call for a Contracted Early Generation Capacity Test in the case of an Availability Failure of the Early Generation Facility, or a Contracted Plant Capacity Test for a Plant in the case of an Availability Failure of such Plant (as the case may be) which continues for eight (8) consecutive Settlement Periods. Without prejudice to such right, for each of the Early Generation Facility and for each Plant KPLC may call for a test no more frequently than one hundred eighty (180) days from the previous test, and the provisions of Clauses 9.8, 9.8A and 9.9 shall apply thereto, mutatis mutandis. Notwithstanding the provisions of Clauses 9.8, 9.8A, 9.9 and 9.10, the Seller may, in its sole discretion, repeat, as soon as practicable and in any event within six (6) hours any test when such test was unsuccessful due to mechanical or electrical failure of the equipment provided that the Seller gives notice to KPLC of the repetition of a Contracted Early Generation Test or Contracted Plant Capacity Test (as the case may be) before or within fifteen (15) minutes of the conclusion of the previous test.

9.11

Availability Failure: If, within twenty-four (24) hours of an Availability Failure which continues for eight (8) consecutive Settlement Periods, KPLC calls for a Contracted Early Generation Capacity Test or Contracted Plant Capacity Test for the Plant which suffered the Availability Failure (as the case may be) pursuant to Clause 9.10 and such test demonstrates that the capacity available is less than the Contracted Early Generation Capacity or Contracted Plant Capacity of such Plant (as the case may be) then for the period beginning from the Settlement Period within which such Availability Failure occurred and ending when the Available capacity has been agreed or determined pursuant to the Contracted Early Generation Test or Contracted Plant Capacity Test for such Plant (as the case may be), the Contracted Early Generation Capacity or Contracted Plant Capacity of such Plant for such period shall be equal to the average Availability of the Early Generation Facility or of such Plant (as the case may be) achieved in response to Despatch Instructions for the Settlement Periods in which such Availability Failure occurred or the capacity demonstrated to be Available by such test, if greater.

9.12

Restoration of Capacity: Notwithstanding the provisions of Clauses 9.8 or 9.8A, if in any period of three (3) months the average Contracted Early Generation Capacity or Contracted Plant Capacity of a Plant, demonstrated by tests conducted over that period, is less than sixty per cent (60%) of, for the Early Generation Facility, the Contracted Early Generation Capacity at the Signature Date or, for a Plant, the Contracted Plant Capacity for such Plant agreed or determined in accordance with Clause 5.12 (as the case may be), and provided that the Reservoir can sustain the required steam flow, the Parties shall forthwith meet and agree a programme to be implemented by the Seller during the next following six (6) month period for restoring the Contracted Early Generation Capacity or Contracted Plant Capacity for such Plant (as the case may be) to ninety-eight per cent (98%) (in the five (5) years immediately following the Early Generation Commercial Operation Date or the Full Commercial Operation Date of such Plant (as the case may be)) or otherwise to ninety-five per cent (95%) of the level at which it was on the Signature Date or agreed or determined in accordance with Clause 5.12 (as the case may be). If the Seller fails to so restore the Contracted Early Generation Capacity or Contracted Plant Capacity of such Plant during the said six (6) month period, the Capacity Payments with respect to the Early Generation Facility or such Plant (as the case may be) from the end of such six (6) month period until the date on which the capacity is restored in accordance with Clause 9.12 shall be multiplied by a factor of decimal five (0.5), the Parties hereby agreeing that such adjustment represents a genuine pre-estimate of the cost to KPLC for procuring alternative generating capacity which the Seller is unable to provide.

The reduction in Capacity Payments described above shall be applied solely with respect to payments associated with the capacity of the Plant(s) which suffers the above described failure.

9.13	Disputes: Any dispute as to the results of a Contracted Early Generation Capacity Test or a Contracted Plant Capacity Test (as the case may be) shall be referred to an Expert.

Clause 10:     Sale and Purchase of Electricity

10.1

Sale and Purchase I: From the Early Generation Commercial Operation Date the Seller shall sell and KPLC shall purchase all the Net Electrical Output of the Early Generation Facility generated in accordance with Despatch Instructions.

10.1A	Sale and Purchase II: From the Full Commercial Operation Date of each Plant the Seller shall sell and KPLC shall purchase all the Net Electrical Output of each Plant supplied in accordance with Despatch Instructions.

10.2

Energy Charges: KPLC shall pay the Seller Energy Charges ascertained in accordance with Parts A and B of Schedule 5 in respect of all Net Electrical Output sold and purchased in accordance with Clauses 10.1 and 10.1A respectively.

10.3

Delivery Point: Electricity sold and purchased under this Agreement shall be delivered at the Delivery Point(s) and all transmission losses before the Delivery Point(s) shall be for the Seller’s account and all transmission losses beyond the Delivery Point(s) shall be for KPLC’s account.

10.4	Metered quantities: The quantities of Net Electrical Output delivered at the Delivery Point(s) shall be metered and determined in accordance with the provisions of Clause 12.

10.5

Capacity Payments: KPLC shall in respect of the month in which the Early Generation Commercial Operation Date occurs and for each month thereafter during the Term pay the Seller for the Contracted Early Generation Capacity, and KPLC shall in respect of the month in which the Full Commercial Operation Date occurs for a Plant and for each month thereafter during the Term pay the Seller for the Contracted Plant Capacity with respect to each such Plant (each, as the case may be, with adjustments reflecting Availability), in accordance with Part A or B of Schedule 5.

10.6

Further provisions: The further provisions of Parts A and B of Schedule 5 shall take effect for the purposes of determining the amounts from time to time payable by KPLC by way of Energy Charges and Capacity Payments.

10.7

Despatch: KPLC intends to despatch the Early Generation Facility or each Plant (as the case may be) if it is declared Available provided that it shall have no liability under this Agreement (other than its obligations to make Capacity Payments) or otherwise if it fails to do so.

10.8

Taxes and Duties: If at any time after the applicable Determining Date, there is a change in the rate of Taxes and Duties which gives rise to an increase or decrease in the level of costs incurred by the Seller in the design, construction or operation of the Early Generation Facility or of a Plant or the conduct of the Appraisal Works either Party may within 3 months of the change occurring by notice to the other seek an adjustment to the applicable Energy Charges and/or Capacity Payments which will have the effect of placing the Seller in the same financial position as it would have been in had the change not occurred. The Parties shall meet and endeavour to agree to the adjustment and if the Parties shall fail within thirty (30) days of a notice under this Clause 10.8 to agree upon such adjustment either Party may refer the matter to an Expert who shall be an internationally recognised public accounting firm and who shall be free to accept proposals for such adjustments or make such directions as to the appropriate adjustment as he shall deem fit.

Clause 11:     Invoicing and Payment

11.1

Invoice I: The Seller shall with respect to the Early Generation Facility, within thirty (30) days of the end of each month (beginning with the month in which the Early Generation Commercial Operation Date occurs until the Early Generation Cessation Date (if any)) prepare and issue to KPLC an invoice in respect of the payments due from KPLC for that month.

11.1A	Invoice II: The Seller shall with respect to the First Plant, within thirty (30) days of the end of each month (beginning with the month in which the Plant Commissioning Date of such Plant occurs until the expiry of the Term stated in Subclause 2.2.1) prepare and issue to KPLC an invoice in respect of the payments due from KPLC for that month.

11.1B	Invoice III: The Seller shall with respect to the Second Plant, within thirty (30) days of the end of each month (beginning with the month in which the Plant Commissioning Date of such Plant occurs until the expiry of the Term stated in Subclause 2.2.2) prepare and issue to KPLC an invoice in respect of the payments due from KPLC for that month.

11.1C	Invoice IV: The Seller shall with respect to the Third Plant, within thirty (30) days of the end of each month (beginning with the month in which the Plant Commissioning Date of such Plant occurs until the expiry of the Term stated in Subclause 2.2.3) prepare and issue to KPLC an invoice in respect of the payments due from KPLC for that month.

11.1D	Invoice V: The Seller shall with respect to the Fourth Plant, within thirty (30) days of the end of each month (beginning with the month in which the Plant Commissioning Date of such Plant occurs until the expiry of the Term stated in Subclause 2.2.4) prepare and issue to KPLC an invoice in respect of the payments due from KPLC for that month.

11.2

Content of invoice: Each invoice prepared by the Seller shall be substantially in the form set out in Part C of Schedule 5 and shall contain the information specified in that Part determined on the basis of relevant quantities metered and recorded in accordance with Clause 12. KPLC shall be entitled, no later than five (5) days after receipt, to reject any invoice which does not materially conform to Part C of Schedule 5 or which is not accompanied by all the supporting documentation agreed by the Parties provided that no later than four (4) days after receipt of such invoice, KPLC shall notify the Seller of the information which it requires in accordance with Part C of Schedule 5, in order to process the invoice and the Seller shall have the right to furnish such information or documentation as KPLC may reasonably require. If KPLC so rejects an invoice the Seller shall be deemed not to have issued or delivered an invoice to KPLC and KPLC shall not be required to make any payments to the Seller. In such event, the provisions of this Clause 11.2 shall be repeated until such time as the Seller issues an invoice which conforms to Part C of Schedule 5 and which is accompanied by all the supporting documentation agreed by the Parties.

11.3	Payment due date: Energy Charges, Capacity Payments and any other amounts payable by KPLC hereunder shall be due and payable within thirty (30) days after the date of delivery of the invoice.

11.4

Late payment interest: Any amount properly due from KPLC to the Seller under this Agreement and remaining unpaid after the due date for payment shall bear interest at the Default Rate from and including the date when the amount in question was due until but excluding the date when it is received by the Seller, accruing from day to day and compounded quarterly.

11.5

Disputed payments: If any sum or part of any sum shown on an invoice rendered by the Seller is disputed in good faith by KPLC then the payment of the undisputed sums or parts shall not be withheld on those grounds and shall be paid to the Seller when due; and interest at the Non-Default Rate shall be payable on any disputed sum subsequently agreed or judged to be due from and including the date when the sum in question was due until but excluding the date when it is received by the Seller, accruing from day to day and compounded quarterly. Any disputed payment will be resolved in accordance with the Good Faith Dispute Procedure.

11.6

Taxes, etc: Except as otherwise provided, all payments under this Agreement shall be made free and clear from, and without set-off, deduction or withholding on account of, any form of Taxes and Duties, save to the extent that KPLC is duly appointed by the Commissioner for Income Tax as agent for the Seller under section 96 of the Income Tax Act and makes payments to the Commissioner of Income Tax as agent for the Seller pursuant to sub-section 96(3) as the same may be re-enacted, amended, replaced or modified.

11.7

The Seller’s account: Payment of any sum payable under this Clause shall be effected through wire transfer to the account of the Seller at a bank located outside the Republic of Kenya or such other bank as may be notified by the Seller to KPLC from time to time provided that such payment shall be made on a business day and shall be net of all bank charges payable by KPLC in connection with such transfer.

11.8

Currency for payments: Unless otherwise agreed by the Parties in writing, all amounts falling due under this Agreement shall be payable in United States Dollars and the Seller shall not be obliged to accept payment in any other currency.

11.9.1         Security:

(a)

As security for the payment of sums payable by KPLC under this Agreement, the Parties have entered into the Amended and Restated Olkaria III Project Security Agreement, which describes, inter alia, the issuance of certain Letters of Credit, and, with respect to the Second Plant and, if a Notice of Third Plant Exercise is provided, with respect to the Third Plant, the achievement of the Securitization Milestone. The Parties shall also exercise reasonable commercial efforts to negotiate: (i) a substitution of the existing Letter of Credit for the First Plant by achievement of the Securitization Milestone with respect to the First Plant; and (ii) if any Notice(s) of Fourth Plant Exercise is provided, an extension to encompass the Fourth Plant within the scope of the securities and guaranties achieved under the Securitization Milestone, all subject to lenders approval at their sole discretion.

(b)

In the case one or more Letters of Credit are provided, the Seller will meet certain expenses with respect to each such Letter of Credit, all as provided under the Amended and Restated Olkaria III Project Security Agreement. If any such expenses which the Seller is liable to reimburse with respect to a Letter of Credit are due and owing despite KPLC’s written demand to the Seller for payment of such amounts, KPLC may offset such amounts against payments owing by KPLC with respect to the specific Plant secured by such Letter of Credit under Clause 11 hereto.

11.9.2    Deemed Payment: No later than thirty (30) days after the date on which the Seller becomes entitled to make a demand under a Letter of Credit, the Seller shall take all steps necessary to make such a demand in writing of all moneys due and owing to the Seller (and not disputed by KPLC) under a Letter of Credit. If and to the extent that moneys are paid to the Seller under a Letter of Credit, the undisputed amounts due under an invoice which has not been paid in accordance with Clause 11.3 shall be deemed to that extent to have been paid by KPLC to the Seller on the date of actual payment and on and with effect from such date the provisions of Clauses 11.4 and 16.2(c) shall cease to apply in relation to the sums so paid.

11.9.3    Failure to Demand: If the Seller fails to take all steps necessary to demand moneys in writing under a Letter of Credit within the aforementioned thirty (30) days and to the extent that moneys are available to the Seller under a Letter of Credit, the provisions of Clauses 11.4 and 16.2(c) shall not apply following the thirtieth (30th) day after an invoice becomes due.

Clause 12:     Metering

12.1

Metering Party’s obligations: Each Party (the “Metering Party”) shall not later than, with respect to the Early Generation Facility and the First Plant, the Early Generation Commissioning Date, with respect to the Second Plant, the Plant Commissioning Date for the Second Plant, with respect to the Third Plant, the Plant Commissioning Date for the Third Plant, and, with respect to the Fourth Plant, the Plant Commissioning Date for the Fourth Plant, install (or procure the installation of) and shall maintain and operate that part of each Metering System for such Plant for which it is responsible in accordance with Part D of Schedule 2. Each of the First Plant, Second Plant, Third Plant and Fourth Plant, shall have a separate Metering System.

12.2

Non-Metering Party’s rights: With respect to all components of each Metering System for which the other Party is the Metering Party, each Party (the “Non-Metering Party”) shall have the right to its own expense:

(a)	to inspect such parts of the Metering System upon reasonable notice;

(b)	to attend and witness tests, adjustments and recalibration of such parts of the Metering System carried out by the Metering Party pursuant to Part B of Schedule 4; and

(c)	to request the testing, adjustment for error and recalibration of such parts of the Metering System.

12.3

Specification, etc. of Metering System: The specification and required limits of accuracy of each Metering System, and the metering point (the electrical point at which such Metering System is positioned) of each such Metering System, shall be as specified in Part D of Schedule 2, provided that where the metering point is not specified it shall be located as near as possible to the Delivery Point of the Plant whose output it meters.

12.4

Defective Metering System: Where it is agreed or determined that any part of any Metering System is defective (including operating outside the relevant limit of accuracy in Part D of Schedule 2), then such part of such Metering System shall be repaired, adjusted or replaced at the cost of the Metering Party.

12.5

Meter error: Where in the circumstances referred to in Clause 12.4 it is necessary to re-determine any quantity measured or recorded by the defective Metering System the provisions of paragraph 2(b) of Part B Schedule 4 shall apply.

12.6

Meter sealing: Each Metering System shall comply with the specifications set out in Part D of Schedule 2 and shall be jointly sealed. Such seals shall be broken only by KPLC personnel. The Seller shall be given at least twenty-four (24) hours advance notice of the breaking of seals on any Metering System provided however that no such notice will be necessary when the breaking of a seal is necessitated by the occurrence of an Emergency.

12.7

Meter tampering: KPLC and the Seller undertake not to tamper or otherwise interfere with any Metering System in any way with the object of effect of distorting the quantity measured or recorded by such Metering System. Where it is established that a Metering System has been tempered or interfered with, the quantity measured or recorded shall be determined in accordance with paragraph 2(b) or Part B of Schedule 4.

12.8	Metering procedures: The Parties shall adopt and implement the procedures and arrangements set out in Part B of Schedule 4 for reading, testing, adjusting and recalibrating each Metering System.

12.9	Disputes: Any dispute arising under this Clause 12, Part D of Schedule 2 or Part B of Schedule 4 shall be referred to the determination of an Expert.

12.10

Satisfaction of Requirements: The Parties hereby acknowledge that as of the date hereof, all of the obligations, requirements and arrangements under Clause 12 with respect to the Metering System of the Early Generation Facility and of the First Plant have been satisfied in full.

Clause 13:     Insurance

The Seller shall:

(a)

take out and maintain in full force and effect such policies of insurance as are specified in Schedule 9 with reputable insurance companies approved by KPLC (such approval not to be unreasonably withheld);

(b)	provide to KPLC copies of all policies effected by it and evidence that the premiums payable thereunder have been paid;

(c)	provide access to KPLC or its representatives to its offices to inspect the original policies;

(d)

subject to the Financing Agreements, apply the proceeds of claims against such policies, relating to damage to the Early Generation Facility or a Plant (as the case may be) in repairing and restoring the Early Generation Facility or a Plant (as the case may be) unless the damage is such as to make the Early Generation Facility or such Plant a total loss and the Parties deem the Early Generation Facility or such Plant to be irreparable; and

(e)	obtain waivers of rights of subrogation against KPLC.

Clause 14:     Undertakings and Warranties of the Parties

14.1	Undertakings of the Seller: The Seller undertakes that:

(a)	it shall comply with all applicable Legal Requirements; and

(b)

it shall use all reasonable endeavours to keep in force all Authorisations required to be in the Seller’s name for the operation of the Early Generation Facility and each Plant and any other of its obligations under this Agreement and that it will indemnify KPLC against all costs incurred by KPLC in the discharge of its obligations under Clause 14.3(c) below in accordance with any specific Seller requests;

(c)	the Early Generation Facility and each Plant shall be constructed, maintained and operated in accordance with the terms of this Agreement;

(d)

it shall issue such number of fully paid shared or other securities constituting shareholders funds on its balance sheet as shall in aggregate at the Early Generation Commercial Operation Date and at the Full Commercial Operation Date of each Plant equal to an amount not less than twenty-five per cent (25%) of the total investment made by the Seller for the purposes of this Agreement as at such date and for the purposes of this Clause 14.1(d), “total investment” shall in respect of the Early Generation Facility mean a sum equal to seventeen million five hundred thousand US Dollars (US$17,500,000) and in respect of the Plants, “total investment” shall mean a sum that shall amount to not less than one hundred and thirty-three per cent (133%) of the aggregate sum borrowed by the Seller pursuant to the Financing Agreements; and

(e)

it will use commercially reasonable efforts to carry out its respective obligations for the Establishment Date of each Plant by its Target Establishment Date and, if not met, immediately thereafter, and to diligently pursue necessary approvals in a timely fashion.

14.2	Representations and Warranties of the Seller: The Seller represents and warrants that:

(a)

the Seller is a limited liability company duly organised and validly existing under the laws of the Cayman Islands and has all requisite legal power and authority to execute this Agreement and to carry out the terms, conditions and provisions hereof;

(b)

this Agreement constitutes the valid, legal and binding obligation of the Seller, enforceable in accordance with the terms hereof except as the enforceability may be limited by applicable laws affecting creditors’ rights generally;

(c)

there are no actions, suits or proceedings pending or, to the Seller’s knowledge, threatened, against or affecting the Seller before any court or administrative body or arbitral tribunal that might materially adversely affect the ability of the Seller to meet and carry out its obligations under this Agreement;

(d)

the execution, delivery and performance by the Seller of this Agreement have been duly authorised by all requisite corporate action, and will not contravene any provision of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its property may be bound.

14.3	Undertakings of KPLC: KPLC undertakes that it shall:

(a)	comply with all applicable Legal Requirements and will keep in force all Authorisations required for the performance of its obligations under this Agreement;

(b)

assist the Seller in obtaining on a timely basis (as required under Clause 3, and the Construction Programme) and to assist the Seller in maintaining until the first anniversary of the Full Commercial Operation Date of each Plant (to the extent that KPLC can so do) all Authorisations required by the Seller with respect to such Plant;

(c)

to the extent there is a Change in Law, use reasonable endeavours to assist the Seller to obtain all Authorisations necessary for the continued operation or maintenance of each Plant or for the Geothermal Reservoir Development in accordance with any specific Seller requests; and

(d)

it will use commercially reasonable efforts to carry out its respective obligations for the Establishment Date of each Plant by its Target Establishment Date and, if not met, immediately thereafter and to diligently pursue necessary approvals in a timely fashion.

14.4	Representations and Warranties of KPLC: KPLC represents and warrants that:

(a)

KPLC is a limited liability company duly organised and validly existing under the laws of Kenya and has all requisite legal power and authority to execute this Agreement and to carry out the terms, conditions and provisions hereof;

(b)

all legislative, administrative or other governmental action required to authorise the execution, delivery and performance by KPLC of this Agreement and the transactions contemplated hereby have been taken and are in full force and effect;

(c)

this Agreement constitutes the valid, legal and binding obligation of KPLC, enforceable in accordance with the terms hereof except as the enforceability may be limited by applicable laws affecting creditors’ rights generally;

(d)

there are no actions, suits or proceedings pending or, to KPLC’s knowledge, threatened, against or affecting KPLC before any court or administrative body or arbitral tribunal which might materially adversely affect the ability of KPLC to meet and carry out its obligations under this Agreement; and

(e)

the execution, delivery and performance by KPLC of this Agreement have been duly authorised by all requisite corporate action, and will not contravene any provision of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its proper may be bound.

Clause 15:     Force Majeure

15.1

Events of Force Majeure: For the purposes of this Agreement “Force Majeure” means, subject to Clause 15.2, any event or circumstance which affects either Party and is not within the reasonable control (directly or indirectly) of the Party affected, to the extent that such event or circumstance or its effects cannot be prevented, avoided or removed by such Party acting in accordance with Prudent Operating Practice. “Force Majeure” shall (save as is provided in Paragraph 6 of Part A of Schedule 5 and Paragraph 7 of each of Parts B1, B2 and B3 of Schedule 5) include each of the following events and circumstances to the extent that they satisfy the foregoing requirements:

(i)

any act of war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy, blockade, embargo, revolution, riot, insurrection, civil commotion, act of terrorism, or sabotage provided that any such event occurs within or directly involves the Republic of Kenya or any other country from which machinery, equipment and materials for the Early Generation Facility or any Plant are procured or transported through;

(ii)	an act of God including but not limited to lightning, fire, earthquakes, volcanic activity, floods, storms, cyclones, typhoons, or tornadoes;

(iii)	epidemics or plagues;

(iv)	explosions or chemical contamination (other than resulting from an act of war);

(v)	labour disputes including strikes, works to rule or go-slows or lockouts that extend beyond the Plant or are widespread or nationwide;

(vi)	Change in Law.

15.2	Exclusions from Force Majeure: The following events or circumstances shall not constitute Force Majeure:

(a)	late delivery to the Seller of machinery, equipment, materials, spare parts or consumables save where such late delivery is itself due to Force Majeure;

(b)	a delay in the performance of any contractor save where such delay is itself due to Force Majeure;

(c)	breakdowns in equipment save where such breakdown is itself due to Force Majeure;

(d)	normal wear and tear or random flaws in materials and equipment;

(e)	payment of monies due provided that relief under this Clause 15 shall extend to failure caused by circumstances or events of Force Majeure affecting all reasonable means of payment;

(f)

any failure to perform obligations under this Agreement to the extent that such failure results from or is caused by insufficient Steam Field Facilities or by adverse Reservoir conditions, including insufficiency of reserves, prevailing within the Geothermal Reservoir (including insufficient capacity in the Seller’s Steam Field Facilities);

(g)	a Change in Law in the circumstances described in Clause 10.8.

15.3	Effect of Force Majeure: If a Party is prevented from or delayed in performing an obligation hereunder by reason of Force Majeure the affected Party shall:

(a)	be relieved from the consequences of its failure to perform that obligation;

(b)	promptly notify the other Party of the occurrence of the event; and

(c)	use all reasonable endeavours to overcome the consequences of the event.

15.4

Construction Force Majeure: Where the Seller is as a result of an event of Force Majeure (including a failure by KPLC to perform any of its obligations under this Agreement) delayed in or prevented from performing any of its obligations before the Long Stop Dates (or any of them) the Long Stop Dates which have not then occurred shall be revised to new dates which reflect the period of delay resulting from such Force Majeure or failure provided that no Long Stop Dates may be delayed by more than one hundred and eighty (180) days in aggregate.

15.5

Payments during Force Majeure: Save where a specific payment remedy is available to the Seller under this Agreement, upon the occurrence of any Force Majeure event after the Early Generation Commercial Operation Date, then during the Force Majeure event or KPLC failure to perform any of its obligations under this Agreement, KPLC shall pay to the Seller Energy Charges for the Net Electrical Output delivered in accordance with Despatch Instructions during such Force Majeure event or failure plus a Capacity Payment in accordance with Schedule 5.

Notwithstanding the above, the payments referred to under this Clause 15.5 shall not be paid during the period of actual construction of a Plant prior to the achievement of the Full Commercial Operation Date with respect to the anticipated capacity of such Plant, but shall be paid in full with respect to the Early Generation Facility and other existing Plant(s).

15.6

Force Majeure Termination: If an event of Force Majeure continues beyond a period of two hundred and seventy (270) days, the Parties shall meet in good faith to consult for a further period of not less than ninety (90) days to reach a solution acceptable to all Parties. If, at the end of such ninety (90) day period, no such solution is found, either Party shall be entitled to terminate the obligations of the Parties under this Agreement solely with respect to the Plant(s) which are affected by such Force Majeure by giving written notice of not less than seven (7) days to the other Party.

Clause 16:     Termination and Default

16.1	The Seller’s Events of Default: For the purposes of this Agreement an Event of Default of the Seller in respect of the Early Generation Facility or a Plant (as the case may be) shall be:

(a)	subject to the provisions of Clause 16.4, any of the following events:

(i)

the wilful and unexcused failure by the Seller to operate the Early Generation Facility or such Plant in compliance with Despatch Instructions and in accordance with the provisions of this Agreement without the written consent of KPLC after the Early Generation Commercial Operation Date or the Full Commercial Operation Date of such Plant (as the case may be);

(ii)

the breach by the Seller of any of its material obligations under this Agreement with respect to the Early Generation Facility or such Plant. However, the Seller’s failure either in the event of Under-Generation under Clause 8.7, Availability Failure under Clause 9.11, or prolonged failure to achieve the required Contracted Capacity under Clause 9.12 shall not constitute a Default in respect of the Seller under this Clause unless and until the period for restoring the Contracted Early Generation Capacity or Contracted Plant Capacity of such Plant (as the case may be) provided under Clause 9.12 has expired and the capacity of such Plant combined with the capacities of all Plant(s) then in Commercial Operation, is less than 95% of the aggregate of the Contracted Plant Capacities specified in Clause 5.12 for all such Plants;

provided further that neither the failure by the Seller under Clause 14.1(e), nor, subject the Seller’s obligation to install, maintain and operate the Steam Field Facilities in accordance with Prudent Operating Practice, a failure by the Seller to restore the Contracted Capacity due to the Reservoir’s inability to sustain required steam flow shall constitute a Default of the Seller. Any dispute as to whether the Reservoir can sustain the steam flow required to restore the Contracted Capacity as required under Clause 9.12 shall be referred to an Expert for determination.

(b)

in relation to the Seller or its assets, the commencement of bankruptcy, insolvency, winding up, liquidation, or other similar proceeding, or the appointment of a trustee, liquidator, custodian, receiver of similar person, unless such proceeding or appointment is capable of being and is set aside or stayed within sixty (60) days, provided however, that no such event shall be a Default by the Seller if it results from (i) a breach by KPLC of this Agreement, (ii) a breach by GOK of the GOK Letter or (iii) the occurrence of a Force Majeure Event.

16.2	KPLC Defaults: For the purposes of this Agreement a Default in respect of KPLC shall be:

(a)

subject to the provisions of Clause 16.4, the breach by KPLC of any of its material obligations under this Agreement other than the failure to make any payments under this Agreement when due and payable;

(b)

in relation to KPLC or its assets, the commencement of bankruptcy, insolvency, winding up, liquidation, or other similar proceeding, or the appointment of a trustee, liquidator, custodian, receiver or similar person, unless such proceeding or appointment is capable of being and is set aside or stayed within sixty (60) days; and

(c)	any failure to pay any sum of money due and owing for 90 days or more from the date when such sum was first due and demanded and which sum is not subject to a bona fide dispute,

provided however, that no such event shall be a Default by KPLC if it results from (i) a breach by the Seller of this Agreement or (ii) the occurrence of a Force Majeure Event.

16.3

Defaulting Party, etc: For the purposes of this Agreement the Seller is the defaulting Party in relation to the Defaults specified in Clause 16.1 and KPLC is the defaulting Party in relation to the Defaults specified in Clause 16.2, and (in each case) the other Party is the non-defaulting Party.

16.4

Remedial Procedures: Upon the occurrence of any Default, the non-defaulting party may give notice to the defaulting Party of the occurrence of such Default and (in the case of a Default capable of remedy) requiring the remedy thereof; and if after such notice has been given:

(a)	the defaulting Party does not, within thirty (30) days after receipt of the non-defaulting Party’s notice:

(i)	where such Default is capable of remedy within such thirty (30) day period, remedy the default; or

(ii)

where such Default is capable of remedy but not within such thirty (30) day period, furnish to the non-defaulting Party a detailed programme (“Remedial Programme”) for the remedy as promptly as is practicable of the Default; or

(b)

the defaulting Party fails to remedy the Default in accordance with the Remedial Programme, or such Default is not capable of remedy, then the non-defaulting Party may give notice to the defaulting Party that such Default is an “Event of Default”, but no event specified in Clause 16.1(a) or 16.2(a) which is capable of remedy shall be an Event of Default except pursuant to the provisions of this Clause 16.4.

16.5

Termination: Subject to the provisions of Clause 16.4, upon the occurrence of an Event of Default the non-defaulting Party may upon not less than seven (7) days notice to the defaulting Party terminate this Agreement, provided that where the Event of Default is an Event of Default described in Clauses 16.1 (a) (ii) or 16.2(a) and occurs in respect of a Plant prior to the Full Commercial Operation Date for such Plant, then the non-defaulting Party may upon not less than seven (7) days notice to the defaulting Party terminate only the non-defaulting Party’s obligations to the defaulting Party with respect to the Plant to which the Event of Default relates (or, where the Fourth Plant has achieved its Full Commercial Operation Date, with respect to the additional Fourth Plant Units contemplated under a revised Notice of Fourth Plant Exercise) and the remainder of the Parties’ obligations under this Agreement shall remain in full force and effect.

16.6

Survival of Rights: The expiry or termination of this Agreement shall not affect any rights or obligations which may have accrued prior to such expiry or termination and shall not affect obligations of each of the Parties under this Agreement which are expressed to continue after such expiry or termination.

16.7

Termination Due to Non-Satisfaction of Conditions Precedent: Notwithstanding any provision contained herein to the contrary, if this Agreement is terminated in circumstances where any of the conditions referred to in Part A of Schedule 6 has not been satisfied by the Long Stop Effective Date other than by reason of a breach by the Seller of its obligations under Clause 3.2, KPLC shall pay the Seller for its costs and expenses incurred with respect to this Agreement, a lump sum amount of one million United States Dollars (US$1,000,000) within thirty (30) days of such termination.

16.8	Satisfaction of Requirements:

The Parties hereby acknowledge that all of the Conditions Precedent referred to under Clause 16.7 have been fulfilled.

16.9	Effect of Termination due to KPLC Default:

Subject to Clause 16.5, if the Seller terminates this Agreement due to a Default by KPLC pursuant to Clause 16.2, the Seller may by notice in writing to KPLC demand and KPLC shall pay (in accordance with this Clause 16.9) a lump sum transfer amount for transferral of the Plant to KPLC in accordance with the provisions of this Clause 16.9 and Clause 16.10 (the “Transfer Notice”). The Transfer Amount shall be:

(i)	such amount which after deducting any Taxes and Duties which the Seller must pay on the lump sum received or which is withheld from such lump sum leaves a net amount equal to the aggregate of:

(A)

for such Plant(s) where the termination occurs after its Full Commercial Operation Date, the aggregate amount of the engineering, procuring and construction contract prices for the Plants as stated in the Turnkey Construction Agreements and the Steam Field Facilities Agreements as provided to KPLC pursuant to Clause 21.1(d), and, for such Plant(s) where such termination occurs prior to its Full Commercial Operation Date, the amount paid by the Seller to the applicable contractors pursuant to the Turnkey Construction Agreements and Steam Field Facilities Agreements to the date of termination;

(B)	an additional amount of 1.2% of the cost referred to in Clause 16.9(i)(A) above, representing the development costs incurred for the development of the Plants;

(C)

such sum representing the interest costs during construction which, assuming a similar financing structure as that applied by the lenders in the financing of the Project with the debt capped at 65% of the cost in Clause 16.9(i)(A) above. Items A, B and C above together shall be the "Plant Value". The “Economic Value” shall be the economic value of the Plant(s) subject of and as of the date of the Transfer Notice, which amount, if not agreed between the Parties within 60 days of the Transfer Notice, shall be determined by an Expert appointed in accordance with Clause 19.3 below. The Plant Value shall be reduced by deducting an assumed depreciation rate equivalent to 5% per annum (or pro rata for any part of a year) for each year (or part thereof) from the Full Commercial Operation Date to the date of the Termination, such revised Plant Value being the "Depreciated Plant Value",  provided, however, that as of and following the tenth anniversary of the Full Commercial Operation Date, the Plant Value shall be reduced to the higher of the Depreciated Plant Value and the Economic Value; and

(D)

such sum as is agreed by the Parties or, if agreement is not reached within 60 days of the Transfer Notice, as determined by an Expert appointed in accordance with Clause 19.3 below to be a reasonable assessment of the losses incurred by the Seller as a result of the termination of this Agreement.

It is acknowledged and agreed by the Parties that the amount representing a return on equity for the Seller shall be calculated on the basis of distributions (including repayment of shareholder loans) to the Seller’s direct and indirect shareholders, which shall be limited in aggregate to an amount equal to the audited profits of the Seller for the last complete two year period prior to the Transfer Notice provided that in respect of any Plant which has not been in operation for at least two Operating Years from its respective Full Commercial Operation Date an amount not exceeding the projected profit of the Seller for the third and fourth years following the scheduled Full Commercial Operation Date of the relevant Plant as reflected in the Financial Projections.

(ii)

If the amounts in either Clause 16.9(i)(C) or Clause 16.9(i)(D) are not agreed by KPLC at the time, they shall be determined by an Expert appointed in accordance with Clause 19.3 below to be a reasonable assessment of the losses incurred by the Seller as a result of the termination of the PPA.

(iii)

KPLC shall pay the Transfer Amount as agreed or determined pursuant to this Clause 16.9 to such account of the Seller as the Seller may notify KPLC within 120 days of determination or agreement of the Transfer Amount. Interest at the Default Rate shall accrue on the unpaid balance of the Transfer Amount determined or agreed under this Agreement for each day after 90 days after determination or agreement of the Transfer Amount, as the case may be. If there is a dispute in relation to the portions of the Transfer Amount referred to in Clauses 16.9(i)(C) or (D), then KPLC shall pay the amounts referred to in Clauses 16.9(i)(A) and (B) within 120 days of the Transfer Notice issued under Clause 16.9(a) and the remainder upon determination or agreement of the dispute.

16.10

Transfer of the Plant: Upon receipt by the Seller of the Transfer Amount in full and subject to Clause 16.6, this Agreement will terminate and the Seller shall promptly provide KPLC or any other transferee nominated by KPLC with all documents necessary to effect the transfer of legal title, free and clear of any liens (except those arising by operation of law) and without any warranties to the Plants to effectuate the transfer of ownership of the Plant to KPLC. At the request of KPLC or any other transferee, the Seller will additionally give KPLC or such transferee nominated by KPLC reasonable assistance in ensuring the transfer or re-execution on substantially similar terms, of any material contract relating to the Project to which it is party.

16.11	Seller Default consequences:

(a)

Subject to Clause 16.5, in the event that there is a termination due to a Seller Default under Clause 16.1, the Seller shall pay to KPLC in accordance with this Clause 16.11 within thirty (30) days after termination the sum in US Dollars equivalent to:

(i)

the additional average direct costs (if any) to KPLC of procuring capacity for a period of two years following the termination due to a Seller Default equivalent to the terminated Contracted Plant Capacity at the date of such termination; and

(ii)

all sums due and owing from KPLC to KPLC’s customers for failure to deliver electricity directly resulting from the Default by the Seller giving rise to such termination, pursuant to KPLC’s standard terms and conditions of supply or under such customer’s statutory rights,

(b)	The Parties agree that if the Parties are unable to agree on an amount payable pursuant to this Clause 16.11, the matter shall be determined by an Expert in accordance with Clause 19.3.

Clause 17:     Indemnification and Liability

17.1

Liability: Subject to Clauses 17.2, 17.3 and 17.4, each Party shall be liable to the other Party for the loss directly and foreseeably resulting from any breach by the first Party of its obligations hereunder, provided that KPLC shall not be liable for any amount of losses over and above the agreed or determined Transfer Amount in the event of termination of this Agreement due to a Default by KPLC, and Seller shall not be liable for any amount of losses over and above the agreed or determined amounts described in Clause 16.11 in the event of termination of this Agreement due to a Default by Seller.

17.2

Own loss: Notwithstanding Clause 17.1, each Party shall be responsible for, and shall indemnify the other Party against claims in respect of, loss of or damage to persons or property incurred by the first Party and its contractors, employees and agents resulting from the act, omission or negligence of either Party in performance of or otherwise in connection with this Agreement.

17.3

Excluded liability: Except as provided in Clause 17.1, neither Party shall have any liability to the other for any loss or damage or other liability, whether arising in contract, tort or otherwise, in connection with this Agreement.

17.4

Consequential Losses: In no case shall either Party be liable to the other for any indirect or consequential losses or damages. The Parties agree that the amounts referred to in Clauses 16.9 and 16.11 are not indirect or consequential losses and damages.

Clause 18:     Confidentiality

18.1

Confidential information: Each Party agrees that it will, and will ensure that its employees, officers and directors will, hold in confidence all information, documentation, data and know-how disclosed to it by the other Party and designated in writing as ‘confidential’ (“Confidential Information”), and will not disclose to any third party or use Confidential Information or any part thereof without the other Party’s prior written approval, provided that:

(a)

this Clause shall not apply to Confidential Information which is in the public domain other than by reason of a breach of this Clause 18.1, or was already in the rightful possession of the recipient Party, or was obtained by the recipient Party in good faith from a third party entitled to disclose it; and

(b)

a Party may disclose Confidential Information in accordance with any legal requirement to do so, or to financial institutions, multi-lateral agencies, consultants and contractors whose duties reasonably require such disclosure.

18.2	Survival: The provisions of this Clause 18 shall survive the termination or expiry of this Agreement.

Clause 19:     Dispute Resolution

19.1	Good Faith Dispute Resolution Procedure

If either Party raises a dispute in good faith under or in connection with this Agreement or with the Amended and Restated Olkaria III Project Security Agreement, it shall be resolved according to the following procedure (“Good Faith Dispute Resolution Procedure”):

For 15 calendar days after receipt of notice of dispute, the Parties shall exercise their best efforts to resolve the dispute. If no resolution is achieved within such 15 day period, within two business days of the end of the 15 day period, the disputing Party has notified the other Party of its intention to contest and refer the dispute to arbitration or to an agreed Expert in accordance with the relevant terms of the Agreement or the Amended and Restated Olkaria III Project Security Agreement (as the case may be), and, within twenty-eight (28) days from the end of the above 15 day period, refers the dispute to and diligently pursues contestation of the dispute in arbitration proceedings or before an agreed Expert in accordance with the relevant terms of the Agreement or the Amended and Restated Olkaria III Project Security Agreement (as the case may be).

19.2

Arbitration: Subject to Clauses 19.1 and 19.3 any dispute or difference of any kind between the Parties in connection with or arising out of this Agreement or the breach, termination or validity hereof (a “Dispute”) shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in accordance with the said Rules which Rules are deemed to be incorporated by reference into this Clause 19.2. It is hereby agreed that:

(a)	The site of the arbitration shall be London, England;

(b)	There shall be a single arbitrator;

(c)	The language of the arbitration shall be English;

(d)	The award rendered shall apportion the costs of the arbitration;

(e)	The award shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the tribunal’s decision;

(f)

The award in such arbitration shall be final and binding upon the Parties and judgement thereon may be entered in any Court having jurisdiction for its enforcement; and the Parties renounce any right of appeal from the decision of the tribunal insofar as such renunciation can validly be made.

If there is a conflict between this Agreement and the said Rules, this Agreement shall prevail.

19.3	Expert: Where the Agreement provides that any Dispute or other matter shall be referred to an Expert or the Parties so agree:

(a)

The Expert shall be an independent person who is not of the same nationality as either of the Parties with relevant experience and willing to act agreed between the Parties or if not agreed within fourteen (14) days of a request in writing by either Party appointed by the President of the Geothermal Resource Council, P.O. Box 1350, Davis, California, CA 95617-1350 or by The Chairman of the International Geothermal Association c/o Samorka, Sudurlandsbraut 48, Reykjavik, Iceland;

(b)

For a period of forty-two (42) days after the appointment of the Expert of such other period as the Parties may agree, each Party may make such written submissions at it wishes to the Expert and shall simultaneously provide a copy to the other Party and at the end of such forty-two (42) day period each Party shall have a period of twenty-one (21) days to make counter-submissions to the Expert (with a coy to the other Party) in reply to the other Party’s written submissions made during the aforementioned forty-two (42) day period provided that neither Party shall during such twenty-one (21) day period make any written counter-submission which purports to reply to raise or refer to any new matters not raised or referred to in any submission made during the aforementioned forty-two (42) day period;

(c)

At the end of the twenty-one (21) day period referred to in paragraph (b) above and no later than twenty-one (21) days thereafter, either Party may, with the consent of the Expert and at a time and place decided by the Expert, make an oral presentation to the Expert in the presence of the other Party commenting on or explaining matters previously submitted to the Expert in writing;

(d)

The Expert shall render his determination in writing within fourteen (14) days of the completion of the oral presentation given in accordance with Clause 19.3(c) and give reasonable details of the reasons for his determination;

(e)	The decision of the Expert shall be final and binding on the Parties save in the event of fraud or manifest error;

(f)	The Expert shall act as an expert and not as an arbitrator;

(g)

In the case of invoices disputed by KPLC in accordance with Clause 11.5 above, the periods stated in Clause 19.3(b) and (c) above shall be reduced respectively to ten (10) Business Days instead of forty-two (42) days and five (5) Business Days instead of twenty-one (21) days.

19.4

Exclusivity: Neither Party shall have any right to commence or maintain any legal proceeding concerning a Dispute relating to this agreement until the Dispute has been resolved in accordance with Clauses 19.1 through 19.3, and then only to enforce or execute the award under such procedure.

19.5	Confidentiality: The Parties shall each secure that all Experts and Arbitrators shall agree to be bound by the provisions of Clause 18 of this Agreement as a condition of appointment.

19.6

Continuance of Obligations: KPLC shall continue to perform its obligations under this Agreement during any Expert or arbitration proceeding and, provided that all undisputed sums invoiced by the Seller have been and continue to be paid, the Seller shall continue to perform its obligations under this Agreement during any Expert or arbitration proceeding provided that the right to terminate the Agreement pursuant to Clause 16 is not restricted by this Clause 19.6.

Clause 20:     Maintenance and Operating Records

(a)

Each party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement. Among other records and data required hereby or elsewhere in this Agreement, the Seller shall maintain an accurate and up-to-date operating log, in a format reasonably acceptable to KPLC, records for each Plant of:

(i)	real and reactive power production for each clock hour and 220 kV, 33 kV bus voltage (as the case may be) at all times;

(ii)	changes in operating status, scheduled outages, forced outages and partial forced outages;

(iii)	any unusual conditions found during inspections; and

all such records and data shall be maintained for a minimum of sixty (60) months after the creation of such records or data provided that each Party shall not dispose of or destroy any such records or data after such sixty (60) month period unless the Party desiring to dispose of or destroy any such records or data give thirty (30) days prior written notice to the other Party, generally describing the records or data to be destroyed or disposed of, and the Party receiving such notice does not object thereto in writing within ten (10) days. If a written objection is received within such ten (10) day period, the objecting Party shall have a period of sixty (60) days after the date of such written objection within which to inspect and copy the records or data proposed to be disposed of or destroyed, which records and data shall be made available within such sixty (60) day period by KPLC or the Seller as the case may be, at such Party’s offices in Nairobi. After the expiration of such sixty (60) day period, the Party desiring to dispose of or destroy such records or data shall be permitted to do so.

(b)

Either Party shall have the right, upon ten (10) days prior written notice to the other Party, to examine the records and data of the other Party relating to this Agreement or the operation and despatch of the Early Generation Facility and a Plant at any time during normal office hours during the period such records and data are required hereunder to be maintained.

Clause 21:     Miscellaneous Provisions

21.1	Project Agreements and Financing Agreements:

(a)

Prior to the execution of this Agreement the Seller has provided to KPLC a copy of the articles of association of the Seller, which copy has been initialled by the Seller for the purposes of identification.

(b)

As soon as possible after the Establishment Date of the Second, Third and Fourth Plants and, with respect to them, prior to the award of the Turnkey Construction Agreements and the Operating and Maintenance Agreement and prior to the signature of the Financing Agreements and any Site Agreement, the Seller shall provide KPLC with draft copies of each such contract. The Seller shall have the right to delete numerical information and formulae from such draft contracts. The Seller shall not enter into any Project Agreement or Financing Agreement unless KPLC has been provided with draft copies and KPLC has had an opportunity to comment on the draft contracts to the Seller, provided, however, that contracts executed prior to the Signature Date may be provided in an executed form (with appropriate deletions as mentioned above) after the Signature Date.

(c)	Within fourteen (14) days of receipt of the draft contracts, KPLC shall have the right to provide comments to the Seller on the draft contracts if KPLC is of the reasonable opinion that:

(i)

the terms of such Project Agreement or Financing Agreement shall be incompatible with or conflict with the provisions of this Agreement or materially impair the performance or implementation of this Agreement; or

(ii)	any costs which are passed through to or borne by KPLC under the terms of this Agreement are or may reasonably be expected to be increased.

On receipt of KPLC’s comments, the Seller shall try to remove the concerns of KPLC.

(d)	Forthwith upon execution of any of the documents referred to in Clause 21.1(b) the Seller shall provide to KPLC a copy thereof initialled by the Seller for the purposes of identification.

(e)

If at any time any Project Agreement or Financing Agreement is terminated, an amendment or variation is made to any Project Agreement or Financing Agreement then the Seller shall deliver to KPLC a conformed copy of each such document or (so far as such complete document is not in writing) a true and complete record thereof within twenty-one (21) days of the date of its execution or creation, certified as a true copy by an officer of the Seller.

(f)

Any comments or lack thereof by KPLC shall be without any liability whatsoever on the part of KPLC and shall not lessen, diminish or affect in any way the obligations of the Seller under this Agreement.

21.1A Satisfaction of Requirements

The Parties hereby acknowledge that, as of the date hereof, all of the obligations, requirements and arrangements under Clauses 21.1 (a) through (e) above have been satisfied in full, with respect to the First, Second and Third Plants.

21.2	Assignment:

21.2.1    Without prejudice to any of KPLC’s rights under Clause 21.1, any assignment by a Party of all (but not part only) of its rights and obligations under this Agreement is permitted but only with the prior written consent of the other Party and of the Energy Regulatory Commission, provided that:

(a)         such consent shall not be unreasonably withheld or delayed if the Party wishing to assign can satisfy the other Party of such proposed assignee’s financial, technical and legal status and ability to observe and perform this Agreement; and

(b)         the Party wishing to assign shall be given notice to that effect to the other Party and such notice shall have given sufficient information to show the status and ability of the proposed assignee to carry out the terms of this Agreement.

21.2.2    The provisions of Clause 21.2.1 do not apply to the collateral assignment by way of security of the Seller’s right, title and interest in, to and under this Agreement and the Amended and Restated Olkaria III Project Security Agreement, including all of the Seller’s rights to payments thereunder, and including any assignment pursuant to the Direct Agreement dated November 5, 2012 among KPLC, OPIC and OrPower 4, as such agreement may be amended, novated or supplemented from time to time.

21.2.3     No assignment pursuant to Clause 21.2.1 shall be effective unless and until the assigning Party has:

(a)         procured the proposed assignee to covenant directly with the other Party (in a form reasonably satisfactory to such Party) to observe and perform all the terms and conditions of this Agreement and if reasonably required by the other Party arrange for a guaranty or other equivalent security in favour of such other Party in respect of all obligations or liabilities to be assigned; and

(b)         provided to the other Party a certified copy of the assignment (excluding the consideration paid or payable for such assignment).

21.3

Sub-Contractors: The Seller shall be entitled to engage third parties as contractors for the performance of its obligations hereunder provided that no such engagement shall relieve the Seller of its obligations under this Agreement.

21.4	Variation: This Agreement may not be varied nor any of its provisions waived except by an agreement in writing signed by the Parties.

21.5

Waivers of Rights: No delay or forbearance by either Party in exercising any right, power, privilege or remedy under this Agreement shall operate to impair or be construed as a waiver of such right, power, privilege or remedy.

21.6

Notices: Except for communications in accordance with the Operating and Despatch Procedures, any notice of other communication to be given by one Party to the other under or in connection with this Agreement shall be given in writing and may be delivered or sent by prepaid airmail or facsimile or to the recipient at the address, and marked for the attention of the person, specified in Schedule 8 or such other address or person from time to time designated by notice to the other in accordance with this Clause; and any such notice or communication shall be deemed to be received upon delivery, or five (5) days after posting, or on confirmation of transmission when sent by facsimile.

21.7

Effect of Illegality, etc: If for any reason whatever any provision of this Agreement is or becomes or is declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, then in any such case the Parties will negotiate in good faith with a view to agreeing one or more provisions to be substituted therefore which are not invalid, illegal or unenforceable and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties.

21.8

Entire Agreement: This Agreement contains or expressly refers to the entire agreement between the Parties with respect to its subject matter and expressly excludes any warranty, condition or other undertaking implied at law or by custom and supersedes all previous agreements and understandings between the Parties with respect to its subject matter and each of the Parties acknowledges and confirms that it does not enter into this Agreement in reliance on any representation, warranty or other undertaking by the other Party not fully reflected in the terms of this Agreement.

21.9

Counterparts: This Agreement may be executed in two counterparts and by each Party on a separate counterpart, each of which when executed and delivered shall constitute an original, but both counterparts shall together constitute but one and the same instrument.

21.10

Waiver of Sovereign Immunity: KPLC agrees that the execution, delivery and performance by it of this Agreement and the obligations hereunder, constitute private and commercial acts. In furtherance of the foregoing, KPLC agrees that:

(a)

should any proceedings be brought against KPLC or its assets in any jurisdiction in connection with this Agreement, or in connection with any of KPLC’s obligations or any of the transactions contemplated by this Agreement, no claim of immunity from such proceeding will be claimed by or on behalf of itself or any of its assets;

(b)	it waives any right of immunity which KPLC or any of its assets has or may have in the future in any jurisdiction in connection with any such proceedings.

Clause 22:     Governing Law

22.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Kenya.

AS WITNESS the hands of the duly authorised representatives of the Parties the day and year first above written.

Signed and Sealed                                )

for and on behalf of                              )

The Kenya Power &                             )

Lighting Company Limited                  )

Director

Secretary

Signed for and on behalf of                  )

OrPower 4 Inc.: by Ernest Mabwa ___________________________

Authorised Signatory

List of Abbreviations

To promote clarity the following is a listing of the definitions used within these schedules. Where there is a conflict between this list and a definition within the schedules then the definition in the schedules shall be used.

P1AE	=	the non escalable component of portion of the Capacity Charge Rate of the First Plant as defined in Schedule 5, Part B (expressed in US$/kW/month);
P1AF	=	the non escalable component of portion of the Capacity Charge Rate of the First Plant as defined in Schedule 5, Part B (expressed in US$/kW/month);
P2A	=	the non escalable component of the Capacity Charge Rate of the Second Plant as defined in Schedule 5, Part B (expressed in US$/kW/month);
P3A	=	the non escalable component of the Capacity Charge Rate of the Third Plant as defined in Schedule 5, Part B (expressed in US$/kW/month);
P4A	=	the non escalable component of the Capacity Charge Rate of the Fourth Plant as defined in Schedule 5, Part B (expressed in US$/kW/month);
P1ACPtp	=	the total of the Actual Capacity Payments of the First Plant received in the Operating Year for each month up to and including month m;
P2ACPtp	=	the total of the Actual Capacity Payments of the Second Plant received in the Operating Year for each month up to and including month m;
P3ACPtp	=	the total of the Actual Capacity Payments of the Third Plant received in the Operating Year for each month up to and including month m;
P4ACPtp	=	the total of the Actual Capacity Payments of the Fourth Plant received in the Operating Year for each month up to and including month m;
P1ACy	=	the Available Capacity of the First Plant in Settlement Period y (expressed in kW);
P2ACy		the Available Capacity of the Second Plant in Settlement Period y (expressed in kW);
P3ACy		the Available Capacity of the Third Plant in Settlement Period y (expressed in kW);
P4ACy	=	the Available Capacity of the Fourth Plant in Settlement Period y (expressed in kW);
P1AMAp	=	the Actual Monthly Availability of the First Plant in month p (expressed in kWh);
P2AMAp	=	the Actual Monthly Availability of the Second Plant in month p (expressed in kWh);
P3AMAp	=	the Actual Monthly Availability of the Third Plant in month p (expressed in kWh);
P4AMAp	=	the Actual Monthly Availability of the Fourth Plant in month p (expressed in kWh);
bara	=

the unit of measurement of pressure with respect to absolute zero pressure as defined in the International Standards Organisation Standard ISO 1000:1992 Specification for SI Units and Recommendations for Use of Their Multiples and Certain Other Units;

P1C	=	the percentage of P1VE and of P1VF represented by the fixed Capacity Charge Rate;
P2C	=	the percentage of P2V represented by the fixed Capacity Charge Rate;
P3C	=	the percentage of P3V represented by the fixed Capacity Charge Rate;

P4C	=	the percentage of P4V represented by the fixed Capacity Charge Rate;
P1CC	=	the Contracted Capacity (expressed in kW) of the First Plant;
P2CC	=	the Contracted Capacity (expressed in kW) of the Second Plant;
P3CC	=	the Contracted Capacity (expressed in kW) of the Third Plant;
P4CC	=	the Contracted Capacity (expressed in kW) of the Fourth Plant;
P1CCREp	=	Portion of the Capacity Charge Rate of the First Plant for month p (expressed in US $/kW);
P1CCRFp	=	Portion of the Capacity Charge Rate of the First Plant for month p (expressed in US $/kW);
P2CCRp	=	the Capacity Charge Rate of the Second Plant for month p (expressed in US $/kW);
P3CCRp	=	the Capacity Charge Rate of the Third Plant for month p (expressed in US $/kW);
P4CCRp	=	the Capacity Charge Rate of the Fourth Plant for month p (expressed in US $/kW);
CCy	=	the Contracted Capacity (expressed in kW) for Settlement Period y;
CPIb	=	with respect to the Early Generation Facility, the United States Consumer Price Index for June 1996 or as otherwise described in Schedule 5, Part B (“Plant Tariff”);
P1CPIb	=	with respect to the First Plant, the United States Consumer Price Index for March 2005 (= 193.30) or as otherwise described in Schedule 5 of Part B (“Plant Tariff”);
P2CPIb	=	with respect to the Second Plant, the United States Consumer Price Index for July 2009 = 215.35 or as otherwise described in Schedule 5 of Part B (“Plant Tariff”);
P3CPIb	=	with respect to the Third Plant, the United States Consumer Price Index for July 2009 = 215.35 or as otherwise described in Schedule 5 of Part B (“Plant Tariff”);
P4CPIb	=	with respect to the Fourth Plant, the United States Consumer Price Index for July 2009 = 215.35 or as otherwise described in Schedule 5 of Part B (“Plant Tariff”);
CPIp-I	=	the United States Consumer Price Index for the month 3 months prior to month p;
P1CPp	=	the Capacity Payment of the First Plant for month p (expressed in US $);
P2CPp	=	the Capacity Payment of the Second Plant for month p (expressed in US $);
P3CPp	=	the Capacity Payment of the Third Plant for month p (expressed in US $);
P4CPp	=	the Capacity Payment of the Fourth Plant for month p (expressed in US $);

P1ECRb	=	the Base Energy Charge Rate of the First Plant;
P2ECRb	=	the Base Energy Charge Rate of the Second Plant;
P3ECRb	=	the Base Energy Charge Rate of the Third Plant;
P4ECRb	=	the Base Energy Charge Rate of the Fourth Plant;
P1ECRp	=	the Energy Charge Rate of the First Plant (expressed in US$/kWh) in month p;

P2ECRp	=	the Energy Charge Rate of the Second Plant (expressed in US$/kWh) in month p;
P3ECRp	=	the Energy Charge Rate of the Third Plant (expressed in US$/kWh) in month p;
P4ECRp		the Energy Charge Rate of the Fourth Plant (expressed in US$/kWh) in month p;
EGACy	=	the Early Generation Available Capacity in Settlement Period y (expressed in kW);
EGACPtp	=	the total of the Actual Capacity Payments of the Early Generation Facility received in the Operating Year for each month up to and including month m;
EGCC	=	the Contracted Capacity of the Early Generation Facility (expressed in kW);
EGCCRp	=	the Capacity Charge Rate of the Early Generation Facility for month p (expressed in US$/kW/month)
EGCPp	=	the Capacity Payment of the Early Generation Facility for month p (expressed in US$);
EGD	=	the duration in years between the Early Generation Commercial Operation Date and the planned date of the Early Generation Cessation Date;
EGECp	=	the aggregate amount of Energy Charges (US$) of the Early Generation Facility payable in respect of month p;
EGECRb	=	the Base Energy Charge Rate of the Early Generation Facility;
EGECRp	=	the Energy Charge Rate (expressed in US$/kWh) of the Early Generation Facility prevailing in month p;
EGLC	=	the Capacity of the Early Generation Facility not Available as a result of the event of Force Majeure (expressed in kW);
EGMTAP	=	the Monthly Target Availability of the Early Generation Facility (expressed in kWh);
EGNEOp	=	the aggregate Net Electrical Output (kWh) of the Early Generation Facility in month p;
EGOA	=	Annual Outage Allowance of the Early Generation Facility – as described in Schedule 3;
EGSMAp	=

the Scheduled Maintenance Allowance of the Early Generation Facility in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the Early Generation Capacity would otherwise have been dispatched at its Contracted Capacity calculated using the values of EGSMA set forth in Schedule 3;

EGUSMAP	=	the Unscheduled Maintenance allowance of the Early Generation Facility in month p (expressed in kWh);
P1DE	=	the percentage of P1VE represented by escalable costs;
P1DF	=	the percentage of P1VF represented by escalable costs;
P2D	=	the percentage of P2V represented by escalable costs;
P3D	=	the percentage of P3V represented by escalable costs;
P4D	=	the percentage of P4V represented by escalable costs;
Hp	=	the hours in month p;
Hr	=	the enthalpy of the geothermal fluid expressed in kJ/kg at each well head at the instant that a reading of MF, is taken;
Hy	=	the number of hours in a year being eight thousand seven hundred and sixty (8760);

Hz	=

the unit of measurement of frequency as defined in the International Standards Organisation Standard ISO 1000:1992 Specification for SI Units and Recommendations for Use of Their Multiples and Certain Other Units;

P1LC	=	the Capacity of the First Plant not Available as a result of the event of Force Majeure (expressed in kW);
P2LC	=	the Capacity of the Second Plant not Available as a result of the event of Force Majeure (expressed in kW);
P3LC	=	the Capacity of the Third Plant not Available as a result of the event of Force Majeure (expressed in kW);
P4LC	=	the Capacity of the Fourth Plant not Available as a result of the event of Force Majeure (expressed in kW);
P1MECp	=	the aggregate amount of Energy Charges (US$) of the First Plant payable in respect of month p;
P2MECp	=	the aggregate amount of Energy Charges (US$) of the Second Plant payable in respect of month p;
P3MECp	=	the aggregate amount of Energy Charges (US$) of the Third Plant payable in respect of month p;
P4MECp	=	the aggregate amount of Energy Charges (US$) of the Fourth Plant payable in respect of month p;
MFr	=	the mass flow rate of geothermal fluid at each well head expressed in kg/s;
P1MTAp	=	the Monthly Target Availability of the First Plant (expressed in kWh);
P2MTAp	=	the Monthly Target Availability of the Second Plant (expressed in kWh);
P3MTAp	=	the Monthly Target Availability of the Third Plant (expressed in kWh);
P4MTAp	=	the Monthly Target Availability of the Fourth Plant (expressed in kWh);
My	=	the number of months in a year being twelve (12);
P1NEOp	=	the aggregate Net Electrical Output (kWh) of the First Plant in month p;
P2NEOp	=	the aggregate Net Electrical Output (kWh) of the Second Plant in month p;
P3NEOp	=	the aggregate Net Electrical Output (kWh) of the Third Plant in month p;
P4NEOp	=	the aggregate Net Electrical Output (kWh) of the Fourth Plant in month p;
NEOT	=	the Net Electrical Output delivered during the test expressed in kWh;
P1OA	=	the Annual Outage Allowance of the First Plant – as set forth in Schedule 3;
P2OA	=	the Annual Outage Allowance of the Second Plant – as set forth in Schedule 3;
P3OA	=	the Annual Outage Allowance of the Third Plant – as set forth in Schedule 3;
P4OA	=	the Annual Outage Allowance of the Fourth Plant – as set forth in Schedule 3;
P1PPAt	=	the number of years between the Full Commercial Date of the First Plant and end of the end of the Term;
P2PPAt	=	the number of years between the Full Commercial Date of the Second Plant and end of the end of the Term;
P3PPAt		the number of years between the Full Commercial Date of the Third Plant and end of the end of the Term;
P4PPAt	=t	the number of years between the Full Commercial Date of the Fourth Plant and end of the end of the Term;

P1SMAp	=

the Scheduled Maintenance Allowance of the First Plant in month p (expressed in kWh) representing the total energy available for delivery in month p due to scheduled maintenance outages computed assuming the First Plant would otherwise have been dispatched at it Contracted Capacity;

P2SMAp	=

the Scheduled Maintenance Allowance of the Second Plant in month p (expressed in kWh) representing the total energy available for delivery in month p due to scheduled maintenance outages computed assuming the Second Plant would otherwise have been dispatched at it Contracted Capacity;

P3SMAp	=

the Scheduled Maintenance Allowance of the Third Plant in month p (expressed in kWh) representing the total energy available for delivery in month p due to scheduled maintenance outages computed assuming the Third Plant would otherwise have been dispatched at it Contracted Capacity;

P4SMAp	=

the Scheduled Maintenance Allowance of the Fourth Plant in month p (expressed in kWh) representing the total energy available for delivery in month p due to scheduled maintenance outages computed assuming the Fourth Plant would otherwise have been dispatched at it Contracted Capacity;

SP	=	the number of Settlement Periods in the year;
P1USMAp	=	the Unscheduled Maintenance allowance of the First Plant in month p (expressed in kWh);
P2USMAp	=	the Unscheduled Maintenance allowance of the Second Plant in month p (expressed in kWh);
P3USMAp	=	the Unscheduled Maintenance allowance of the Third Plant in month p (expressed in kWh);
P4USMAp	=	the Unscheduled Maintenance allowance of the Fourth Plant in month p (expressed in kWh);
P1VE	=	Portion of the Base Capacity Charge Rate of the First Plant;
P1VF	=	Portion of the Base Capacity Charge Rate of the First Plant;
P2V	=	the Base Capacity Charge Rate of the Second Plant;
P3V	=	the Base Capacity Charge Rate of the Third Plant; and
P4V	=	the Base Capacity Charge Rate of the Fourth Plant.

Schedule 1: Appraisal Programme

(See Page 72)

ID
Task Name
Year 1
Year 2
Year 3
Ye
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 33 34 35 36 37 38 39 40 41 42
1 Signature of PPA
2 Target Effective Date
3 Steam field appraisal program
4 Study
5 Well Design
6 Mobilization
7 1st Well drilling
8 1st well testing
9 2nd well drilling
10 2nd well testing
11 3rd well drilling
12 Testing and evaluation
13 Spare time for extra wells
14 Design, procurment, prod. 8MW
15 Construction 8MW plant
16 Grid interconnection 33KV (KPLC)
17 Commercial operation 8MW
01/01
01/04
01/10
01/12

Y.Y. [signature]

Project: Appraisal Program
Date: 02/02/98
Olkaria III

Task		Milestone	◆	Rolled Up Task	
Progress		Summary		Rolled Up Milestone ◇	
				Rolled Up Progress	

69A

Schedule 2: Facilities to be installed by KPLC and the Seller

Part A

1	Functional Specification of the Early Generation Facility and each Plant

A.         General

1.1	Project Description:

(a)	Introduction

With respect to the Early Generation Facility and the First Plant, the Seller has completed as it was required to:

●	conduct a detailed Appraisal Programme and to evaluate the existing geothermal resources at the Site and to develop wells and the geothermal steam field for the supply of steam to the First Plant;

●	design, build and commission the Early Generation Facility and subsequently, as determined by the appraisal, the First Plant;

●	connect the Early Generation Facility to the Early Generation Interconnection Point; and

●	connect the First Plant to KPLC’s System via a high voltage connection leading to the Interconnection Point.

With respect to the Second Plant, the Seller is required to design, build and commission the Second Plant and to connect the Second Plant to KPLC’s System via the high voltage connection leading to the Interconnection Point.

With respect to the Third Plant, following a Notice of Third Plant Exercise, the Seller will be required to design, build and commission the Third Plant and to connect the Third Plant to KPLC’s System via the high voltage connection leading to the Interconnection Point.

(b)

With respect to the Fourth Plant, following a Notice of Fourth Plant Exercise, the Seller will be required to design, build and commission the Fourth Plant and to connect the Fourth Plant to KPLC’s System via the high voltage connection leading to the Interconnection Point.

(c)	General Description

As shown in Figure 1, the Olkaria geothermal resource lies about five (5) km to the south-east of Lake Naivasha and covers an area estimated to be over seventy five (75) square kilometres.

Except by specific agreement, all of the Early Generation Facility and each Plant will be located within the Licence Area indicated on the map in Figure 2 in the western area of the resource. KPLC had earlier drilled and tested 8 deep wells in the area and these are assigned to the Seller for fluid production, reinjection, monitoring and/or maintenance.

The Seller has carried out an appraisal of the geothermal resource to establish the capacity of the geothermal resource for power generation. An Early Generation Facility of 8 MW Contracted Capacity was later increased to approximately 12 MW in the year 2000, and was constructed at the Site by the Seller as required, before the completion of the appraisal of the geothermal resource utilising the completed exploration wells for power generation. The Early Generation Facility consisted of three binary energy converters, two of approximately 5 MW gross output each and the third of approximately 3 MW output. The converters are air cooled and run on the heat energy from geothermal fluid extracted from the existing wells drilled by KPLC within the Licence Area. The Early Generation Facility supplied electrical energy to KPLC’s System at an agreed voltage through an interconnector constructed by KPLC (“KPLC’s Transmission Interconnection”).

The First Plant was then constructed, and is located at a single Site within the geothermal Licence Area connected to the wells by pipelines conveying single or dual phase steam and water. The First Plant consists of three (3) binary energy converter Units of the Early Generation Facility (Units 1, 2 and 3) and three (3) additional binary energy converter Units (Units 4, 5 and 6).

The First Plant supplies electrical energy to KPLC’s System through an interconnector linking the Plant to a 220 kV substation built by KPLC at Olkaria II. Following expiry of the Term the First Plant may remain fit for further service.

The Second Plant will be located at a single Site within the geothermal Licence Area connected to the wells by pipelines conveying single or dual phase steam and water. The Second Plant will consist of three (3) binary energy converter Units (Units 7, 8 and 9).

The Third Plant is also located at a single Site within the geothermal Licence Area connected to the wells by pipelines conveying single or dual phase steam and water. The Third Plant consists of two (2) binary energy converter Units (Units 10 and 11).

The Fourth Plant (if applicable) will also be located within the geothermal Licence Area and connected to the wells by pipelines conveying single or dual phase steam and water. The Fourth Plant will be constructed utilizing similar and compatible technologies and configuration to those incorporated in the First, Second and Third Plants.

The Seller shall not drill any wells at any point within 100 metres of the boundary of the Licence Area. Drilling may not be directed under the area excluded by the licence boundary and the line 100 metres from the boundary.

Subject to any legislative or licensing constraints affecting this functional specification, the siting of new wells, steam field facilities, the Early Generation Facility and each Plant will be the responsibility of the Seller who will be expected to conduct its operations in accordance with Prudent Operating Practice. GOK will make available to the Seller that part of the Site which may be on public land. Access to private land will be the responsibility of the Seller.

(d)	Scope

The Seller shall extract geothermal energy from beneath the Licence Area in compliance with its geothermal resources licence and electric power production license and with this Agreement and shall convert the energy efficiently into electricity for sale to KPLC at the Early Generation Interconnection Point/Interconnection Point. The Early Generation Facility and each Plant shall be designed to enable the Seller to meet the obligations of this Agreement.

The scope of the Seller’s duties shall include but not be limited to:

●	design, procurement, construction, operation and maintenance of the existing and additional wells, the steam collection and water disposal systems, the Early Generation Facility and each Plant;

●	design, procurement, and construction of the 220 kV Transmission Interconnector;

●	compliance with the provisions of the geothermal resources licence including:

●	measurement and monthly reporting of the geothermal energy extracted and of the electricity available and supplied; and

●	monitoring, reporting, and participating in field management of the geothermal reservoir.

1.2	General Information:

(a)	Geothermal Considerations

The Seller will follow good geothermal engineering practice in all aspects of design drilling and construction operation and maintenance particularly including, but not limited to, the effects of:

●	hot and/or unstable ground;

●	elevated temperatures on material properties, equipment requirements, well control and other practices;

●	hydrogen sulphide and other gases affecting personal safety and corrosion of copper-bearing materials;

●	earthquakes.

(b)	Ambient Conditions

Each Plant shall be designed and constructed to take account of the following ambient conditions:

(i)	General

Maximum ambient air temperature	35°C
Minimum ambient air temperature	1°C
Average ambient air temperature in any one year	18°C
Average relative humidity at midday	57%
Minimum relative humidity	70%
Average annual rainfall	714mm
Isokeraunic level	60-70 days/annum
Design maximum wind speed	35 m/s
Ambient pressure	0.8 bara

(ii)	Reference Conditions

Atmospheric pressure	0.8 bara
Ambient air temperature	16.5°C
Wet bulb temperature	13.3°C

1.3	Generally Applicable Codes and Standards

Each Plant shall comply with the requirements of all applicable legislation, orders, decrees, instruments, etc. of the Republic of Kenya including but not limited to:

Health and safety in employment;

Codes of practice for the design and safety, operation, maintenance and servicing of pressure vessels;

Noise;

Electricity regulations/codes of practice;

Public works;

Fire Protection;

Environmental Protection

Where appropriate legislation is not available, the latest version of national or international standards will be used to define the minimum requirements. The mixing of various national and international standards shall only be permitted with the prior approval of KPLC or its representative. This Functional Specification is based on the use of one set of standards for each discipline:

Civil Works – Kenyan Standards with supplementary requirements for seismic design as given in Unified Building Code of USA;

Mechanical Works – ASME/ANSI, API and ASHRAE;

Electrical Control and Instrumentation – IEC, IEEE, ANSI;

Quality Systems – International Standards Organisation standard ISO 9000 series;

Deviations from the referenced standards or substitution by equivalent ones shall be subject to the approval of KPLC or its appointed representative.

The references to codes and standards set out in this paragraph 1.3 shall be references to those codes and standards fixed as at the relevant Determining Date.

1.4	Environmental Aspects

The project and all of the plant therein shall comply with the environmental guidelines contained within the “Geothermal Energy” section of the latest version of the “Industrial Pollution Preventions and Abatement Handbook” published by the World Bank Environment Department in collaboration with the United Nations Industrial Development Organisation and United Nations Environmental Programme current at the relevant Determining Date of this Agreement, except where KPLC provides written agreement to variations or where other more onerous environmental requirements are imposed within this Agreement pursuant to a Change in Law.

All equipment will be designed and constructed to minimise the environmental impact.

The Seller shall give consideration to visual impact, wildlife habitat and temporary disturbance during construction, maintenance and operation. The Seller will produce and abide by a detailed statement on the manner in which the construction and operation will avoid or mitigate adverse effects on the environment including the aspects listed below which have been identified as requiring specific attention. Seller shall be especially sensitive to the National Park status of the land within which the Licence Area is located.

(a)	Air Quality

Water vapour and gases (especially hydrogen sulphide) will be dispersed so as to avoid concentrations at ground level which are unacceptable as to personal safety, smell and condensate spray.

(b)	Liquid and Solid Wastes

Liquid drilling wastes will be ponded. Residual quantities of liquid and solid wastes will be treated and/or removed to allow Site restoration. Drainage of surface water will be arranged to avoid the risk of erosion of the light volcanic soils.

Spent geothermal water shall be re-injected into the ground at points which cause minimal disturbance to the geothermal reservoir and which comply with the geothermal licence.

(c)	Land Disturbance

Earthworks shall be kept to a minimum and so managed as to avoid soil erosion and to achieve permanent restoration.

Well sites and each Plant shall be fenced but pipelines shall be designed to allow easy movement of animals including giraffes and other wildlife across the Licence Area.

(d)	Visual Aspects

As far as practicable, visual changes to the landscape shall be minimised. Consistent with safety and other engineering needs, Seller shall select locations, shapes and colours which merge into or enhance the appearance of the area including the growing of trees to soften the effect of the Plant structures.

(e)	Noise

In addition to limiting steady and intermittent levels of noise to recognised safety levels for humans, Seller shall ensure that the unusually quiet nature of the National Park and the susceptibility of wildlife to high noise levels are recognised in the design of the Plant and its facilities and the operating procedures.

The noise limits at the Early Generation Facility and Plants’ boundary fencing shall be in accordance with the Environmental Impact Assessment.

1.5	Project Programming

The Seller shall submit a detailed schedule showing key activities and the timetable necessary to achieve completion of the programme of work. The programme of work will include the design, manufacture, construction, commissioning and any planned maintenance for the complete development. During the Appraisal Period the Seller shall submit a report every two (2) months to KPLC or its appointed representative detailing the progress of the appraisal process and an estimated completion date. During the construction period of both the Early Generation Facility and of each Plant the Seller will submit monthly reports to KPLC or its appointed representative to give the best estimated time to completion and demonstrate that all reasonable measures are being taken to maintain that schedule.

1.6	Quality Assurance Requirements:

(a)	Quality System

Seller shall have a certified Quality System that meets the requirements of the International Standards Organisation standard ISO 9000 series of standard or equivalent.

The Seller shall provide details to KPLC of a programme to ensure that the Early Generation Facility and each Plant operates to the standards, which programme shall include details of measures to monitor performance against such standards under surveillance, at least three (3) months prior to the start of construction.

At least three (3) months prior to the Early Generation Commissioning Date and again three (3) month prior to the Plant Commissioning Date for a Plant a plan containing the applicable procedures, design, verification, plans and inspection test plans for the Early Generation Facility and for such Plant, as the case may be, shall be submitted to KPLC. KPLC reserves the right to examine any procedures referred to in the plan and to audit the Seller against the requirements of the plan at any time.

Three (3) copies of all appropriate quality records as required by applicable codes and standards shall be submitted to KPLC or its appointed representative for review prior to or concurrent with the arrival in Kenya of all materials and equipment required for the Project.

(b)	Inspection and Testing

The Early Generation Facility and each Plant shall undergo inspection and testing during manufacture, erection and on completion for verification that the components satisfy all the requirements as specified. All inspection and testing shall be conducted in accordance with the applicable codes and standards. The Seller shall consider the provisions specified as minimum requirements and also use its own experience in determining requirements for additional inspection and testing that it considers necessary. KPLC shall have the right to inspect any records of this inspection or testing.

2	Civil Engineering and Construction

2.1	General

Where a building, detail, material or other item is not covered by this specification, then it shall be based on accepted building practice using appropriate high quality materials.

2.2	Site Preparation

The Seller will conduct a pre-construction survey of the Licence Area. The survey shall demonstrate that all work for the Early Generation Facility, each Plant and the steam field, including construction requirements, lies within the Licence Area.

2.3	Dwellings

The Seller will provide all accommodation or dwellings required for the construction and operation phases. Dwellings are not permitted within the National Park.

3	Steamfield

3.1	Drilling, Well Control, Abandonment

Well design materials and drilling practices shall comply generally with relevant petroleum industry standards including API codes modified for geothermal conditions as contained in NZSI 2403:1991 Code of Practice for Deep Geothermal Wells and with the requirements of the Seller’s geothermal licence.

At all times during its life each well shall be so operated, worked over or repaired externally as to mitigate the effects of corrosion, erosion and other weaknesses. Downhole and surface inspections shall be made as required in the geothermal licence to ensure safety for persons, surface property and reservoir competence.

Before drilling or workovers commence the Seller shall provide to and have agreed by the KPLC detailed programmes of work. Wells which are no longer useful or safe shall be cemented and abandoned in the manner specified in New Zealand Standard NZSI 2402 or as otherwise agreed with the KPLC.

Unproductive wells shall be sealed and left in a condition agreed with KPLC.

If following the Appraisal Works no further development is to be undertaken all wells shall be left in a safe condition as agreed by KPLC at the time.

3.2	Steam and Water Systems

The layout, sizing and optimisation of the pipework and associated equipment will be undertaken by the Seller. For overland piping thermal insulation complete with cladding shall be installed to limit the surface temperature to 50°C.

The following standards shall be used:

Pressure Vessel	American Society of Mechanical Engineers standard ASME VIII;
Piping	American National Standards Institute standard ANSI B31.1;
Valves	SME 16.4

The geothermal fluid extracted from the resource shall be quantified for the purpose of resource monitoring and commercial reasons. The pressures, temperatures and flows for both steam and separated water shall be logged on a continuous basis. Regular chemical analyses shall also be conducted and logged.

4	Early Generation Facility and each Plant

4.1	General Requirements

(a)	General

The design and construction of the Early Generation Facility and each Plant shall meet the performance requirements set out herein. Adequate design margins shall be included to allow for normal deterioration of plant performance between overhauls and de-scaling. All equipment used shall be new plant of proven design suitable for operation under the environmental conditions found at the geothermal site.

(b)	Design Life and Availability

The Early Generation Facility, each Plant and all components shall be designed for the following minimums:

Design Life: 25 years

Average Annual Unit Availability Factor over the Term – for the Early Generation Facility - 92%, and for each Plant – 96%

where:

Availability Factor	=	Available Hours x 100 Period Hours
Period Hours	=	8,760
Available Hours	=	Period hours minus planned and unplanned outage hours

The high availability specified above shall be achieved with the use of standby equipment (redundancy) and design measures to give extended periods of operation between cleaning/planned maintenance shut-downs.

4.2	Mechanical Equipment

(a)	Rotating Equipment

Steam turbines shall be designed manufactured and tested to International Electrotechnical Commission standard IEC 45 or equivalent applicable code and all referenced standards. The turbines shall be capable of operating for at least 15 minutes at no load. The turbines shall be capable of stable automatic transition to no load operation following disconnection from KPLC’s System. Turbines shall be designed to operate under all variations of chemical and physical characteristics of geothermal steam.

For the evaluation of the performance test ASME steam tables shall be used.

For turbines using motive fluids other than steam the design principles for steam turbines as defined in the referenced standards shall be adopted where appropriate. These turbines shall comply with the performance requirements specified for the steam turbine, i.e. capability of operating for at least 15 minutes at no load and stable automatic transition to no load operation following disconnection from KPLC’s System.

Pumps shall be designed, manufactured and tested to Hydraulic Institute Standards or AWWA as applicable.

(b)	Pressure Vessels and Piping

The following standards shall be used:

Pressure Vessel	American Society of Mechanical Engineers standard ASME VIII;
Piping	American National Standards Institute standard ANSI B31.1;
Valves	American Society of Mechanical Engineers standard ASME 16.4

(c)	Heat Exchangers

The following standards shall be used:

Condenser	Heat Exchanger Institute;
Cooling Tower	CTI Codes/Civil building codes;
Tubular Heat Exchangers	Tubular Exchangers Manufacturers Association Standard TEMA class C

4.3	Control, Instrumentation and Electrical Equipment

(a)	Outline of Electrical Requirements

The generators of the Early Generation Facility shall be connected to KPLC’s System at the Early Generation Interconnection Point. The interconnector shall consist of a single overhead transmission line at an agreed voltage to be built by KPLC to transfer the full output from the Early Generation Facility. The Seller may propose suitable designs for the interconnection including arrangements for generators, auxiliary supplies and interconnector switching. The design shall comply with existing KPLC design standards and criteria and enable the output of each generator to be controlled. A single line diagram is given in Figure 4.

The characteristics of the KPLC system are as follows:

Nominal rated voltage	33 kV;
Operating voltage range	+ 10%;
Nominal frequency	50 Hz;
Operating frequency range	+ 2.0 Hz
Max prospective short-circuit current	40 kA (rms, symmetrical)

The main generators of each Plant shall be connected via individual step up transformers, with on load tap changers, to a high voltage interconnector to the Olkaria II substation (the substation to be constructed by KPLC).

The interconnector shall consist of a single circuit rated to transfer the full output from such Plant. The interconnector shall be constructed at 220 kV.

One bay will be provided at the 220 kV Olkaria II substation by KPLC and the Seller will propose suitable designs for the interconnection including arrangements for voltage transformation and interconnector switching. A single line diagram is given in Figure 3.

The characteristics of the KPLC 220kV system (“System Characteristics”) are as follows:

Nominal rated voltage	220 kV;
Operating voltage range	+10%;
Nominal frequency	50 Hz;
Operating frequency range	+ 2.0 Hz;
Maximum prospective short-circuit current	40 kA (rms, symmetrical)

(b)	Generators and Associated Control Equipment

Each generator of the Early Generation Facility shall be rated on a continuous running duty basis, duty Type SI, for a design power factor of 0.85 lagging to 0.9 leading. The maximum continuous rating of the Early Generation Facility after completion of the third energy converter unit is approximately 12 MW and shall be the output available at the Delivery Point at rated voltage, frequency and power factor.

Each generator of each Plant shall be rated on a continuous running duty basis, duty Type SI, for a design power factor of 0.8 lagging to 0.9 leading. The maximum continuous rating of the First Plant was originally expected to be 64 MW but, was determined to be 48 MW pursuant to the completion of the Appraisal Works. All references to 64 MW from now on in these Schedules shall be taken to mean, with respect to the First Plant, the Second Plant, the Third Plant and the Fourth Plant (as applicable) the relevant capacity value described in Section 5.12 of the General Terms and Conditions of the Agreement and shall be that output available at the Delivery Point at rated voltage, frequency and power factor.

All generators shall be equipped with a continuously acting fast response automatic excitation system of either brushless or static type with a high initial response characteristic (excitation system voltage response time of 0.1 second or less).

The generator automatic voltage regulators shall be capable of maintaining terminal voltage to an accuracy of + 0.5%, relative to a constant reference value, adjustable over the range + 10%, to ensure adequate steady state stability.

The generator short circuit ratio at rated MVA shall not be less than 0.5.

Automatic synchronising equipment shall be provided for the generator circuit breakers. Manual synchronising, complete with check synchronising facilities relays shall be provided for the generators/step up transformers.

(c)	Power Transformers

The generator step up transformers of each Plant shall be rated for maximum duty. They shall be fitted with on load tap changers with a tapping range such as to permit maximum export with the generator at rated voltage and 0.85 lagging power factor, with KPLC’s System operating at a voltage of 220kV.

(d)	Emergency and Maintained Power Supplies

The Seller shall ensure that sufficient and reliable standby power supplies are available during loss of normal power supplies, such that continuous operation of all equipment which may be required during such periods can be maintained.

(e)	Earthing and Lighting Protection

The Seller shall include a complete and integrated earthing and lightning protection system for the overall Site.

(f)	Communications

Communications with KPLC shall be via telephone line to Olkaria I in accordance with its requirements. The Seller shall provide one telephone extension and one fax extension on each of KPLC’s control networks. These telephones shall not be interconnected to any system which is connected to the public telephone system.

Provisions shall be made by the Seller for data interconnections to KPLC’s SCADA system.

The Seller will install a dedicated computerised system for acquisition of plant data and calculation of all plant characteristics which are related to power generation and efficiency of conversion, to enable payments from KPLC to the Seller to be calculated. The Seller shall also log all dispatch requirements. A remote visual display unit, terminal and printer capable of interrogating the computer system shall be provided to KPLC’s premises at Juja Road Substation, Nairobi, communicating via telephone modem.

4.4	Operating Characteristics

4.4.1         Early Generation Facility

(a)	Unit Starts

The notice required by the Seller to start up a binary energy converter Unit (BEC) of the Early Generation Facility will vary according to the length of time that the turbine generator of the binary energy Converter has been shut down. The Early Generation Facility shall be able to start up the various components within the following time periods:

Scope of Shutdown	Notice required to synchronise
Early Generation Facility	BEC 1 hour
Steam Field	6 hours
Wells	12 hours

(b)	Unit Load Ramping Rate

The maximum Unit load ramping rate during synchronisation and a load to full load under normal conditions shall be no more than 10% of Unit rated capacity per minute.

(c)	Step Loading

Any Unit shall be able to accept an instantaneous load variation of 5% of rated capacity.

(d)	Load Rejection

Any Unit and the Early Generation Facility must remain in a safe condition following a sudden full load rejection and must be capable of re-synchronisation within 30 minutes.

(e)	Frequency Limitation

The frequency limitation of the Early Generation Facility for continuous operation is between the range 48.0 and 52.0 Hz.

(f)	Power Factor

Each unit is capable of operating at Rated Capacity with a generation power factor measured at the generator terminals in the range of 0.85 lagging to 0.90 leading.

(g)	Voltage Limits

The Early Generation Facility shall be capable of operating with the variation of ± ten percent (10%) at the generator terminals. The Early Generation Facility will automatically trip if the voltage exceeds this range.

4.4.2         Each Plant

(a)	Unit Starts

The notice required by the Seller to start up a binary energy converter unit will vary according to the length of time that the binary energy converter unit has been shut down. The Plant shall be able to start up the various components within the following time periods:

Scope of Shutdown	Notice required to synchronise
Generating Plant	3 hours from cold, 1 hour from hot
Steam Field System	6 hours
Wells	12 hours

(b)	Unit Load Ramping Rate

The maximum Unit Load ramping rate during synchronisation and loading to full load under normal conditions shall be no more than ten percent (10%) of Rated Capacity per minute.

(c)	Step Loading

Any unit shall be able to accept an instantaneous load variation of five percent (5%) of rated capacity.

(d)	Load Rejection

Any Unit and the Plant must remain in a safe condition following a sudden full load rejection and must be capable of re-synchronisation within thirty (30) minutes.

(e)	Frequency Limitation

The frequency limitation of the Plant for continuous operation is between the range forty eight (48.0) and fifty two (52.0) Hz.

(f)	Power Factor

Each unit is capable of operating at Rated Capacity with a generation power factor measured at the generator terminals in the range 0.85 lagging to 0.90 leading.

(g)	Voltage Limits

The Plant shall be capable of operating with variation of ± ten percent (10%) of the voltage on the high voltage terminals of the step up transformers with no-load tap changer in operation. The Plant will automatically trip if the voltage exceeds this range.

Part B: The Seller’s Connection Facilities including the Transmission Interconnector and KPLC’s Connection Facilities

1	Transmission Interconnector

Prior to the construction of the First Plant, the Seller has constructed a single circuit Transmission Interconnector between the First Plant and the KPLC’s Connection Facilities which are located at the Olkaria II power station 220 kV switchyard. The Transmission Interconnector is designed in accordance with existing KPLC design standards and criteria. The design criteria considering line design basis, protection and communication requirements, including inter-tripping requirements are set out in Part C of this Schedule 2.

2	Generating Unit Protection Devices

The Units shall be equipped with the following protection devices and KPLC and the Seller shall agree the necessary settings for these:

(i)	Stator Earth Fault;

(ii)	Negative Phase Sequence;

(iii)	Step up transformer over current and earth fault; and

(iv)	High voltage busbar protection (if appropriate).

Part C: Design Criteria – Transmission Interconnector

1	Temperature Limits and Wind Loadings

Item	Description	Detail
1.	Temperatures
1.1	Minimum temperature of conductors	°C -1
1.2	Maximum temperature of conductors	°C 75
1.3	“Everyday” temperature of conductors	°C 25
2.	Wind Pressure
2.1	Wind pressure on projected area of conductors, earth wires and insulators	N/m2 383
2.2	Wind pressure on projected area of members of one face of tower	N/m2 690

2	Factors of Safety

Item	Detail	Minimum Factor
Conductors
1.	Conductors and earth wire at final maximum working tension based on ultimate nominal breaking load.	3.0
2.	Conductors and earth wire in still air at everyday temperature final tension based on ultimate nominal breaking load.	5.0
3.	Anchor clamps and mid-span joints based on conductor or earth wire ultimate nominal breaking load.	0.95
Insulators and Fittings
4.	Tension set failing load based on conductor maximum working tension	3.0
5.	Suspension set failing load based on the resultant of maximum vertical and transverse loadings under normal working conditions.	3.0
Supports
6.	Steel towers under normal working conditions.	2.5
7.	Steel towers under broken wire conditions.	1.25
8.	Foundations under normal working conditions.	2.5
9.	Foundations under broken wire conditions.	1.5

3	Minimum Clearances

The following are the minimum clearances between live conductors and other objects, which correspond to the condition of maximum sag of conductor either in still air or at maximum swing condition.

Item	Description	Clearance 220 kV
3.1	Minimum clearances from Conductor in m:
(i)	to normal ground	7.5
(ii)	to metal clad or roofed buildings, or other buildings or structures upon which a man may occasionally stand	5.2
(iii)	to electric power line wires (line or earth)	4.0
(iv)	to telephone lines	4.0
(v)	to paved roads	8.5

(vi)	to railways	8.5
(vii)	to be added to the above clearances to allow for conductor creep (at mid span)	0.6
3.2	Minimum clearance from live metal to support steelwork on suspension supports in mm:
(i)	from 0-25° swing	2200
(ii)	from 25° to 45° swing	2100
3.3	Assumed maximum transverse swing from the vertical of suspension insulator strings on straight line supports	45°
3.4	Minimum clearance from live metal to earthed metal at tension supports in mm:
(i)	in still air	2200
(ii)	jumper loops under 25° swing	2100
3.5	Assumed maximum angle of swing from the vertical of jumper loops	25°
3.6	Maximum shielding angle of earth wire (in still air) on conductor at tower	0°

4	Broken Wire Conditions

Item	Tower Type	Maximum number of complete phase or earth conductors broken
4.1	Suspension, Single Circuit	Any one phase or one earth wire (tension reduced to 70% of maximum working tension for broken phase only).
4.2	Suspension, Double Circuit	Any one phase and one earth wire or any two phases (tension reduced to 70% of maximum working tension for broken phases only)
4.3	All other tower types	Any two wires, phase or earth, at maximum working tension

5	Span Lengths

Item	Description		Span Lengths (m)
5.1	Basic (design) span		370
5.2	Wind span (Suspension and Angle Tension towers)	(i) Normal condition	410
		(ii) Broken wire	310
	Wind span (Terminal towers)	Normal condition	220
5.3	Weight span for Suspension towers	(i) Normal condition	740
		(ii) Broken wire	560
	Angle Tension towers	(i) Normal condition	1110
		(ii) Broken wire	840
	Terminal towers	Normal condition	840

6	Support and Foundation Design Data

Item	Description	22.2 Detail
6.1	SUPPORTS

6.1.1	Maximum ration of unsupported length of steel compression members to their least radius of gyration (L/R):
(a)	Main members	120
(b)	Bracings	200
(c)	Redundants	250
(d)	Bracings Loading in tension only	350

7	Support and Foundation Design Data

Item	Description	Light Concrete Block	Heavy Concrete Block	Soft Rock	Water-logged Soil	Rock Anchor
7.2	FOUNDATIONS
7.2.1	Assumed mass of earth resisting uplift (kg/m3)	1600	1350	1900	750	20
7.2.2	Assumed angle to vertical of frustum of earth resisting uplift	30°	30°	20°	30°	15°
7.2.3	Assumed mass of concrete resisting uplift (kg/m3)	2300	1850	2300	1350	2300
7.2.4	Assumed ultimate earth pressure for standard foundation under specified loadings, including factors of safety (kN/m2)	370	185	1100	150	2000
7.2.5	Ultimate adhesion value between galvanised steel and concrete, including factor of safety (N/mm2)	0.7	0.7	0.7	0.7	0.7
7.2.6	Ultimate lateral earth pressure, including factor of safety (for chimney design) (kN/m2/m)	100	100	100	--	100
7.2.7	Ultimate plain concrete bearing stress (N/mm2)	13.8	13.8	13.8	13.8	13.8
7.2.8	Minimum portion of sub loads to be allowed for in the design of sub cleats	50%	50%	50%	50%	50%
7.2.9	Shear stress in rock (kN/m2)	--	--	--	--	50

8	Insulators 220 kV Lines

Item	Description	Detail

		Suspension	Tension

8.1	Insulator Type	Cap & Pin	Cap & Pin
8.2	Insulator Material	Glass or Porcelain	Glass or Porcelain
8.3	Minimum No. of units per string	15	16
8.4	Minimum Spacing	146 mm	146 mm

8.5	Lightning Impulse Withstand voltage of complete string (minimum sea level value)	1050 kV	1050 kV
8.6	Minimum creepage distance of String (normal) (in quarry areas)	5664 6124	5664 mm* 6125

*         Tension strings shall achieve those values with one unit removed from the string.

9	220 kV Circuit Breaker

A Circuit Breaker shall be installed on the outgoing 220 kV line and dedicated for Protection and Control of the Line.

9.1	Type

The Circuit breaker shall be of the SF6 type with individual self contained spring operated mechanism.

Emphasis is placed on the need for reliability of design in order to give long continuous service with low maintenance costs. In this respect, spring operated mechanisms are the preferred type.

9.2	Ratings

1200 A continuous rating and 31.5 kA, 3 sec. Circuit Breaker.

9.3	Operating Duty and Performance

(i)	General

The requirements of IEC 60056 in respect of type tests service operation and the making and breaking of faulty currents shall apply to all types of circuit breakers. Designs shall be suitable for interrupting three-phase ungrounded faults.

(ii)	Test certificates

Circuit breakers shall be covered by test certificates issued by a recognized short-circuit testing station certifying the operation of the circuit breaker at duties corresponding to the rated breaking capacities for the circuit breaker.

The test duty shall not be less onerous than the requirements of the standard. Test certificates or equivalent shall be submitted with the tender.

(iii)	Rate-of-rise of Restriking Voltage

Where not specifically stated in the test certificates submitted with the Tender, the Tenderer shall certify that the TRV to which the circuit breaker was subjected during the short circuit tests was the most severe condition that could be imposed by the available test plant for a first phase-to-clear factor of 1.5.

Any device incorporated in a circuit breaker to limit or control the rate of rise of restriking voltage across the circuit breaker contacts shall likewise be to the Engineer’s approval and full description of any such device shall be given.

(iv)	Reclosure Duty

At 220 kV breakers controlling transmission lines and transformer feeders shall be suitable for high speed single phase and delayed three-phase auto reclosure.

Circuit breakers may be subject to several single shot auto reclosing duty cycles within quick succession upon the occurrence of multiple faults coupled with short reclaim timer settings. The Seller shall state the minimum time interval permissible between each auto reclose duty at rated short circuit current and advise the number of reclosing operations allowable before lockout and maintenance becomes necessary.

The main contractor shall ensure the circuit breaker requirements are embodied in the auto-reclose protection scheme.

(v)	Interrupting Duties

In addition to the requirements of IEC 60065 for interrupting terminal faults circuit breakers shall be capable of coping with the interrupting duties produced by the switching of low inductive currents associated with reactors or transformers magnetizing currents, or by the switching of capacitor currents associated with overhead line charging, cable-charging or capacitor banks as may be applicable. Circuit-breakers for these duties shall be of the restrike-free type only.

Circuit breaker shall be capable of interrupting currents associated with short-line faults and the out of phase switching conditions that may occur in service.

The Seller should include a statement of the accumulative breaking capacity which the circuit breakers are capable of before maintenance is required.

(vi)	Break Time

In respect of 220 kV circuit breakers attention is drawn to Clause 14.3.

(vii)	Insulation Co-ordination

The insulation strength across the open circuit breaker shall be at least 15 per cent greater than the line to ground insulation strength for all impulse, switching surge and power frequency voltage conditions.

9.4	Operating Mechanisms

Circuit breakers mechanisms shall be “trip free” as defined in IEC 60056-1. It is recognized that it may be necessary for contacts to close momentarily prior to opening to ensure satisfactory current interruptions.

Each part of the operating mechanisms shall be of substantial construction, utilizing such materials as stainless steel, brass or gunmetal where necessary to prevent sticking due to rust or corrosion. The overall designs shall be such as to reduce mechanical shock to a minimum and shall prevent inadvertent operation due to fault current stresses, vibration or other causes.

An approved mechanically operated indicator shall be provided on each circuit breaker operating mechanism to show whether the circuit breaker is open or closed. Each phase shall incorporate a mechanical indicator or other approved means of position indication where operating mechanism designs do not utilize mechanical coupling between phases.

220 kV circuit breaker mechanisms shall be provided with duplicate trip coils in order to facilitate duplication of trip coil initiation.

Where circuit breakers comprise three independent units, as in this case, it shall be possible to make independent adjustments to each unit. For three phase operation the three units shall make and break the circuits simultaneously. In the event of any phase failing to complete a closing operation, provision shall be made for automatic tripping of all three phases of the circuit breaker. This scheme shall be inbuilt within the circuit breaker. Indications for operation of this condition shall be indicated locally, remotely and on SCADA.

Power closing mechanisms shall be recharged automatically for further operations as soon as the circuit breaker has completed the closing operation and the design of the closing mechanism shall be such that the circuit breaker cannot be operated inadvertently due to external shock forces resulting from short circuits, circuit breaker operation, or any other cause.

If a circuit breaker closing mechanism is not fully recharged for further operation within a pre-determined time after closing cycle, the mechanism shall be locked out and an alarm initiated.

The circuit breaker shall be provided with slow acting manually powered operating devices for inspection and maintenance purposes only. It shall not be possible to slow close a circuit breaker when in normal service condition.

9.5	Operating Cubicles

Circuit breaker operating mechanism, auxiliary switches and associated relays, control switches, control cable terminations, and other ancillary equipment shall be accommodated in sheet steel vermin-proof and weather proof cubicles. Where appropriate the cubicles may be free standing.

Cubicles shall be of rigid construction, preferably folded by alternatively formed on a frame work of standard rolled steel sections and shall include any supporting steel work necessary for mounting on the circuit breaker or on concrete foundations.

Bolts or carriage keys shall not be used to secure the panels or doors. All fastenings shall be integral with the panel or door and provision made for locking. Doors and panels shall be rigid and fitted with weather proof sealing material suitable for the climatic conditions specified.

Cubicle shall be well ventilated through vermin-proof louvers comprising a brass gauze screen attached to a frame and secured to the inside of the cubicle. Divisions between compartments within the cubicles shall be perforated to assist air circulation. In addition, an anti-condensation heater of an approved type shall be provided and controlled by a single pole switch mounted within the cubicle.

Access doors or panels shall be glazed where necessary to enable instruments to be viewed without opening the cubicles. The arrangement of equipment within the kiosk shall be such that access for maintenance or removal of any item shall be possible with the minimum of disturbance of associated apparatus.

Circuit breaker control position selector and circuit breaker operating control switches as specified shall be installed in the cubicle. Circuit breaker control from this position will be used under maintenance and emergency conditions only.

An approved schematic diagram of the part of the control system local to the circuit breaker, identifying the various components within the cubicle and on the circuit breaker and referring to the appropriate drawings and maintenance instructions, shall be affixed to the inside of the cubicle access door. The diagram shall be marked on durable non-fading material suitable for the specified site conditions.

10	Disconnectors and Earthing Switches

Two 220 kV Disconnectors shall be installed, one on either side of the outgoing 220 kV Circuit Breaker. The disconnectors shall be motorized.

The Disconnector shall be rated at 1200 A, continuous rating and 31.5 kA, 3 sec. withstand.

The disconnector on the Line side shall be equipped with an Earth Switch, mechanically coupled or interlocked with the main disconnector so that the earthing switch and main disconnector cannot be closed at the same time.

Disconnecting and earthing devices shall be in accordance with IEC 60129.

The disconnectors shall preferably be of the single throw double air break centre rotating post type or of the double rotating post type with single air break and shall be subject to approval. Circuit disconnecting switches shall be rated at 1200 A continuous rating.

Disconnecting switches shall be designed for live operations and will not be required to switch current other than the charging current of open bus bars and connections or load currents shunted by parallel circuits.

Service conditions require that disconnecting switches shall remain alive and in continuous service for periods of up to two years in the climatic conditions specified and without operation or maintenance. The contacts shall carry their rated load and short circuit currents without overheating or welding and at the end of the two year period the maximum force required at the end of the operating handle to open a 3-phase disconnector shall not exceed 340N.

The earthing switch, when in closed position shall be capable of carrying the rated short time current for three seconds without the contacts burning or welding. The Earth Switch shall be interlocked with the Line CVTs such that it shall not be possible to close the earth switch when the line is energized.

Disconnecting devices shall be interlocked with circuit breakers and disconnectors as necessary to prevent the possibility of making or breaking load current.

The Disconnectors and the Earth switch shall be equipped with Electrical Interlocks to ensure safe operation. Each Disconnector and the Earth Switch shall be equipped with a solenoid which will normally be de-energised thereby mechanically blocking the operation of the Disconnector or the Earth switch. When all the conditions are right for safe operation of the Disconnector or the Earth switch, the solenoid shall be energized via a push button switch mounted on the disconnector/earth Switch control box, thereby allowing the Disconnector or Earth switch to be operated to the closed of open position. The solenoid shall only require to be energized at the start of the close or open operation and shall not be required to remain energized in order to complete the close or the open operation.

Operation of the Circuit Breaker shall not be permitted when the associated Disconnector Switches are under operation. Interlock to be achieved by use of auxiliary switches.

Also a mechanical Interlock shall be provided between a Disconnector and the associated Earth Switch.

Disconnector operation mechanisms shall be of robust construction, carefully fitted to ensure free action and shall be unaffected by climatic conditions at site. Mechanism shall be as simple as possible and comprise a minimum of bearing and wearing parts. Approved grease lubricating devices shall be fitted to al principal bearings which are not of self lubricating type. The mechanism shall be housed in a weatherproof enclosure complete with auxiliary switches, terminal blocks and cable gland plates. All steel and malleable iron parts including the supporting steelwork shall be galvanized.

The alignment and timing of primary and secondary contacts shall be achieved with ease. Once achieved, continuous operation of the disconnector without losing the alignment or timing shall be guaranteed.

11	Voltage Transformers

Voltage transformers shall be of the capacitor type and shall comply with IEC 60044-2 and the requirements of this specification.

Capacitor type transformer shall be suitable for use as line couplers for power line carrier communication systems.

Ratings:

Rated Primary Voltage:                     220 kV/√3

Rated Secondary Voltage:                  110 V/√3

The rated Burden and Class shall be suitable for the connected Protection Relays and other devices.

Separate sets of MCBs shall be provided at the CVT for:

Main 1 protection

Main 2 protection

Instruments, disturbance recorder, fault locator, etc.

Check Synchronizer Relay.

The Main 1 Protection and Main 2 Protection circuits shall be segregated in separate multicore cables from the VT to the Protection panels.

A VT failure Alarm shall be provided for each set of MCBs.

Voltage transformers shall be provided complete with galvanized steel supporting structures such that the earthed end of all porcelain insulators is not less than 2440 mm above ground level.

12	Current Transformers

Current transformers shall comply with IEC 60044-1 and the requirement of this specification.

Primary winding conductors shall be not less than 100 sq. mm section and shall have a one second short time current rating not less than that of the associated switchgear. Secondary windings of each current transformer shall be earthed at one point only, in the relay panel.

Magnetisation and core loss curves and secondary resistance values shall be provided for each type and range of current transformer.

Ratings:

CT ratio:	1500-800-300/ 1 A, to match the remote end CTs
Core 1:	15 VA, 5p20 for Main 1 Protection
Core 2:	15 VA, 5p20 for Main 2 Protection
Core 3:	15 VA, 5p20 for Back-up Protection and Circuit Breaker Failure Protection
Core 4:	15 VA, Cl 0.2 for Energy Metering
Core 5:	For Busbar Differential Protection. Seller to specify to match other CTs in the Differential Scheme

Current transformers for balance protective schemes, including neutral current transformers where appropriate, shall have identical turns ratio and shall have magnetization characteristics to the approval of KPLC for each specific instance. Where an existing balanced protective system is being extended, the Seller shall ensure that any additional current transformers are correctly matched on the existing equipment.

The Seller shall ensure that the capacity of the current transformer provided is adequate for operation of the associated protective devices and instruments.

The CT cores for Main 1 and Main 2 protection shall be segregated in separate multicore control cables from the current transformer through to the protection panels.

Where double ratios are specified it shall be possible to select either ratio for each winding without alteration to the number of primary turns. A label shall be provided at the secondary terminals of the current transformer indicating clearly the connection required for either ratio. These connections and the ratio in use shall be shown on the appropriate schematic and connector diagram.

The Seller shall provide details of his method of calculating the outputs of the current transformers for each type of protection specified and shall submit calculations for all current transformers for approval by the KPLC before starting manufacture.

13	Surge Arrestors

Surge arrestors shall be the type employing non-linear metal oxide resistors without spark gaps.

Arrestors shall be designed and tested in accordance with the requirements of IEC 60099-4.

Surge arrestors shall be housed in porcelain insulators designed to withstand extremes of the environment. The insulation shall have a minimum creepage distance of 25 kV/mm. Porcelain shall comply with IEC 60233.

The method of sealing against the ingress of moisture shall be of a type well proven in service and the manufacturing procedures shall include an effective leak test which can be demonstrated to the inspecting Engineer if required.

The internal components of arrestors shall be arranged to minimize radial voltage stresses, internal corona and to ensure minimal capacitative coupling with any conducting layer of pollutant on the outside of the porcelain housing. Except where approved, organic materials are not permitted.

Good electrical contact shall be maintained between resistor blocks, which take account of any thermal expansion and contraction of the block, mechanical shock during transport and erection, by installing a well proven clamping system.

Good quality control of the manufacturing process of the resistor shall be ensured by rigorous testing procedures. The procedures shall ensure that the characteristics of the blocks area, and will remain within the specified limits when new and throughout the anticipated life of the arrestors. Samples may be selected at random by the Engineer for special tests to be agreed with the manufacturer.

All surge arrestors shall be fitted with a pressure relief diaphragm which shall prevent explosive shattering of the porcelain housing in the event of an arrestor failure and the arrestor shall have been tested according to the high and low current tests specified in IEC 60099-1.

Arrestors shall be supplied complete for installation in an outdoor switchyard including insulating bases and surge counters, one per phase and, if applicable, grading rings. The material used for terminals shall be compatible with that of the conductors to which they are connected.

Each arrestor shall be identified by a rating plate in accordance with the requirements of IEC 60099. In addition an identification mark shall be permanently inscribed on each separately housed unit of a multi-unit arrestor so that units can be replaced in the correct position in the event of them being dismantled.

14	Protection and Control

14.1	Multicore Cables and Schematic Diagrams

Protection and control schemes should, in general be based on the use of a single 1.5 sq.mm 7/0.67 mm cores. The Multi-core cables shall have steel Armour for mechanical protection.

This contract includes the preparation of cabling schematic diagrams, showing the approved routing of cores in the various cables, and detailed cable schedules and connection diagrams for all the cables associated with each item of equipment included in the project.

14.2	Relay General Requirements

All relays shall operate correctly within system frequency limits 47 Hz to 51 Hz.

Relays shall be approved types complying with IEC, shall have approved characteristics, be flush mounted in dust and moisture proof cases and shall comply with IEC 60068 test classification 20/40/40.

Relays shall be of approved construction and shall be arranged so that adjustments, testing and replacement can be effected with the minimum of time and labour. Relays of the hand reset type shall be capable of being reset without opening the case.

Electrically reset tripping relays shall be provided where necessitated by the system of control, such as for those circuits subject to remote supervisory control.

Relay contacts shall be suitable for making and breaking the maximum currents which they may be required to control in normal service but where contacts of the protective relays are unable to deal directly with the tripping currents, approved auxiliary contactors, relays or auxiliary switches shall be provided. In such cases, the number of auxiliary contactors or tripping relays operating in tandem shall be kept to a minimum in order to achieve fast fault clearance times. Separate contacts shall be provided for alarm and tripping functions. Relay contacts shall make firmly without bounce and the whole of the relay mechanisms shall be as far as possible unaffected by vibration or external magnetic fields.

Relays, where appropriate, shall be provided with flag indicators, phase coloured where applicable. Flag indicators shall be of the hand rest pattern and shall be capable of being reset without opening the case. Where two or more phase elements are included in one case, separate indicators shall be provided for each element.

All protection relays shall be of the numerical type. The Numerical Relays provided must have facilities to download information to a PC and via a modem, to a remote Location via the available communication system. One PC and associated Software shall be provided. Steps shall be taken to protect the circuitry from externally impressed transient voltages which could reach the circuitry via connections to instrument transformers or the station battery.

The routing of cables should be such as to limit interference to a minimum. Any auxiliary supplies necessary to power solid state circuits shall be derived from the main station battery and not from batteries internal to the protection.

Relays with provision for manual operation from outside the case, other than for resetting, will not be accepted.

Relays, whether mounted in panels or not, shall be provided with clearly inscribed labels describing their application and rating in addition to the general purpose labels.

Attention is particularly drawn to the site climate condition and relay designs should be entirely suitable for duty under these conditions.

To minimise the effect of electrolysis, relay coils operating on DC shall be so connected that the coils are not continuously energized from the positive pole of the battery.

Relays shall be suitable for operation on 110 V nominal, 125 float dc systems without the use of voltage dropping resistors or diodes.

The contractor shall provide detailed current transformer requirements for each type of relay.

14.3	Fault Clearance Times

Overall fault clearance times i.e. from fault initiation to arc extinction shall not exceed the following:

Maximum Fault Clearance Time
Type of Fault	Maximum Clearance Time 220 kV System
Substation and transformer faults	110 mS
Line faults
(a) Up to 72% of the line length (i.e. 90% of a distance relay Done 1 reach assuming 80% Zone 1 setting	100 mS
(b) From 72% to 100% of line length Plus protection Signalling time	130 mS

These requirements shall be fulfilled under all system conditions including maximum dc current offset and shall include any time delay caused by the use of capacitive voltage transformers.

14.4	Line Protection

14.4.1     Distance Protection

Distance protection for 220 kV lines shall comprise one distance relay installed by OrPower 4 in Olkaria III Substation operating in conjunction with teleprotection channels over fibre optic circuits. The distance Protection shall operate in a permissive overreach mode over a teleprotection signalling channel.

The distance relay shall operate for all types of phase and earth faults. Separate phase and earth fault distance measuring elements shall be provided. Common elements with transfer switching arrangements will not be accepted. Phase and earth fault compensation features shall be incorporated to ensure accurate distance measurements for all types of fault and to allow for variation in the path of earth faults on the system.

Zones 1 and 2 shall operate only for faults in the protected direction. Under no circumstances shall the relay operate for reverse faults even when the voltage supplied to the relay falls to zero on all three phases. Details of methods used for polarising relays to deal with faults close to the relaying point shall be provided.

Zone 3 shall not be non-directional and shall be capable of being independently off-set in both directions.

Starting shall be by impedance relays; overcurrent starting will not be accepted. The relay characteristic shall cover the protected line plus the longest line emanating from the remote station taking current infeed into account.

The starting relays shall not operate during maximum power transfer. During single phase to earth fault coinciding with maximum power transfer, only the starting relay associated with the faulted phase shall operate.

The reach of each measuring zone and starting relay shall be individually adjustable by suitable steps across the setting range. The characteristic angle shall be adjustable between approximately 40 and 85 degrees.

Zone 2 and Zone 3 shall have a delay setting range of 0.1 to 1.0 second and 0.5 to 5.0 seconds respectively.

The sensitivity of the protection shall be adequate for definite operation under minimum plant and single outage conditions and shall not exceed 30 per cent rated current. The relay characteristic shall ensure adequate earth fault resistance cover under all conditions.

The operating time of each zone shall be substantially independent of fault current magnitude. The operating times shall be stated in the Schedule of Particulars and, in addition, curves shall be provided showing the effect of line and source impedance, fault position and operating current on the relay operating time.

A feature shall be incorporated to ensure instantaneous tripping in the event that the circuit breaker is closed into a fault on a previously de-energised line. This feature will be enabled by the absence of line voltage with an appropriate time delay.

A monitoring system shall be provided to supervise the voltage transformer supply to each distance relay. In the event of loss of one or more phases, the monitoring system shall inhibit relay operation and initiate an alarm.

The distance relays shall incorporate indicators to show the zone in which the relay tripped, the phases or phases faulted and whether operation was assisted by a teleprotection signal. Indication must not be lost in event of a DC auxiliary supply failure.

In addition to tripping contacts, the protection shall have contacts for initiating single pole and three pole auto-reclosing, fault locators, fault recorders, signalling and alarms. The protection for the 220 kV feeder shall be suitable for single pole tripping and for use in the single and three phase auto reclosing scheme.

Where appropriate, the protection and associated auto-reclose equipment shall incorporate whatever means are necessary to ensure that all measuring and starting elements in the healthy phases of the faulted line and all measuring elements on the parallel circuit remain reset and are unaffected by the currents which flow in the healthy phases and parallel circuit during the single phase reclosure dead time. Additionally, the inter-phase fault measuring elements on the faulted circuit shall be stable in the presence of a heavy close-up earth fault. The methods used to ensure correct stability of healthy phase elements during single phase dead times and during fault conditions shall in no way prejudice the ability of the protection and auto-reclosing scheme to respond to faults during the dead time and reclaim time in the manner described in Clause 14.5.

The distance protection scheme in permissive mode shall include an “echo” feature to facilitate tripping of the local circuit breaker if a line fault occurs when the remote end disconnector is open or the remote end distance relay has not started. Suitable timers shall be included to prevent continuous carrier send when the circuit breaker is open and to remove the “echo” signal after a time, sufficient for tripping to occur, has elapsed.

The distance protection shall remain in service while the line disconnector is open so as to afford instantaneous protection to the primary connections on the busbar side of the line disconnector. For this purpose line disconnector auxiliary switches shall be used to isolate the CVT connections to the distance relay.

Power Swing Blocking

The 220 kV distance relays shall incorporate power swing blocking Function Characteristic. Power swing blocking shall encompass and be concentric with the distance relay impedance starter or zone 3 characteristic. Similarly, where it is possible to shape the zone 3 or starter characteristic, the power swing blocking Function characteristic shall also be capable of similar shaping.

Where zone 3 is set reverse looking as directional mho, the power swing blocking outer characteristic shall be capable of being set concentric with the zone 2 mho characteristic.

Facilities shall be provided to block zones 1, 2 and 3 of the distance relay as required.

Blocking logic shall be derived by determining the time taken for the apparent impedance of the power swing locus to pass from the characteristic of the power swing to the distance relay starter characteristic. Blocking shall not take place until the apparent impedance has passed through the characteristics and the time has expired.

The associated time delay relay shall have a setting range of 50 – 250 msecs.

The setting range of the power swing function characteristic angle shall at least be adjustable over the same range as the distance relay zone 2 or zone 3 characteristic.

Reset times shall be short to ensure the distance relay reverts to its normal role as soon as possible following a power swing.

Power swing blocking shall be inhibited if an earth fault occurs during a power swing.

If the associated VT supplies are lost due to VT failure the power swing blocking Function shall not operate.

Directional Earth Fault Relay

To achieve discriminate clearance of high resistance earth faults, the distance protection specified in Clause 14.4.1 shall be supplemented by an in-built directional earth fault DEF function operating in conjunction with teleprotection channels over multiplexed fibre optic links in a permissive overreaching transfer trip of blocking mode selectable on site. At 220 kV, the two DEF relays shall preferably be provided by different manufacturers.

The protection shall utilise different teleprotection channels to the distance protection specified in Clause 14.4.1.

DEF relays shall be polarised by zero sequence voltage. The relay sensitivity shall be adjustable between approximately 5 and 20% rated current. A relay characteristic angle of 60 degrees is preferred but alternative angles will be considered.

To prevent maloperation under current reversal conditions, during fault clearance on the parallel circuit, the scheme shall include time delay relays or other suitable means.

An adjustable time delay relay shall be provided to allow distance protection to operate before the DEF relay for earth faults having values of arc resistance which lie with the relay Zone 1 characteristic. A further time delay adjustable from 0-10 seconds shall be provided to enable the relay to provide remote back-up protection for high resistance faults independently of carrier equipment. Auto reclosing shall be blocked in this case. It shall be possible to selectively enable to disable the DEF Back-up function.

The DEF scheme in permissive mode shall include an “echo” feature to facilitate tripping of the local circuit breaker if a line fault occurs when the remote end disconnector is open or when the remote end DEF function has not started. Suitable timers shall be included to prevent continuous carrier send when the circuit breaker is open and to remove the “echo” signal after a timer, sufficient for tripping to occur, has elapsed. The echo signal shall not be initiated by a single pole trip.

Selection facilities are required to either block or allow initiation of three pole delayed auto reclose as desired.

14.5	220 kV Automatic Reclosing

Three pole and/or single pole, single shot repetitive auto-reclosing equipment shall be provided for 220 kV overhead line circuit breakers.

The scheme shall be specifically designed for substation layouts in which two circuit breakers are associated with a single line end. Suitable logic shall be included to enable the scheme to function as specified if one of the associated circuit breakers is inoperable for any reason, and to prevent simultaneous three pole reclosing of the circuit breakers.

Reclosure shall be initiated following tripping by the distance relay operating in Zone 1 or in conjunction with teleprotection receive signal. Three pole delayed auto-reclosing shall also be initiated by the directional earth fault protection. Reclosure shall not be initiated in the event of a three phase fault, nor any type of fault in the second or third back-up zones, nor when a direct overtripping signal is received, nor when the circuit breaker is closed onto a fault on a previously de-energized line. The following modes of operation shall be selectable by means of a switch or switches:

(a)

Single pole, high speed, auto-reclose. Auto-reclose shall be only initiated in the event of a single phase to earth fault. All other types of faults shall result in three phase tripping without auto-reclosing.

(b)	Three pole delayed reclosing. Delayed reclosing shall only be initiated in the event of a single phase or two phase fault. Three phase faults shall result in tripping without auto-reclosing.

(c)

Single pole, high speed and/or three phase delayed, auto-reclosing as appropriate. Single pole, high speed auto-reclosing shall be initiated only in the event of a single phase-earth fault and delayed reclosing initiated in the event of a two phase fault. Three phase tripping without re-closing shall rake place for three phase faults.

(d)	No auto reclosing. Three phase tripping without auto-reclose shall take place for any type of fault.

If a second earth fault occurs during the single pole auto-reclose dead time, three phase tripping with subsequent delayed three pole auto-reclose shall take place. If the auto-reclose selector switch is in the single pole reclose mode, three phase tripping with lockout should follow.

The high speed and delayed reclosing dead times have to be co-ordinated with the equipment being provided at the remote substation. Tentative ranges are as follows:

High speed single pole reclose dead time         -         0.3 to 3 seconds

Delayed three pole reclose dead time                  -         3 to 30 seconds

The reclaim time i.e. the time period following the automatic reclosing of the circuit breaker, during which further faults result in three phase tripping and lockout, shall be chosen to match the duty cycle of the circuit-breakers, assuming the shortest available dead time is chosen. The reclaim time shall not, however, be less than five seconds, and the reclaim time range shall extend to 180 seconds. (The reclaim time commences at the instant the reclose command is given to the circuit breaker and, therefore, includes the circuit breaker closing time).

The closing command shall be limited to two seconds, after which time the reclosing equipment shall be automatically reset without resetting the reclaim timer. The reclosing equipment shall also reset if dead line check or synchronism check conditions are not satisfied within a predetermined time of the check relays being energized.

A counter shall be provided to record the number of reclosures.

Reclosing schemes shall include voltage monitoring and check synchronising relays as appropriate.

For dead line charging, voltage monitoring relays shall check the condition of the line and busbar and permit three pole reclosing only when the line is de-energised and the busbar is energised. The line is considered to be de-energised when the voltage is less than twenty percent of rated voltage, and the busbar is considered to be energised when the voltage is greater than eighty percent of rated voltage.

(A signal shall be provided from the dead line check relays for interlocking of the line earth switches to prevent the switches being closed onto a live line).

When a voltage is present on both sides of a circuit breaker, the synchronism check relay shall monitor the magnitudes of the two voltages across the open circuit breaker and the phase angle and slip frequency between these voltages. Closing shall only be permitted when these are within prescribed limits.

Check synchronising relays shall comply with the requirements of Clause 14.2. The same relays may be used as for manual closing.

14.6	Back-up Overcurrent

Inverse definite minimum time overcurrent and/or earth fault relays shall be provided where specified. They shall be of Numeric type and shall have a standard inverse characteristic according to IEC 60255.

Relays should have adjustable settings for both operating current and time, the design of the relay being such that the setting adjustments can be carried out on load without taking the relay out of service. The range of current settings for phase faults shall be 50-200 per cent of rated current with tappings no longer than 25 per cent intervals and the time multiplier setting shall be in steps of 0.025.

The relays shall be thermally rated such that the operating time of the relay at the highest practical current levels on any combination of current and time multiplier settings shall not exceed the thermal withstand time of the relay.

14.7	Breaker Failure Protection

Breaker failure protection shall be included for the 220 kV circuit breaker.

The breaker failure protection on a circuit breaker shall be initiated by all the other protection devices which normally initiate tripping of that breaker. In the event of the circuit breaker failing to open within a pre-selected time, the breaker failure protection shall instigate tripping of all adjacent circuit breakers. It shall also incorporate provision for initiating tripping of any remote infeeds, via teleprotection channels over fibre optical communication Links, as appropriate.

The position of each circuit breaker shall be monitored by two sets of current relays fed from the back-up protection current transformers. The relay outputs shall be connected in series in a “two out of two” arrangement. The relays shall have an operating time of approximately 10 msecs, and a consistent rest time of less than 15 msecs. The relays shall be capable of remaining in the operated position continuously and carrying twice the circuit rated current continuously.

The operating time of the breaker failure protection shall be selected by means of timers with ranges of 50 to 500 msecs. There shall be two timers per circuit breaker. The timer tripping outputs shall be connected in a “two out of two” arrangement and shall energise both tripping coils of the adjacent circuit breakers. The timers shall be of static numeric design to minimise our travel.

The circuit Breaker Failure Protection Relay or Scheme employed shall be able to employ both the Current Check and the Circuit Breaker Closed Status Criterion for correct operation of the Circuit Breaker Failure Protection.

Initiation and Tripping of the Circuit Breaker Failure Protection shall be interlocked with the Circuit Breaker busbar disconnectors and the 220 kV Power Transformer Isolator. The Circuit Breaker Failure Protection Contacts for Tripping and initiating Breaker failure schemes for adjacent as well as remote Circuit Breakers shall be self reset. Circuit Breaker Lock-out Relays shall however be electrically reset.

Incoming Breaker Failure Direct Inter-tripping commands from the remote substation shall be interlocked with the status of the bay disconnector. The D.T.T. command shall not trip the circuit breakers if the bay disconnector is in open position.

14.8	Disturbance Recorder and Fault Locator

The 220 kV feeder shall be monitored by a disturbance recorder to record graphically the currents and voltages during fault conditions as well as the operation of protective relays.

The following facilities should be provided:

(a)	Analogue channels to record voltages and currents.

(b)	Digital channels to record chronologically relay operations.

(c)	Alarm contacts to indicate “disturbance recorder operating” and “disturbance recorder failure” in the Control Room.

(d)	Pushbutton to manually initiate recording of currents and voltages as well as the digital signals.

(e)	Memory for recording currents and voltages ten cycles prior to the occurrence of the fault.

(f)	Provision to adjust the recording period to cover a trip-autoreclose-trip cycle.

(g)	Device which records the precise time of the occurrence of the fault to the nearest millisecond.

The disturbance recorder shall be a numerical device and shall have adequate memory to store a large number of events.

The memory capacity supplied shall equal what is generally available in the market at the time of tender from leading manufacturers of disturbance recorders.

Fault Location:

The disturbance reorder shall be a distance to Fault Location Facility. The distance to fault shall be displayed in kilometres of line length on the Disturbance Recorder LCD Display.

14.9	Tripping Relays

A Self reset Trip Relay shall be provided for each phase. This shall be of the heavy duty type suitable for panel mounting.

A Lockout, Electrically reset Trip relay shall be provided for the line protection.

Relay operating time shall not exceed 10 ms from initiation of trip relay operating coil to contact close.

14.10	Auxiliary Voltage Operating Range

DC relays, coils, elements, etc. will be operated from a 110 V rated DC battery, which under float charging conditions operates at 120 volts. DC operated relays, coils, elements, etc. shall be suitable for operation over a voltage range of 121 to 88 volts, i.e., 110V-20% +10%.

14.11	Protection Settings

Relay settings for all unit type protective schemes and for distance relay shall be submitted to KPLC prior to commissioning of the Olkaria III substation and Transmission Interconnector for approval. Settings shall also be provided for those relays and other equipment provided under this Section of the Contract which do not require an intimate knowledge of existing relay settings e.g. circuit breaker fail relays. Details calculations shall be provided supporting the recommended settings.

The back Overcurrent and Earth Fault Relays shall be set using Normal Inverse Time-Current characteristics for IEC 60255 or BS 142. The Relay shall be set to ensure coordination with other relays existing at Olkaria II substation.

14.12	220 kV Control Panel

One panel shall be installed at Olkaria III Control room. The control panels shall be equipped with the following equipments and devices:

A mimic of the Switchyard design incorporating the following:

Illuminating discrepancy control switches for circuit breaker and motorised disconnector.

Semaphore indicators for the hand operated disconnector and Line Earth switch.

Override/On/Off key selector switch for the 220 kV Circuit Breaker.

Control selector switch for Supervisory/Remote control of circuit breaker and motorised disconnector.

Multi-way alarm Annunciator Relay, complete with accept, reset and lamp facilities. The Annunciator Relay shall provide for all alarms required for the 220 kV Line Protection.

Instruments for 220 kV Line

MW meter:

MV Ar meter:

Ammeter:

Voltmeter with selector switch.

14.13	Protection Relay Panels

Three Protection panels shall be provided as follows:

Main 1 Protection

Main 2 Protection and Back-up Protection

Circuit Breaker Failure Protection and Autoreclose Relay. Trip Relays and Trip Circuit Supervisory to be located in this panel.

110 V DC Charger and Batteries

Duplicate sets (A & B) of 110 V DC Charger and batteries shall be provided and installed in Olkaria III Control Room.

The Charger and Batteries shall be appropriately rated for the required Protection and Control duties. Distribution Board with appropriate switchgear shall be provided.

48 V DC Charger and Batteries

Duplicate sets (A & B) of 48 V DC Charger and batteries shall be provided and installed in Olkaria III Control Room.

The Charger and Batteries shall be appropriately rated for the required communication duties. A distribution Board with appropriate switchgear shall be provided.

415 V AC Auxiliary Supply

415 V AC Distribution Board shall be provided at Olkaria III with adequate outlets for the required applications

Two sources shall be connected to the Board through an Automatic Change-over system.

14.14	OPGW, Communication Equipment and SCADA Requirements

This section covers the Summary of Supply and Installation of communications, telephones, tele-protection and SCADA equipment for the efficient supervision, control, operation and maintenance of the transmission system.

Communication System

Optical fibre communication link is required from Olkaria III substation to Olkaria II substation. At Olkaria II it shall be integrated by KPLC into the existing communication System to Nairobi North and to the National Control Centre.

The optical fibres shall be optical ground wire (OPGW) to be installed on the 220 kV Interconnector from Olkaria III to Existing Olkaria II Substation.

The system shall consist of 12-Fibre, dual window single mode fibre in accordance with the ITU (T) recommendations OPGW over the transmission line route.

SDH STM-1 optical terminal equipment

Communication equipment of Olkaria II end will be located in existing Olkaria II substation control room.

SDH STM-1 multiplexing equipment providing protection. SCADA and voice communications, including all necessary interface cards. This will provide for new protection. SCADA and voice signals installed under this project as well as any existing services which the client required to be carried on the optical fibre.

Lead in cable at Olkaria III Substation connecting the PGW to the terminal equipment.

DC power supplies by KPLC and OrPower 4 each at its side.

Spare fibres will be terminated in the building in such a way as to facilitate their future use.

Terminal Equipment

The terminal equipment for the Fibre Optical Communication link shall be installed at Olkaria III substation. This shall allow connection of Data for SCADA, Speech and Teleprotection Signals to Olkaria II substation. This equipment shall match the Interface Equipment at Olkaria II to allow integration by KPLC into the existing communication system at Olkaria II and hence to National Control Centre located at Juja Rd Substation in Nairobi, to provide mounted in enclosed buildings at Olkaria III. No intermediate repeaters will be used.

Line Differential Protection

This will use dedicated fibres.

Speech Equipment

A PABX exchange equipment already existing at Olkaria II. It’s proposed to connect two extensions from this exchange to Olkaria III substation through the proposed communication link. However in case the equipment at Olkaria II requires expansion to accommodate the additional telephone extension, this shall be carried out by KPLC. Seller shall provide the telephone sets at Olkaria III.

Remote Terminal Units

A Remote Terminal Unit RTU shall be installed at Olkaria III Substation for purposes of Supervisory or the Substation as well as the control of the substation Equipment.

The Philosophy of Status, Alarms, Control and Measurements connected to SCADA i.e. type and Numbers shall be followed, and mutually agreed by the parties.

The RTU shall be microprocessor bases and capable of handling all the facilities at Olkaria III Power Station and Substation.

All status inputs whether events or alarms of at least 20 milliseconds duration must be captured and no power system data lost. The RTUs supplied must be totally compatible, and capable of being integrated with the existing system. The new RTU supplied under this contract shall support multiple protocols. As a minimum requirements, they shall fully support the protocol used by the existing SINDAC RTUs and also the IEC 870-5-101 protocol to enable them to be connected to a different master station in the future.

The Seller shall state all the protocols supported by the RTU they propose to install and the means by which the protocol used by the RTU can be changed at a later date.

In the event of loss of dc to the RTU, internal battery back-up shall be required to maintain any volatile memory for several hours. However for system that require reloading of the RTU memory for whatever reason the procedure should be simple without the need for sophisticated loading or test equipment.

For the purposes of RTU testing, self diagnosing facilities should be incorporated and visual indication, by means of light emitting diodes (LEDs), of fault conditions shall be required.

A SCADA interface Marshalling cubicle shall be supplied to interface all power system data i.e. status indication alarms, analogues, interposing relays for control outputs, etc. to the RTU. This cubicle shall also house transducers for analogue inputs and interposing relays for control outputs.

48 volts DC power supplies shall be supplied to power the RTU, interposing relays, telephones equipment.

Scope of Work

The contractor shall include detailed system design, manufacture, supply, installation, testing, commissioning, remedying of defects, maintaining the works during the defects liability period and any incidental work necessary for the proper completion of the work in accordance with this contract.

Detailed requirements are as follows:

System design – the system design and preparation of contractor’s drawings to approval of the Engineer

Supply and installation of fibre optic lead-in cables including mounting hardware and splicing

Supply and installation of lead in cables to the equipment terminals.

Supply and installation of fibre optic terminal and multiplexing

Supply and installation of supervisory management system and cabling to the relevant distribution frame(s)

Supply and installation of DC power supplies in Olkaria III only.

Factory testing of the terminal equipment and supervisory prior to delivery of OrPower 4 supplied equipment.

Testing and commissioning of the systems up to the terminal equipment in Olkaria II.

Multiplexed signals for permissive and direct inter-trips for the 220 kV circuits.

Control Room

A Control Room shall be constructed to house Protection and Control panels as well as communications equipment and Auxiliary supply equipment belonging to KPLC.

The Control Room shall have the following areas:

Protection Panels area

Communication equipment area

110 V & 48 V DC Charger area

110 V & 48 V DC Battery area

The designated areas shall be approximately sized to accommodate the respective equipments.

Part D: Metering Equipment

1	Metering Systems

(a)

KPLC shall, at its expense, procure and provide to the Seller the back-up metering equipment (the “Back-Up Metering Equipment”) for the Early Generation Facility and for the First Plant, and the Seller shall procure and install the Back-Up Metering Equipment for each of the Second Plant and the Third Plant for KPLC and once the Seller has installed the system KPLC shall own and maintain it. The Seller shall, at its expense, procure, install, own and maintain the principal metering equipment (the “Main Metering Equipment”) for the Early Generation Facility and for each Plant.

(b)

KPLC shall provide and install a strip chart recorder and shall make a continuous recording of the Net Electrical Output and Reactive Power of each Plant. Such Net Electrical Output and Reactive Power shall be recorded on appropriate magnetic media or equivalent, which recording shall be used to compute adjustments to the Capacity Payments as provided by Schedule 5. Upon installation, such strip chart recorder shall constitute a part of the Metering System for such Plant.

(c)

The metering points to record the MWh and Mvarh exchange between the Seller and KPLC shall be shown on Figures 3 and 4. The current and voltage transformers will measure current and voltage on the outgoing high voltage terminals of the step-up transformer of the Early Generation Facility and of the step-up transformers of the relevant Plant. Where the Early Generation Facility does not have step up transformers then the current and voltage transformers will be located as close to the Interconnection Point as possible. The meters owned by KPLC will be located within the switchyard in a building housing all marshalling cubicles, control and metering panels and communication equipment. Any photographic facilities will be provided by the Seller as part of the verification process for monthly meter readings.

(d)

Each set of Main Metering Equipment and the Back-Up Metering Equipment (collectively called a Metering System) shall be to a mutually agreed international standard providing a measured accuracy of ± 0.2% for each individual component. Each of the First Plant, the Second Plant, the Third Plant and the Fourth Plant shall have its own separate Metering System.

2	Installation of Each Metering System

(a)

Subject to Section 2(b), the Seller shall, at its expense, install the Metering Systems on the Early Generation Site and the Site at locations to be agreed upon by the Parties, and upon completion convey to KPLC all right, title and interest in the Back-Up Metering Equipment free of all charges and encumbrances. Prior to the installation by the Seller of the Metering System, the Seller will deliver to KPLC the protection scheme and the metering plan of the Early Generation Facility and the relevant Plant for KPLC’s approval. KPLC will provide written comments on the protection scheme and the metering plan within thirty (30) days of their receipt. The Seller will incorporate KPLC’s comments received during such thirty (30) day period into the protection scheme and the metering plan and deliver final copies to KPLC. KPLC will approve the final scheme and plan within fifteen (15) days or notify the Seller that it does not approve the scheme and plan, giving its reasons therefor. If KPLC does not give reasons for not approving the scheme and plan within such fifteen (15) day period, KPLC shall be deemed to have approved such scheme and plan. Upon approval by KPLC, the Seller will complete the design and commence installation of the relevant Metering System. Such installation shall be completed not later than fifteen (15) days prior to the scheduled date to begin initial testing of the Early Generation Facility or the relevant Plant. The Seller shall provide KPLC with thirty (30) days advance notice of, and KPLC shall have the right to observe and inspect the installation of the relevant Metering System. KPLC shall be notified not less than fifteen (15) days prior to, and shall have the right to observe, the installation of the Back-up Metering Equipment for each Plant by the Seller.

(b)	KPLC has reimbursed the Seller for its reasonable expenses incurred by the Seller for the acquisition of the Back-up Metering Equipment of the First Plant.

Part E: Delivery Point

The Delivery Point for the Early Generation Facility was at the early generation 33 kV generating bus as shown on Figure 3.

The Delivery Point for the First Plant is the OrPower side of the Disconnector LD-3 as shown on Figure 4. The Delivery Point for the Second Plant is the KPLC side of the Disconnector LD-31 as shown on Figure 5. The Delivery Point for the Third Plant, is the KPLC side of the Disconnector LD-41 as shown on Figure 5. Where technically feasible, the Delivery Point for the Fourth Plant, if applicable, is the KPLC side of the Disconnector LD-41 as shown on Figure 6, an additional 11 kV Metering System shall be installed to enable measurement of the output of the Fourth Plant, and related technical details and required adjustments (including to Part D hereof) shall be agreed accordingly between the Parties. If not technically possible, the Delivery Point for the Fourth Plant, if applicable, is the KPLC side of a new Disconnector at a point as shall be agreed between the Parties.

Part F: Rated Capacity

The Rated Capacity of each Plant and of each Unit shall be:

	Capacity in MW (at reference conditions (see Note (1)), measured by the Metering System)	Comments
First Plant	48.0
Unit Number
Unit 1	4.0	Note (2)
Unit 2	4.0	Note (2)
Unit 3	3.0	Note (2)
Unit 4	12.33	Note (3)
Unit 5	12.33	Note (3)
Unit 6	12.33	Note (3)
Second Plant	36.0
Unit Number
Unit 7	12.33
Unit 8	12.33
Unit 9	12.33
Third Plant	16.0	Note (4)
Unit 10	12.33	Note (4)
Unit 11	6.17	Note (4)
Fourth Plant		Note (5)
TBD		Note (5)
TBD		Note (5)

Notes:

1.         Reference Conditions are specified in Part A of Schedule 2.

2.         Already tested as part of the Early Generation Facility.

3.         Already tested as part of the First Plant.

4.         Determined under the Notice of Third Plant Exercise.

5.         To be determined under the Notice(s) of Fourth Plant Exercise.

FIGURE 1

GENERAL MAP OF THE AREA

(See Page 118)

FIGURE 2

MAP SHOWING LICENCE AREA

(See Page 120)

Kongoni Farm
Oserian Estate
NORTH WEST
CENTRAL
NORTH EAST
EAST
SOUTH
SOUTH EAST
SOUTH WEST
Kongoni
DOMES
LEGEND

FIG. 2

FIGURE 3

EARLY GENERATION FACILITY DRAWINGS

(See Page 121)

FIGURE 4

PLANT DRAWING (To be replaced for Fourth Plant)

(See Pages 123 and 124)

FROM PLANT 1 - 11KV SWITCHGEAR - U1A
FROM PLANT 1 - 11KV SWITCHGEAR - U1B
PLANT 1
DELIVERY POINT PLANT 1
PLANT 2 - 11KV SWITCHGEAR - U1C
POWER SHELTER #7
POWER SHELTER #8
POWER SHELTER #9
PLANT 2
DELIVERY POINT PLANT 2
PLANT 3 - 11KV SWITCHGEAR - U1D
POWER SHELTER #10
PLANT 3
(OPTIONAL)
ORMAT SCOPE
INTERFACE POINT IP123
230kV T-LINE FIRST POLE INSULATORS
KPLC EXISTING 230kV T-LINE
DELIVERY POINT PLANT 3
ORMAT
OLKARIA PLANTS 2 & 3
ONE LINE DIAGRAM
0.002.96.458.0
SHEET 1 OF 1

PLANT I
LD11
CBTA1
LD12
LD13
CTL1
LD21
CBTA2
LD22
220kV T-LINE FIRST POLE
IP123 - INTERFACE POINT
EXISTING SWITCHYARD FENCE
CTLN
LDL1
LDL2
CBLN
NEW
OUTGOING
BREAKER
PT5-SA
PLANT 2
CTL31
PT32
CBTA3
CTL32
PT31
LD31
LD32
CTL41
PT42
CBTA4
CTL42
PT41
LD41
PLANT 3
THIS DRAWING IS PRELIMINARY AND ISSUED FOR REFERENCE ONLY. FINAL CONFIGURATION, EQUIPMENT LOCATION AND BUS INTERCONNECTIONS SHALL BE DETERMINED DURING THE DETAILED DESIGN STAGE.
ORMAT
OLKARIA PLANTS
220kV SWITCHYARD
PRELIMINARY LAYOUT
0_002-06_460.0

Schedule 3: Maintenance Allowances of the Early Generation Facility and each Plant

Early Generation Facility (at 12 MW)			First Plant (at 48 MW)
Contract Year	Contracted Capacity (kW)	Annual Scheduled Maintenance Allowance EGSMA (kWh)	Contract Year	Contracted Capacity (kW)	Annual Scheduled Maintenance Allowance SMA (kWh)
1	12,000	2,016,000	1	48,000	8,410,000
2	12,000	2,016,000	2	48,000	8,410,000
3	12,000	2,016,000	3	48,000	8,410,000
4	12,000	2,016,000	4	48,000	8,410,000
5	12,000	2,016,000	5	48,000	8,410,000
6	12,000	2,016,000	6	48,000	8,410,000
7	12,000	2,016,000	7	48,000	8,410,000
8	12,000	2,016,000	8	48,000	8,410,000
9	12,000	2,016,000	9	48,000	8,410,000
10	12,000	2,016,000	10	48,000	8,410,000
11	12,000	2,016,000	11	48,000	8,410,000
12	12,000	2,016,000	12	48,000	8,410,000
13	12,000	2,016,000	13	48,000	8,410,000
14	12,000	2,016,000	14	48,000	8,410,000
15	12,000	2,016,000	15	48,000	8,410,000
15	12,000	2,016,000	15	48,000	8,410,000
17	12,000	2,016,000	17	48,000	8,410,000
18	12,000	2,016,000	18	48,000	8,410,000
19	12,000	2,016,000	19	48,000	8,410,000
20	12,000	2,016,000	20	48,000	8,410,000

Second Plant (at 36 MW)			Third Plant (at 16 MW).
Contract Year	Contracted Capacity (kW)	Annual Scheduled Maintenance Allowance EGSMA (kWh)	Contract Year	Contracted Capacity (kW)	Annual Scheduled Maintenance Allowance SMA (kWh)
1	36,000	6,307,500	1	16,000	2,803,333
2	36,000	6,307,500	2	16,000	2,803,333
3	36,000	6,307,500	3	16,000	2,803,333
4	36,000	6,307,500	4	16,000	2,803,333
5	36,000	6,307,500	5	16,000	2,803,333
6	36,000	6,307,500	6	16,000	2,803,333
7	36,000	6,307,500	7	16,000	2,803,333
8	36,000	6,307,500	8	16,000	2,803,333
9	36,000	6,307,500	9	16,000	2,803,333
10	36,000	6,307,500	10	16,000	2,803,333
11	36,000	6,307,500	11	16,000	2,803,333
12	36,000	6,307,500	12	16,000	2,803,333
13	36,000	6,307,500	13	16,000	2,803,333
14	36,000	6,307,500	14	16,000	2,803,333
15	36,000	6,307,500	15	16,000	2,803,333
15	36,000	6,307,500	15	16,000	2,803,333
17	36,000	6,307,500	17	16,000	2,803,333
18	36,000	6,307,500	18	16,000	2,803,333
19	36,000	6,307,500	19	16,000	2,803,333
20	36,000	6,307,500	20	16,000

Fourth Plant (assuming 32 MW, to be adjusted on a pro rata basis as per final sizing to be determined)
Contract Year	Contracted Capacity (kW)	Annual Scheduled Maintenance Allowance EGSMA (kWh)
1	32,000	5,606,666
2	32,000	5,606,666
3	32,000	5,606,666
4	32,000	5,606,666
5	32,000	5,606,666
6	32,000	5,606,666
7	32,000	5,606,666
8	32,000	5,606,666
9	32,000	5,606,666
10	32,000	5,606,666
11	32,000	5,606,666
12	32,000	5,606,666
13	32,000	5,606,666
14	32,000	5,606,666
15	32,000	5,606,666
16	32,000	5,606,666
17	32,000	5,606,666
18	32,000	5,606,666
19	32,000	5,606,666
20	32,000	5,606,666

The Contracted Plant Capacity of the First Plant is the result of the Appraisal Works.

The Annual Scheduled Maintenance Allowance for the Early Generation Facility and for each Plant, EGSMA and SMA, set forth in this Schedule shall be converted into a Scheduled Maintenance Allowance for each month, EGSMAp and SMAp, during such Contract Year using the planned maintenance programme notified by the Seller to KPLC in accordance with Clause 9.3 of this Agreement such that, for each Plant, the total of monthly allowances for such Contract Year will equal the Annual Scheduled Maintenance Allowance for such Contract Year. The Scheduled Maintenance Allowance for each month shall be used in the calculation of the Capacity Payment for such Plant and month in accordance with Schedule 5. The Annual Outage Allowance for the Early Generation Facility (EGOA) shall be set as zero point zero eight (0.08) or eight percent (8%), and the Annual Outage Allowance for each Plant shall be set as zero point zero four (0.04) or four percent (4%). This shall be used in the calculation of Unscheduled Maintenance Allowance as set out in Schedule 5.

For the Early Generation the Contract Year 1 starts at the Early Generation Commercial Operation Date and for each Plant the Contract Year 1 starts at the Full Commercial Operation Date of such Plant.

Schedule 4: Procedures

Part A: Commissioning and Testing Procedures

1	Tests Prior to Synchronisation of each Unit

Prior to the first synchronisation of each Unit of a Plant and again after the installation of the Early Generation Facility Units at the Plant Site, the Seller shall carry out the following tests:

(a)	automatic voltage regulator setting and adjusting in stand-still condition and with the generator running at no load;

(b)	turbine governor control checks, including an overspeed test;

(c)	functional testing and timing of high voltage switchgear in the switchyard of the Early Generation Facility and the Plant; and

(d)	the Seller and KPLC shall verify that all protection level settings are as agreed, and shall complete injection tests to verify the operation of the protection relays, equipment and switchgear.

Where the Site and Temporary Site are at the same place and the Units of the Early Generation Facility have not been disturbed during the installation of the Plant then the Units of the Early Generation Facility shall not be required to repeat the Unit Commercial Operations Tests.

2	Tests after Synchronisation of each Unit and Unit Commercial Operations Tests

(a)

After first synchronising each Unit, initial operational testing of such Unit shall be conducted by the Seller. Once the Seller is satisfied that such Unit is capable of continued reliable operation, the Seller shall so notify KPLC in accordance with Clause 7 of this Agreement and carry out the following tests for such Plant (the “Unit Commercial Operations Tests”), which if the Unit satisfies the minimum performance criteria therefore, will result in the Unit having satisfied that test.

(i)	Capacity Demonstration Test;

(ii)	turbine governor operation;

(iii)	reactive capability;

(iv)	minimum load capability;

(v)	response of plant to step load changes.

(b)	Minimum performance criteria for the Unit Commercial Operations Tests are set out below.

(i)	Capacity Demonstration Test.

During the period of the Capacity Demonstration Test, the capacity of the Unit will be demonstrated in the Demonstration Test, the capacity of the Unit will be demonstrated in the following manner:

●	the Unit shall be in operation at Rated Capacity with normal auxiliaries and Geothermal Reservoir load;

●	the Seller will declare to KPLC the commencement of the test and will record the reading of the Metering System;

●

the test duration will be six (6) hours and at the end of this period the Seller will record the new reading of the Metering System. The Capacity as determined by such test shall be the difference between the reading taken at the end of the sic (6) hour period and the reading taken at the beginning of such period, divided by six (6); provided, that the Capacity shall not be considered to have been established unless the result of such determination is equal to or greater than the minimum criteria for such test set forth below.

During Commissioning and the Operating Period the Capacity will be determined by measuring the output at the outgoing busbars of the Unit through the Metering System. Tests will be based on relevant American Society of Mechanical Engineers standard ASME power test codes and IEC standards using plant instrumentation and the Metering System. Test results shall be corrected to the “Reference Conditions”, specified in Schedule 2, Part A using the correction curves from Figure 5 attached to this Schedule.

The Unit will have satisfied this test if it is demonstrated that the Capacity of the Unit is greater than 70% of the Rated Capacity of each Unit at the date of this Agreement provided that if at least 90% of Rated Capacity has not been achieved within three (3) months of the date of the test, the Unit shall be deemed to have failed the Capacity Demonstration Test and the Seller shall not be entitled to receive any further Capacity Payments until the Unit achieves at least 90% of the Rated Capacity at the date of this Agreement.

(ii)	Turbine Governor Operation

The operation of each turbine will be demonstrated over the range of ninety five percent (95%) to one hundred and five percent (105%) of rated speed.

(iii)	Reactive Capacity

Tests will demonstrate the capability of the Units to operate stably at rated voltage and frequency at power factors and under reactive conditions as follows:

100% output                  0.95 Leading Power Factor

100% output                  0.85 Lagging Power Factor

The Unit shall meet the manufacturer’s published curves at zero load.

(iv)	Minimum Load Tests

Each Unit shall prove its capability to operate stably at fifty percent (50%) of the Capacity demonstrated in its Capacity Demonstration Test for a period of one (1) hour with all other Units shut down and all normal auxiliaries in operation.

(v)	Step Load Change Tests

Each Unit shall undergo a test which demonstrates its capability to change load in steps of up to 10% of operating load. At the start of each test the Unit shall be operated at approximately 50% of maximum output for a continuous period of five (5) minutes. The load shall be increased to 55% in one step. The unit shall have passed the test if it immediately responds to the change in load and maintains 55% load for a further five (5) minutes.

3	Early Generation Facility and Plant Commercial Operations Tests

(a)

Following satisfactory completion of the Unit Commercial Operations Tests for all Units of the Early Generation Facility or a Plant (as the case may be), the Seller shall carry out on the Early Generation Facility or such Plant the Early Generation Commercial Operations Tests or the Plant Commercial Operations Tests, as the case may be. The Seller shall notify KPLC of its intention to carry out such tests in accordance with Clause 7 which, if the Early Generation Facility or a Plant, as the case may be, satisfies the minimum performance criteria thereof, will result in the Early Generation Facility or such Plant, as the case may be, having satisfied that test. These tests are:

(i)	Contracted Capacity Test;

(ii)	Reliability Run Test;

(iii)	Unit Trip Test;

(iv)	Standby Supplies Test; and

(v)	Environmental Tests.

(b)	The minimum performance criteria for the Early Generation Commercial Operations Tests or the Plant Commercial Operations Tests as the case may be are:

(i)	Reliability Run and Contracted Capacity

Upon completion of the Reliability Run Test prerequisites as included below the Seller shall declare to KPLC the commencement of the Reliability Run Test. During the period of the Reliability Run Test, the Contracted Capacity of the Early Generation Facility or of the Plant, as the case may be, will be determined in the following manner:

●	The Early Generation Facility or the Plant, as the case may be, shall be in operation in full output with normal auxiliaries and Geothermal Reservoir load;

●	The Seller will declare to KPLC the commencement of the test and will record the reading of the Metering System;

●

The test duration will be six (6) hours and at the end of this period the Seller will record the new reading of the Metering System. The Capacity as determined by such test shall be the difference between the reading taken at the end of the six (6) hour period and the reading taken at the beginning of such period, divided by six (6); provided, that the Contracted Capacity shall not be considered to have been established unless the result of such determination is equal to or greater than the minimum criteria, corrected to “Reference Conditions” for such test as set forth below:

(ii)	Contracted Capacity

During Commissioning and commercial operations the Contracted Early Generation Capacity or Contracted Plant Capacity of a Plant will be determined by measuring the output at the Metering Point of the Early Generation Facility or of such Plant, as the case may be, through its Metering System. Tests will be based on relevant American Society of Mechanical Engineers standard ASME power test codes and IEC standards using plant instrumentation and the Metering System. Test results shall be corrected to the “Reference Conditions” specified in Schedule 2, Part A using the correction curves from Figure 5 attached to this Schedule.

In the event the Contracted Early Generation Capacity Test carried out during Commissioning to enable the Early Generation Commercial Operation Date to occur demonstrates that the Contracted Early Generation Capacity is greater than ninety five percent (95%) but less than one hundred percent (100%) of the amount shown as the Early Generation Facility Contracted Capacity at the date of this Agreement then the Contracted Capacity shall be adjusted to such lesser amount.

In the event the Contracted Plant Capacity Test carried out during Commissioning to enable the Full Commercial Operation Date of a Plant to occur demonstrates that the Contracted Plant Capacity of such Plant is greater than seventy per cent (70%) but less than one hundred percent (100%) of the amount agreed or determined by the Parties pursuant to Clause 5.12, the Contracted Plant Capacity of such Plant shall be adjusted to such lesser amount provided that if at least 90% of Rated Capacity has not been achieved within three (3) months of the date of the test, such Plant shall be deemed to have failed the Contracted Plant Capacity Test and the Seller shall not be entitled to receive any further Capacity Payments with respect to such Plant until such Plant achieves at least 90% of its Rated Capacity agreed or determined pursuant to Clause 5.12.

(iii)	Reliability Run

A reliability run for the Early Generation Facility or a Plant, as the case may be, will be carried out as part of the Commissioning tests. The run will be for a period of thirty (30) days and will include seventy-two (72) continuous hours at one hundred percent (100%) base load (i.e. maximum continuous rating at the prevailing ambient temperatures). The output during the remaining hours of the test will be as requested by KPLC in accordance with Clause 8.3. The test shall have been satisfactorily completed only if the Early Generation Facility or such Plant, as the case may be, experiences no more than five events which prevent the Early Generation Facility or such Plant, as the case may be, from delivering its Contracted Capacity and no single event shall exceed five (5) hours. For the purposes of this clause only a condition on KPLC’s System which restricts delivery of electrical energy from the Early Generation Facility or the Plant, as the case may be, shall not be considered one of the five (5) allowable events. Test results shall be corrected to the “Reference Conditions”, specified in Schedule 2, Part A using the correction curve from Figure 5 attached to this Schedule.

(iv)	Unit Trip Test

Tests shall demonstrate the ability of the Early Generation Facility or a Plant, as the case may be, to withstand the simultaneous disconnection from the KPLC System of, for the First Plant and the Second Plant, the largest two (2) Units, and, for each of the Third Plant and the Fourth Plant, for the single largest Unit, operating at greater than ninety five per cent (95%) of the capacity demonstrated in each Unit’s Capacity Demonstration Test, and to continue to operate in a safe manner. Each Unit shall demonstrate that it is Capable of re-synchronisation within thirty (30) minutes.

(v)	Standby Supplies Test

With all Units shut down in either the Early Generation Facility or a Plant, as the case may be, the Early Generation Facility or such Plant shall be disconnected from KPLC’s System for six (6) hours.

The standby power supplies, as specified in paragraph 4.3(d) of Part A of Schedule 2, shall maintain the Early Generation Facility in such a state throughout the period of disconnection from the KPLC System that a binary energy converter Unit can be synchronised within one (1) hour of reconnection to KPLC’s System. At the end of the disconnection period the Seller, with the agreement of KPLC, shall re-synchronise the Early Generation Facility.

In the case of a Plant the standby power supplies, as specified in paragraph 4.3(d) of Part A of Schedule 2, shall maintain such Plant in such a state throughout the period of disconnection from the KPLC System that a binary energy converter Unit can be synchronised within one (1) hour of reconnection to KPLC’s System. At the end of the disconnection period the Seller, with the agreement of KPLC, shall re-synchronise at least one (1) binary energy converter Unit.

(vi)	Environmental Tests

The Seller shall complete whatever tests are necessary to demonstrate compliance with the Environmental Conditions as specified in paragraph 1.2 of Part A of Schedule 2.

Part B: Meter Procedures

1	Testing of Each Metering System

(a)

KPLC shall initially test a Metering System for accuracy in accordance with this Schedule 4 by the later of fifteen (15) days after it is installed by the Seller or five (5) days prior to the date scheduled for initial testing of the Early Generation Facility or a Plant, as the case may be, to begin, and thereafter at intervals of not less than one hundred and eighty (180) days after giving the Seller no less than forty-eight (48) hours advance notice. The Seller may have a representative present during any such testing, as well as during any inspection of a Metering System or adjustment thereof.

(b)

KPLC shall also test a Metering System at any other time reasonably requested by the Seller, such additional testing to be at the Seller’s expense unless the test indicates that such Metering System is inaccurate by more than one-half percent (0.5%), in which case KPLC shall bear the cost of the additional test. The Seller may have a representative present during any such testing, as well as during any inspection of a Metering System or adjustment thereof.

(c)

When on the Site, KPLC shall comply with all reasonable instructions of the Seller and, notwithstanding any other provision in this Agreement to the contrary, shall indemnify and hold the Seller harmless from any loss or damage sustained by virtue of KPLC’s negligence or wilful misconduct in the performance of its obligations but only to the extent that such loss or damage is not covered by insurance of the Seller.

(d)	The calibration of meters will be checked to ensure that the accuracy remains within the specified limits.

The method of calibration and frequency of tests will be agreed between the Seller, and KPLC based on knowledge of the performance and the design of the installed meters and the manufacturers’ recommendations.

(e)

Compensation will be made for the errors of current and voltage transformers in the meter calibration or during the computation of records. Current and voltage transformers will be tested for ratio and phase angle errors following manufacture at an accredited testing station in the presence of representatives from the Seller; and KPLC. Test certificates issued by the testing station will be issued independently to both parties.

(f)

Testing and calibration of each Metering System shall be carried out by KPLC after giving appropriate notice to the Seller, in line with the agreed frequency of testing or in the event of either Party having reasonable cause to believe the meters are outside specified limits. During such tests and calibration the Seller shall have the right to have a representative present at all times.

2	Reading of Meters

(a)

Procedures: Each Metering System shall be read monthly on the last business day of each month (or such other day as may be agreed upon by the Parties) for the purpose of determining the Net Electrical Output of the Early Generation Facility or of each Plant as the case may be since the preceding reading. The Seller shall read the Metering Systems during the normal business hours and the Seller shall give KPLC at least forty-eight (48) hours notice of the time the Seller shall read the Metering Systems. In the event that a KPLC representative is present at such reading of the Metering Systems for the purpose of measuring Net Electrical Output, then such reading shall be jointly taken and recorded.

Under normal circumstances the readings of the Main Metering Equipment of the Early Generation Facility or a Plant, as applicable, shall be used to determine the amount of Net Electrical Output delivered by the Seller in any Period from the Early Generation Facility or from such Plant.

In the event that a KPLC representative is not present at a reading of Net Electrical Output, then the Seller’s representative shall take and record such reading and make a photographic record thereof. The Seller shall maintain a log of all such meter readings. Measurements recorded shall be delivered by the recording Party to the non-recording Party by facsimile within forty-eight (48) hours after the readings are taken. In the event that any set of Main Metering Equipment is not in service as a result of maintenance, repairs or testing, then the best available information, which may include the Back-Up Metering Equipment, shall be used during that period.

(b)

Inaccuracies in Metering System: When, as a result of any test of a Metering System, a Metering System is found to be inaccurate by more than one-half percent (0.5%) or is otherwise functioning improperly or if any seal securing a Metering System is found broken, then the correct amount of Net Electrical Output delivered to KPLC with respect to the Early Generation Facility or such Plant for the actual period during which inaccurate measurements were made, if any, shall be determined as follows:

(i)

First, the readings of the relevant Back-up Metering Equipment, if any, shall be utilised to calculate the correct amount of Net Electrical Output with respect to the Early Generation Facility or any Plant, unless a test of such Back-up Metering Equipment, as required by either Party, reveals that the Back-up Metering Equipment is inaccurate by more than one-half percent (0.5%), is otherwise functioning improperly or any seal securing the Back-up Metering Equipment is found broken;

(ii)

If there is no Back-up Metering Equipment or if the relevant Back-up Metering Equipment is found to be inaccurate by more than one-half percent (0.5%), is otherwise functioning improperly or any seal securing the Back-up Metering Equipment is found broken, then Seller and KPLC shall jointly prepare an estimate of the correct reading on the basis of all available information and such guidelines as may have been agreed to between the Seller and KPLC;

(iii)

In the event that KPLC and the Seller fail to agree upon an estimate for the correct reading, KPLC shall make any payments to the Seller required as a result of its estimate of the correct reading and the matter may be referred by either party for determination by an Expert pursuant to Clause 19; and

(iv)

The difference between the previous payments by KPLC for the period of inaccuracy and the recalculated amount shall be offset against or added to the next payment to the Seller under this Agreement with respect to the Early Generation Facility or such Plant, as appropriate. If the period of inaccuracy cannot be accurately determined, it shall be deemed to have begun on the date which is midway between the date the meter was found to be inaccurate and the date of the last meter reading accepted by the Parties as accurate. In no event, however, shall any such adjustment be made for any period prior to the date on which the Metering System was last tested and found to be accurate within plus or minus one-half percent (0.5%) and not otherwise functioning improperly.

Part C: Operating and Despatch Procedures

1	Scheduling and Despatch

(a)	In order to assist with scheduling of the Early Generation Facility to meet the requirements of KPLC, the Parties agree that the following procedures will be adhered to:

(i)

Year Ahead Notification: Not less than ninety (90) days before the Early Generation Commercial Operation Date, and thereafter not less than ninety (90) days before the beginning of each Operating Year, KPLC shall provide to the Seller estimated requirements on a monthly basis for Net Electrical Output for each subsequent Year, but KPLC shall not be bound by these figures.

(ii)

Month Ahead Notification: Not less than fourteen (14) days before the beginning of the Month prior to the Early Generation Commercial Operation Date and thereafter not less than fourteen (14) days before the beginning of each month, KPLC shall provide to the Seller estimated requirements, on a day-by-day basis, for Net Electrical Output during that Month and also, provisionally, for the following Month, but KPLC shall not be bound by these figures.

(iii)

Week Ahead Notification: Not less than forty-eight (48) hours before the beginning of the Week prior to the Early Generation Commercial Operation Date and thereafter not less than forty-eight (48) hours before the beginning of each week, KPLC shall provide to the Seller estimated requirements, on an hour-by-hour basis, for Net Electrical Output during that week and also, provisionally, during the following week, but KPLC shall not be bound by these figures.

(iv)

Early Generation Facility Availability Notification: To enable KPLC to give final schedules of requirements as required by subsection (v) below, the Seller shall, by 1200 hours the day before the Early Generation Commercial Operation Date and thereafter by 1200 hours each day, inform KPLC of the estimated Capacity Available during each hour of that day commencing thirty-six (36) hours ahead and, provisionally, for the day immediately thereafter. Such estimates shall not be binding upon the Seller, the Seller shall advise KPLC as soon as possible of any changes in its Declared Capacity for such days.

(v)

Day Ahead Notification: Not less than seven (7) hours before the start of the day before the Early Generation Commercial Operation Date and thereafter not less than seven (7) hours before the start of each day, KPLC shall provide to the Seller firm requirements, on an hour by hour basis, for Net Electrical Output for the following day. The firm requirements shall not be binding upon KPLC and KPLC may subsequently alter its requirements.

Actual operation levels requested of the Seller will be determined by the requirements for operation in accordance with economic despatch and may be substantially different from the information provided in accordance with this Part C; provided however, that actual operation levels requested by KPLC shall at all times be subject to compliance with the Operating Characteristics.

(b)	In order to assist with scheduling of each Plant to meet the requirements of KPLC, the Parties agree that the following procedures will be adhered to with respect to each Plant:

(i)

Year Ahead Notification: Not less than ninety (90) days before the Full Commercial Operation Date of such Plant, and thereafter not less than ninety (90) days before the beginning of each Operating Year, KPLC shall provide to the Seller estimated requirements on a monthly basis for Net Electrical Output of such Plant for the remainder of the Operating Year in which the Full Commercial Operation Date of such Plant is scheduled to occur, and thereafter for each subsequent Year, but KPLC shall not be bound by these figures.

(ii)

Month Ahead Notification: Not less than fourteen (14) days before the beginning of the Month prior to the Full Commercial Operation Date of such Plant and thereafter not less than fourteen (14) days before the beginning of each month, KPLC shall provide to the Seller estimated requirements, on a day-by-day basis, for Net Electrical Output of such Plant during that Month and also, provisionally, for the following Month, but KPLC shall not be bound by these figures.

(iii)

Week Ahead Notification: Not less than forty-eight (48) hours before the beginning of the Week prior to the Full Commercial Operation Date of such Plant and thereafter not less than forty-eight (48) hours before the beginning of each week, KPLC shall provide to the Seller estimated requirements, on an hour-by-hour basis, for Net Electrical Output of such Plant during that week and also, provisionally, during the following week, but KPLC shall not be bound by these figures.

(iv)

Plant Availability Notification: To enable KPLC to give final schedules of requirements as required by subsection (v) below, the Seller shall, by 1200 hours the day before the Full Commercial Operation Date of such Plant and thereafter by 1200 hours each day, inform KPLC of the estimated Capacity Available of such Plant during each hour of that day commencing thirty-six (36) hours ahead and, provisionally, for the day immediately thereafter. Such estimates shall not be binding upon the Seller, the Seller shall advise KPLC as soon as possible of any changes in the Plant’s Declared Capacity for such days.

(v)

Day Ahead Notification: Not less than seven (7) hours before the start of the day before the Full Commercial Operation Date of such Plant and thereafter not less than seven (7) hours before the start of each day, KPLC shall provide to the Seller firm requirements, on an hour by hour basis, for Net Electrical Output of such Plant for the following day. The firm requirements shall not be binding upon KPLC and KPLC may subsequently alter its requirements.

Actual operation levels requested of the Seller will be determined by the requirements for operation in accordance with economic despatch and may be substantially different from the information provided in accordance with this Part C; provided however, that actual operation levels requested by KPLC shall at all times be subject to compliance with the Operating Characteristics.

(c)

Notice of Change of Operating Levels: In connection with its rights to Despatch the Early Generation Facility or each Plant as the case may be in accordance with this Agreement, KPLC will provide the Seller with at least five (5) minutes advance notice of changes in operating levels to be achieved by the Early Generation Facility or the Plant as the case may be (or such greater period as may be required by the Operating Characteristics.

(d)

Where the Early Generation Facility or a Plant as the case may be suffers an Availability Failure the Seller shall notify KPLC of the Capacity available and this shall be the Declared Capacity with respect to the Early Generation Facility or such Plant as soon as practicable. When the Availability Failure has been cleared the Seller shall notify KPLC of the increased Declared Capacity of the Early Generation Facility or such Plant, as applicable, as soon as practicable. KPLC shall always use the Declared Capacity as notified under this section as the upper limit for Despatch Instructions for the affected Units.

(e)	Dispatched partial load will be no less than fifty per cent (50%) of Unit Capacity. There will be no more than 2 shut downs despatched per month.

2	Operation in Accordance with Despatch

Early Generation Facility or each Plant as the case may be shall be operated by the Seller in accordance with the Despatch Instructions within a despatch tolerance band of +3%.

3	Recording of Telephoned Communications

Each Party hereby authorises the other Party to record all telephoned voice communications relating to Declared Capacity control and Despatch of the Early Generation Facility or the Plants, as the case may be, received from the other Party pursuant to this Agreement and shall supply, at the request of the other Party, a copy or transcript of any such recording.

FIGURE 5

CORRECTION CURVE

(See Page 143)

OLKARIA - EARLY GENERATION & PLANT

Ambient Temperature Correction Curve

1.15
1.10
1.05
1.00
0.95
0.90
0.85
0.80
0.75
0.70
0.65
0.60
0.55
Net Power Correction Factor, F1
OLK - 101 - R4
0
4
8
12
16
20
24
28
32
36
Ambient Temperature [°C]

The ambient air temperature (in shade) will be measured at regular intervals throughout the Contracted Capacity Test so that F1 can be derived for the test period as a whole.

David M. Page 1 AirAC / AirCorrectionCurve-Rev4 6/29/2006

FIG 5

128

Schedule 5: Payment

Part A: Early Generation Tariff

The total levels of tariff payments in respect of the Early Generation Facility in each month shall be according to the following:

(i)         Prior to the Early Generation Commercial Operation Date the total tariff payments in any month shall be equal to EGECp; and

(ii)         Following the Early Generation Commercial Operation Date but prior to the Early Generation Cessation Date the total tariff payments in any month shall be equal to EGECp plus EGCPp.

Where EGECp and EGCPp are calculated in accordance with Part A of this Schedule.

Energy Charges

1	Calculation of Energy Charges

For the purposes of Clause 10.2, KPLC shall pay to the Seller Energy Charges in respect of the Net Electrical Output of the Early Generation Facility in each month calculated as follows:

EGECp = EGNEOp x EGECRp

where:

EGECp	=	the aggregate amount of Energy Charges (US$) payable in respect of month p;
EGNEOp	=	the aggregate Net Electrical Output (kWh) of the Early Generation Facility in month p; and
EGECRp	=	the Energy Charges Rate (expressed in US$/kWh) prevailing in month p as calculated in Paragraph 2 directly below.

2	Energy Charge Rate

The Energy Charges Rate for the Early Generation Facility during each month shall be calculated as follows:

EGECRp  = EGNEOb  x CPIp-1

     CPIb

where:

EGECRp	=	as previously defined;
EGECRb	=	zero point zero one five six US Dollars per kWh (0.0156US$/kWh) the Base Energy Charge Rate
CPIp-1	=	The United States Consumer Price Index for the month 3 months prior to the month p; and
CPIb	=	the United States Consumer Price Index for June 1996

The royalty charge, currently set at 0.004US$/kWh, will be added to the Energy Charge Rate at cost.

Capacity Payments

1	Capacity Charge Rate

The Capacity Charge Rate for the Early Generation Facility during each month shall be calculated as follows:

EGCCRp = E + F

where:

EGCCR = the Capacity Charge Rate for month p, (expressed in US$/kW/month)

(the non-escalable component of the Capacity Charge Rate)

where:

U	=	five hundred and two point nine US Dollars per kW per year (502.9 US$/kW/year); and
Z	=	fifty per cent (50%) the percentage of U represented by the fixed Capacity Charge Rate

(the escalable component of the Capacity Charge Rate)

where:

G	=	the percentage of U represented by escalable costs such that G = 100%-Z;
CPIp-1	=	as previously defined; and
CPIb	=	as previously defined

2	Pass Through Cost – Not Applicable

3	Calculation of Capacity Payments

The Seller shall be entitled to Capacity Payments in respect of Capacity of the Early Generation Facility in each month calculated as follows:

EGCPp = EGCCRp x EGCC

Where:

EGCPp	=	the Capacity Payments for the month p (expressed in US$)
EGCCRp	=	as previously defined; and
EGCC	=	the Contracted Early Generation Capacity (expressed in kW)

4	Monthly Availabilities

For each month in each Operating Year, starting with the month in which the Early Generation Commercial Operation Date occurs, there shall be calculated a Monthly Target Availability and an Actual Monthly Availability as follows:

(i)         Monthly Target Availability

EGMTAp = (EGCC x Hp) – EGSMAp - EGUSMAP

where

EGMTAp	=	the Monthly Target Availability (expressed in kWh);
EGCC	=	as previously defined;
Hp	=	the hours in month p;
EGSMAp	=

the Scheduled Maintenance Allowance in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the Early Generation Capacity would otherwise have been dispatched at its Contracted Capacity calculated using the values of EGSMA set forth in Schedule 3; and

EGUSMAP	=	the Unscheduled Maintenance allowance in month p (expressed in kWh) as calculated using the following formula:

where:

EGD	=	the duration in years between the Early Generation Commercial Operation Date and the planned date of the Early Generation Cessation Date;
Hy	=	the number of hours in a year being eight thousand seven hundred and sixty (8760);
My	=	the number of months in a year being twelve (12); and
EGOA	=	Annual Outage Allowance – as described in Schedule 3.

Where the Early Generation Facility continues to operate after the Early Generation Cessation Date then this section shall be recalculated using the revised planned date of the Early Generation Cessation Date.

(ii)         Actual Monthly Availability

The Actual Monthly Availability of the Early Generation Facility in month p, EGAMAp, (expressed in kWh) shall be calculated using the following formula:

where:

ACy = the Early Generation Available Capacity in Settlement Period y (expressed in kW)

5	Adjustment of Capacity Payments for Monthly Availability – First Month of Operating Year

If in the first month of an Operating Year, starting with the month in which the Early Generation Commercial Operation Date occurs, the Actual Monthly Availability is less than the Monthly Target Availability, the Capacity Payment for that month shall be multiplied by the factor:

6	Adjustment of Capacity Payments for Monthly Availability – Subsequent Months of Operating Year

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities for the year to date is less than the sum of the individual Monthly Target Availabilities for the year to date, then the Capacity Payment for that month shall be adjusted such that:

where:

EGACPtp	=	the total of the Actual Capacity Payments received in the Operating Year for each month up to and including month m.

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities for the year to date is greater than or equal to the sum of the individual Monthly Target Availabilities for the year to date, then the Capacity Payment for that month shall be adjusted, if such an adjustment is required, such that:

7	Force Majeure Payments

For any month in which all or part of the Capacity of the Early Generation Facility is unavailable as a result of Force Majeure the Seller shall be entitled to Capacity Payments which shall be calculated as follows, and prorated for the number of hours in the month for which the Force Majeure exists:

EGLC x E

where:

EGLC	=	the Capacity not Available as a result of the event of Force Majeure (expressed in kW); and
E	=	90% of the Capacity Charge Rate as defined in paragraph 1 above (expressed in US$/kW/month).

The payment under paragraph 2 shall be reduced by an amount equal to the Capacity Payment the Seller would have received had the Force Majeure event not occurred. For the purposes of this paragraph “Force Majeure” shall not include events or circumstances specified in Clauses 15.1(ii), (iii) and (iv), save that in respect of Clause 15(iii), this paragraph shall apply if epidemics or plagues materially affect the operation of the Early Generation Facility.

8	Changes in Contracted Capacity

In the event that the Contracted Capacity for the Early Generation Facility is altered under the provisions of this Agreement during any month, the calculation of payments shall be adjusted pro rata to reflect the differing proportions of the month for which differing Contracted Capacities were agreed.

Part B: Plant Tariff

Part B1: First Plant Tariff

The total levels of tariff payments in respect of the First Plant in each month shall be according to the following:

(i)         Following the Early Generation Cessation Date but prior to the Full Commercial Operation Date of the First Plant the total tariff payments in any month shall be equal to P1MECp; and

(ii)         Following the Full Commercial Operation Date of the First Plant for the remainder of the Term the total tariff payments in any month shall be equal to P1MECp plus P1CPp.

Where P1MECp and P1CPp are calculated in accordance with Part B1 of this Schedule.

Energy Charges of the First Plant

1	Calculation of Energy Charges of the First Plant

For the purposes of Clause 10.2, KPLC shall pay to the Seller Energy Charges in respect of the Net Electrical Output of the First Plant in each month calculated as follows:

P1MECp = P1NEOp x P1ECRp

where:

P1MECp	=	the aggregate amount of Energy Charges (US$) payable in respect of month p for the First Plant;
P1NEOp	=	the aggregate Net Electrical Output (kWh) of the First Plant in month p; and
P1ECRp	=	the Energy Charge Rate (expressed in US$/kWh) in month p for the First Plant as calculated in accordance with Paragraph 2 directly below.

2	Energy Charge Rate

The Energy Charge Rate, P1ECRp, for the First Plant in month p shall be calculated as follows:

where:

P1ECRb	=	zero point zero one nine two four US Dollars per kWh (0.01924 US$/kWh) the Base Energy Charge Rate of the First Plant;
CPIp-1	=	as previously defined; and
P1CPIb	=	the United States Consumer Price Index for March 2005 = 193.30

The royalty charge, currently set at 0.004US$/kWh, will be added to the Energy Charge Rate of the First Plant at cost.

Capacity Payments

1	Capacity Charge Rate

1.1	The Capacity Charge Rate for the First Plant during each month consists of the following two components:

(i)	P1CCREp with respect to 25% portion (P1CCE) of the Contracted Capacity of the First Plant; and

(ii)	P1CCRFp with respect to the remaining portion (P1CCF) of the Contracted Capacity of the First Plant.

P1CCE and P1CCF shall be calculated as follows:

P1CCE = P1CC x 0.25

P1CCF = P1CC-P1CCE

where:

P1CC = the Contracted Capacity of the First Plant (expressed in kW).

1.2	P1CCREp and P1CCRFp during each month shall be calculated as follows:

1.2.1         Calculation of P1CCREp

P1CCREp = P1AE + P1BE - Rp

where:

P1CCREp = the Capacity Charge Rate of the First Plant for P1CCE for month p, (expressed in US$/kW/month)

(the non-escalable component of the Capacity Charge Rate of the First Plant)

P1VE	=	P1VE1 for the period commencing on the Full Commercial Operation Date of the First Plant and ending on the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant;
or
	=	P1VE2 for the period after the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant.
where:
P1VE1	=	five hundred sixty one point six three six US Dollars per kW per year (561.636 US$/kW/year) the P1CCE Base Capacity Charge Rate of the First Plant;

P1VE2	=	12 x (P1CCREp + Rp) of the month in which the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant occurs; and
P1C	=

the percentage of P1VE represented by the fixed Capacity Charge Rate of the First Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the First Plant)

where:

P1DE	=	the percentage of P1VE represented by the escalable costs such as fixed O&M costs, insurance and administrative costs, P1DE = 100% - P1C;
CPIp-1	=	as previously defined;
P1CPIb	=	P1CPIb1 for the period commencing on the Full Commercial Operation Date of the First Plant and ending on the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant;
or
	=	P1CPIb2 for the period after the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant.

where:

P1CPIb1	=	the United States Consumer Price Index for March 2005 = 193.30; and
P1CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant occurs.

(the reduction in the Capacity Charge Rate of the First Plant for month p, expressed in US$/kW/month)

where:

P1R	=	P1RY/12
P1RY	=	twenty-five US Dollars and fifty US cents per kW per year (25.50 US$/kW/year)
P1CPIb3	=	the United States Consumer Price Index for July 2003 = 183.9
CPIp-1	=	as previously defined.

1.2.2         Calculation of P1CCRFp

P1CCRFp = P1AF + P1BF

where:

P1CCRFp	=	the Capacity Charge Rate of the First Plant for P1CCF for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the First Plant)

P1VF	=	P1VF1 for the period commencing on the Full Commercial Operation Date of the First Plant and ending on the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant;
or
	=	P1VF2 for the period after the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant.

where:

P1VF1	=	four hundred eight-five US Dollars per kW per year (485 US$/kW/year) the P1CCF Base Capacity Charge Rate of the First Plant; and
P1VF2	=	12 x P1CCRFp of the month in which the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant occurs; and
P1C	=	as previously defined; and

(the escalable component of the Capacity Charge Rate of the First Plant)

where:

P1DF	=	the percentage of P1VF represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P1DF = 100% - P1C
CPIp-1	=	as previously defined;
P1CPIb	=	P1CPIb1 for the period commencing on the Full Commercial Operation Date of the First Plant and ending on the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant;
or
	=	P1CPIb2 for the period after the eleventh (11th) anniversary of the Full Commercial Operation Date of the First Plant.

where:

P1CPIb1	=	the United States Consumer Price Index for March 2005 = 193.30; and
P1CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Full Commercial Operation Date occurs.

2	Pass Through Cost

This subsection 2 is for the KPLC’s internal purposes only, and shall not affect the calculation of Capacity Payments payable to OrPower 4.

The Capacity Charge Rate for the First Plant during each month calculated in accordance with this Part B of Schedule 5 shall include a pass through component to consumers being a fuel displacement cost as follows:

(i)         With respect to 25% portion (P1CCE) of the Contracted Capacity of the First Plant as specified in this Part B1 of Schedule 5:

P1CCREpt1 =         325.749 US$kW/yr (58% of the base Capacity Charge Rate of the First Plant of 561.636 US$/kW/yr)

(ii)         With respect to the remaining portion (P1CCF) of the Contracted Capacity of the First Plant:

P1CCREpt2 =         281.3 US$/kW/yr (58% of the base Capacity Charge Rate of the First Plant of 485 US$/kW/yr)

where:

P1CCREpt1	=	pass through component of P1CCREp
P1CCREpt2	=	pass through component of P1CCRFp

Application of this Pass Through arrangement with regard to Plant 1 ceased on 1st December 2013.

3	Calculation of Capacity Payments of the First Plant

The Seller shall be entitled to Capacity Payments in respect of Capacity of the First Plant in each month calculated as follows:

P1CPp = P1CCREp x P1CCE + P1CCRFp x P1CCF

where:

P1CPp	=	the Capacity Payment of the First Plant for month p (expressed US$);
P1CCREp	=	the Capacity Charge Rate of the First Plant for P1CCE for month p (expressed in US$/kW/month)
P1CCRFp	=	the Capacity Charge Rate of the First Plant for P1CCF for month p (expressed in US$/kW/month
P1CCE	=	the portion of the Contracted Capacity of the First Plant as previously defined (expressed in kW)
P1CCF	=	the portion of Contracted Capacity of the First Plant as previously defined (expressed in kW)

4	Monthly Availabilities of the First Plant

For each month in each Operating Year, starting with the month in which the Full Commercial Operation Date of the First Plant occurs, there shall be calculated a Monthly Target Availability of the First Plant and an Actual Monthly Availability of the First Plant as follows:

(i)         Monthly Target Availability of the First Plant

P1MTAp = (P1CC x Hp) – P1SMAp - P1USMAp

where:

P1MTAp	=	the Monthly Target Availability of the First Plant (expressed in kWh);
P1CC	=	as previously defined;
Hp	=	as previously defined;
P1SMAp	=

the Scheduled Maintenance Allowance of the First Plant in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the First Plant would otherwise have been dispatched at its Contracted Capacity; and

P1USMAp	=	the Unscheduled Maintenance Allowance of the First Plant in month p (expressed in kWh) shall be calculated using the following formula:

where:

P1PPAt	=	the number of years between the Full Commercial Date of the First Plant and the end of the Term;
Hy	=	as previously defined;
My	=	as previously defined; and
P1OA	=	The Annual Outage Allowance of the First Plant – as set forth in Schedule 3.

Where the Contracted Capacity of the First Plant changes after the Full Commercial Operation Date of the First Plant, then P1USMAp shall be recalculated from the date of the change in the Contracted Capacity of the First Plant. P1PPA1 shall be the number of years between the date of the Contracted Capacity of the First Plant change and the end of the Term which does not have to be an integer, P1CC shall be the revised Contracted Capacity of the First Plant in kW and all other parameters shall be those as in the initial calculation.

(ii)         Actual Monthly Availability of the First Plant

where:

P1AMAp	=	the Actual Monthly Availability of the First Plant in the month p (expressed in kWh)
P1ACy	=	the Available Plant Capacity of the First Plant in Settlement Period y (expressed in kW)

5	Adjustment of Capacity Payments of the First Plant for Monthly Availability of the First Plant – First Month of Operating Year

If in the first month of an Operating Year, starting with the month in which the Full Commercial Operation Date of the First Plant occurs, the Actual Monthly Availability of the First Plant is less than the Monthly Target Availability of the First Plant, the Capacity Payment of the First Plant for that month shall be multiplied by the factor:

6	Adjustment of Capacity Payments of the First Plant for Monthly Availability of the First Plant – Subsequent Months of Operating Year

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the First Plant for the year to date is less than the sum of the Individual Monthly Target Availabilities of the First Plant for the year to date, then the Capacity Payment of the First Plant for that month shall be adjusted such that where:

P1ACPtp	=	the total of the Actual Capacity Payments of the First Plant received in the Operating Year for each month up to and including month m.

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the First Plant for the year to date is greater than or equal to the sum of the individual Monthly Target Availabilities of the First Plant for the year to date, then the Capacity Payment of the First Plant for that month shall be adjusted, if such an adjustment is required, such that:

7	Force Majeure Payments

For any month in which all or part of the Capacity of the First Plant is unavailable as a result of Force Majeure, the Seller shall be entitled to Capacity Payments for the First Plant which shall be calculated under paragraph 3 and as follows, and pro rated for such number of hours during which the Force Majeure exists in the month:

P1LC x P1A

where:

P1LC	=	the Capacity of the First Plant not Available as a result of the event of Force Majeure; (expressed in kW); and
P1A	=	90% of the Capacity Charge Rate of the First Plant as defined in paragraph 1 above (expressed in US$/kW/month)

The payment under paragraph 3 shall be reduced by an amount equal to the Capacity Payment for such hours for the First Plant the Seller would have received had the Force Majeure event not occurred.

For the purposes of this paragraph “Force Majeure” shall not include events or circumstances specified in Clauses 15.1(ii), (iii) and (iv), save that in respect of Clause 15.1(iii), this paragraph shall apply if epidemics or plagues materially affect the operation of the Plant.

8	Changes in Contracted Capacity of the First Plant

In the event that the Contracted Capacity of the First Plant is altered under the provisions of this Agreement during any month, the calculation of payments shall be adjusted pro rata to reflect the differing proportions of the month for which differing Contracted Capacities of the First Plant were agreed.

Part B2: Second Plant Tariff

The total levels of tariff payments in respect of the Second Plant in each month shall be according to the following:

Following the Commercial Operation Date of the Second Plant for the remainder of the Term the total tariff payments in respect of the Second Plant in any month shall be equal to P2MECp plus P2CPp.

Where P2MECp and P2CPp are calculated in accordance with Part B2 of this Schedule.

Energy Charges of the Second Plant

1	Calculation of Energy Charges of the Second Plant

For the purposes of Clause 10.2, KPLC shall pay to the Seller Energy Charges of the Second Plant in respect of the Net Electrical Output of the Second Plant in each month calculated as follows:

P2MECp = P2NEOp x P2ECRp

where:

P2MECp	=	the aggregate amount of Energy Charges of the Second Plant (US$) payable in respect of month p;
P2NEOp	=	the aggregate Net Electrical Output of the Second Plant (kWh) in month p; and
P2ECRp	=	the Energy Charge Rate of the Second Plant (expressed in US$/kWh) in month p as calculated in accordance with Paragraph 2 directly below.

2	Energy Charge Rate of the Second Plant

The Energy Charge Rate of the Second Plant, P2ECRp, in month p shall be calculated as follows:

where:

P2ECRb	=	zero point zero two one four three four US Dollars per kWh (0.021434 US$/kWh) the Base Energy Charge Rate of the Second Plant;
CPIp-1	=	as previously defined; and
P2CPIb	=	the United States Consumer Price Index for July 2009 = 215.35

The royalty charge, currently set at 0.004US$/kWh, will be added to the Energy Charge Rate of the Second Plant at cost.

Capacity Payments of the Second Plant

1	Capacity Charge Rate of the Second Plant

1.1	In case a Delay Period of the Second Plant does not occur, the Capacity Charge Rate of the Second Plant during each month shall be calculated as follows:

P2CCRp = P2A + P2B

where:

P2CCRp	=	the Capacity Charge Rate of the Second Plant for P2CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Second Plant)

P2V	=	P2V1 for the period commencing on the Commercial Operation Date of the Second Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Second Plant;
or
	=	P2V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Second Plant.

where:

P2V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P2CC Base Capacity Charge Rate of the Second Plant; and
P2V2	=	12 x P2CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant occurs; and
P2C	=

the percentage of P2V represented by the fixed Capacity Charge Rate of the Second Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Second Plant)

where:

P2D	=	the percentage of P2V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P2D = 100% - P2C
CPIp-1	=	as previously defined;

P2CPIb	=	P2CPIb1 for the period commencing on the Commercial Operation Date of the Second Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant;

Or
=	P2CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant.

where:

P2CPIb1	=	the United States Consumer Price Index for July 2009 = 215.35;
P2CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant occurs.

1.2	In case that a Delay Period of the Second Plant occurs the Capacity Charge Rate of the Second Plant during each month shall be calculated as follows:

P2CCRp = P2A + P2B

where:

P2CCRp	=	the Capacity Charge Rate of the Second Plant for P2CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Second Plant)

P2V	=	P2V1 for the period commencing on the Commercial Operation Date of the Second Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Second Plant;
Or
	=	P2V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Second Plant.

where:

P2V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P2CC Base Capacity Charge Rate of the Second Plant; and
P2V2	=	12 x P2CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant occurs; and
P2C	=

the percentage of P2V represented by the fixed Capacity Charge Rate of the Second Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Second Plant)

where:

P2D	=	the percentage of P2V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P2D = 100% - P2C
CPIp-1	=	as previously defined;

P2CPIb	=	P2CPIb1 for the period commencing on the Commercial Operation Date of the Second Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant;
Or
	=	P2CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant.

where:

P2CPIb1	=	(the United States Consumer Price Index for July 2009 = 215.35) + P2CPIcod - P2CPIrcd;
P2CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Second Plant occurs.

Where:

P2CPIcod = CPIp-1 for the month on which the Full Commercial Operation Date of the Second Plant occurs; and

P2CPIrcd = CPIp-1 for the month on which the Required Full Commercial Operation Date of the Second Plant occurs.

2	Pass Through Cost

This subsection 2 is for the KPLC’s internal purposes only, and shall not affect the calculation of Capacity Payments payable to OrPower 4.

The Capacity Charge Rate for the Second Plant during each month calculated in accordance with this Part B2 of Schedule 5 shall include a pass through component to consumers being a fuel displacement cost as follows:

P2CCRpt = 304.761 US$kW/yr (58% of the base Capacity Charge Rate of the Second Plant of 525.45 US$/kW/yr)

where:

P2CCREpt = pass through component of P2CCRp

Application of this Pass Through arrangement with regard to Plant 2 ceased on 1st December 2013.

3	Calculation of Capacity Payments of the Second Plant

The Seller shall be entitled to Capacity Payments in respect of Capacity of the Second Plant in each month calculated as follows:

P2CPp = P2CCRp x P2CC

where:

P2CPp	=	the Capacity Payment of the Second Plant for month p (expressed US$);
P2CCRp	=	the Capacity Charge Rate of the Second Plant for P2CC for month p (expressed in US$/kW/month)
P2CC	=	the portion of the Contracted Capacity of the Second Plant (expressed in kW)

4	Monthly Availabilities of the Second Plant

For each month in each Operating Year, starting with the month in which the Full Commercial Operation Date of the Second Plant occurs, there shall be calculated a Monthly Target Availability of the Second Plant and an Actual Monthly Availability of the Second Plant as follows:

(i)         Monthly Target Availability of the Second Plant

P2MTAp = (P2CC x Hp) – P2SMAp - P2USMAp

where:

P2MTAp	=	the Monthly Target Availability of the Second Plant (expressed in kWh);
P2CC	=	as previously defined;
Hp	=	as previously defined;
P2SMAp	=

the Scheduled Maintenance Allowance of the Second Plant in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the Second Plant would otherwise have been dispatched at its Contracted Capacity; and

P2USMAp	=	the Unscheduled Maintenance Allowance of the Second Plant in month p (expressed in kWh) shall be calculated using the following formula:

where:

P2PPAt	=	the number of years between the Full Commercial Date of the Second Plant and the end of the Term;
Hy	=	as previously defined;
My	=	as previously defined; and
P2OA	=	The Annual Outage Allowance of the Second Plant – as set forth in Schedule 3.

Where the Contracted Capacity of the Second Plant changes after the Full Commercial Operation Date of the Second Plant, then P2USMAp shall be recalculated from the date of the change in the Contracted Capacity of the Second Plant. P2PPA1 shall be the number of years between the date of the Contracted Capacity of the Second Plant change and the end of the Term which does not have to be an integer, P2CC shall be the revised Contracted Capacity of the Second Plant in kW and all other parameters shall be those as in the initial calculation.

(ii)         Actual Monthly Availability of the Second Plant

where:

P2AMAp	=	the Actual Monthly Availability of the Second Plant in the month p (expressed in kWh)
P2ACy	=	the Available Plant Capacity of the Second Plant in Settlement Period y (expressed in kW)

5	Adjustment of Capacity Payments of the Second Plant for Monthly Availability of the Second Plant – First Month of Operating Year

If in the first month of an Operating Year, starting with the month in which the Full Commercial Operation Date of the Second Plant occurs, the Actual Monthly Availability of the Second Plant is less than the Monthly Target Availability of the Second Plant, the Capacity Payment of the Second Plant for that month shall be multiplied by the factor:

6	Adjustment of Capacity Payments of the Second Plant for Monthly Availability of the Second Plant – Subsequent Months of Operating Year

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Second Plant for the year to date is less than the sum of the Individual Monthly Target Availabilities of the Second Plant for the year to date, then the Capacity Payment of the Second Plant for that month shall be adjusted such that where:

P2ACPtp	=	the total of the Actual Capacity Payments of the Second Plant received in the Operating Year for each month up to and including month m.

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Second Plant for the year to date is greater than or equal to the sum of the individual Monthly Target Availabilities of the Second Plant for the year to date, then the Capacity Payment of the Second Plant for that month shall be adjusted, if such an adjustment is required, such that:

7	Force Majeure Payments

For any month in which all or part of the Capacity of the Second Plant is unavailable as a result of Force Majeure, the Seller shall be entitled to Capacity Payments for the Second Plant which shall be calculated under paragraph 3 and as follows, and pro rated for such number of hours during which the Force Majeure exists in the month:

P2LC x P2A

where:

P2LC	=	the Capacity of the Second Plant not Available as a result of the event of Force Majeure; (expressed in kW); and
P2A	=	90% of the Capacity Charge Rate of the Second Plant as defined in paragraph 1 above (expressed in US$/kW/month)

The payment under paragraph 3 shall be reduced by an amount equal to the Capacity Payment for such hours for the Second Plant the Seller would have received had the Force Majeure event not occurred.

For the purposes of this paragraph “Force Majeure” shall not include events or circumstances specified in Clauses 15.1(ii), (iii) and (iv), save that in respect of Clause 15.1(iii), this paragraph shall apply if epidemics or plagues materially affect the operation of the Plant.

8	Changes in Contracted Capacity of the Second Plant

In the event that the Contracted Capacity of the Second Plant is altered under the provisions of this Agreement during any month, the calculation of payments shall be adjusted pro rata to reflect the differing proportions of the month for which differing Contracted Capacities of the Second Plant were agreed.

Part B3: Third Plant Tariff

The total levels of tariff payments in respect of the Third Plant in each month shall be according to the following:

Following the Commercial Operation Date of the Third Plant for the remainder of the Term the total tariff payments in respect of the Third Plant in any month shall be equal to P3MECp plus P3CPp.

Where P3MECp and P3CPp are calculated in accordance with Part B3 of this Schedule.

Energy Charges of the Third Plant

1	Calculation of Energy Charges of the Third Plant

For the purposes of Clause 10.2, KPLC shall pay to the Seller Energy Charges of the Third Plant in respect of the Net Electrical Output of the Third Plant in each month calculated as follows:

P3MECp = P3NEOp x P3ECRp

where:

P3MECp	=	the aggregate amount of Energy Charges of the Third Plant (US$) payable in respect of month p;
P3NEOp	=	the aggregate Net Electrical Output of the Third Plant (kWh) in month p; and
P3ECRp	=	the Energy Charge Rate of the Third Plant (expressed in US$/kWh) in month p as calculated in accordance with Paragraph 2 directly below.

2	Energy Charge Rate of the Third Plant

The Energy Charge Rate of the Third Plant, P3ECRp, in month p shall be calculated as follows:

where:

P3ECRb	=	zero point zero two one four three four US Dollars per kWh (0.021434 US$/kWh) the Base Energy Charge Rate of the Third Plant;
CPIp-1	=	as previously defined; and
P3CPIb	=	the United States Consumer Price Index for July 2009 = 215.35

The royalty charge, currently set at 0.004US$/kWh, will be added to the Energy Charge Rate of the Third Plant at cost.

Capacity Payments of the Third Plant

1	Capacity Charge Rate of the Third Plant

1.1	In case that a Delay Period of the Third Plant does not occur, the Capacity Charge Rate of the Third Plant during each month shall be calculated as follows:

P3CCRp = P3A + P3B

where:

P3CCRp	=	the Capacity Charge Rate of the Third Plant for P3CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Third Plant)

P3V	=	P3V1 for the period commencing on the Commercial Operation Date of the Third Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Third Plant;
or
	=	P3V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Third Plant.

where:

P3V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P3CC Base Capacity Charge Rate of the Third Plant; and
P3V2	=	12 x P3CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant occurs; and
P3C	=

the percentage of P3V represented by the fixed Capacity Charge Rate of the Third Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Third Plant)

where:

P3D	=	the percentage of P3V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P3D = 100% - P3C
CPIp-1	=	as previously defined;
P3CPIb	=	P3CPIb1 for the period commencing on the Commercial Operation Date of the Third Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant;
or
	=	P3CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant.

where:

P3CPIb1	=	the United States Consumer Price Index for July 2009 = 215.35;
P3CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant occurs.

1.2	In case that a Delay Period of the Third Plant occurs the Capacity Charge Rate of the Third Plant during each month shall be calculated as follows:

P3CCRp = P3A + P3B

where:

P3CCRp	=	the Capacity Charge Rate of the Third Plant for P3CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Third Plant)

P3V	=	P3V1 for the period commencing on the Commercial Operation Date of the Third Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Third Plant;
or
	=	P3V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Third Plant.

where:

P3V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P3CC Base Capacity Charge Rate of the Third Plant; and
P3V2	=	12 x P3CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant occurs; and
P3C	=

the percentage of P3V represented by the fixed Capacity Charge Rate of the Third Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Third Plant)

where:

P3D	=	the percentage of P3V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P3D = 100% - P3C
CPIp-1	=	as previously defined;

P3CPIb	=	P3CPIb1 for the period commencing on the Commercial Operation Date of the Third Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant;
Or
	=	P3CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant.

where:

P3CPIb1	=	(the United States Consumer Price Index for July 2009 = 215.35) + P3CPIcod - P3CPIrcd;
P3CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Third Plant occurs.

Where:

P3CPIcod = CPIp-1 for the month on which the Full Commercial Operation Date of the Third Plant occurs; and

P3CPIrcd = CPIp-1 for the month on which the Required Full Commercial Operation Date of the Third Plant occurs.

2	Pass Through Cost

This subsection 2 is for the KPLC’s internal purposes only, and shall not affect the calculation of Capacity Payments payable to OrPower 4.

The Capacity Charge Rate for the Third Plant during each month calculated in accordance with this Part B3 of Schedule 5 shall include a pass through component to consumers being a fuel displacement cost as follows:

P3CCRpt =         304.761 US$kW/yr (58% of the base Capacity Charge Rate of the Third Plant of 525.45 US$/kW/yr)

where:

P3CCREpt         =         pass through component of P3CCRp

Application of this Pass Through arrangement with regard to Plant 3 ceased on 1st December 2013.

3	Calculation of Capacity Payments of the Third Plant

The Seller shall be entitled to Capacity Payments in respect of Capacity of the Third Plant in each month calculated as follows:

P3CPp = P3CCRp x P3CC

where:

P3CPp	=	the Capacity Payment of the Third Plant for month p (expressed US$);

P3CCRp	=	the Capacity Charge Rate of the Third Plant for P3CC for month p (expressed in US$/kW/month)
P3CC	=	the portion of the Contracted Capacity of the Third Plant (expressed in kW)

4	Monthly Availabilities of the Third Plant

For each month in each Operating Year, starting with the month in which the Full Commercial Operation Date of the Third Plant occurs, there shall be calculated a Monthly Target Availability of the Third Plant and an Actual Monthly Availability of the Third Plant as follows:

(i)         Monthly Target Availability of the Third Plant

P3MTAp = (P3CC x Hp) – P3SMAp - P3USMAp

where:

P3MTAp	=	the Monthly Target Availability of the Third Plant (expressed in kWh);
P3CC	=	as previously defined;
Hp	=	as previously defined;
P3SMAp	=

the Scheduled Maintenance Allowance of the Third Plant in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the Third Plant would otherwise have been dispatched at its Contracted Capacity; and

P3USMAp	=	the Unscheduled Maintenance Allowance of the Third Plant in month p (expressed in kWh) shall be calculated using the following formula:

where:

P3PPAt	=	the number of years between the Full Commercial Date of the Third Plant and the end of the Term;
Hy	=	as previously defined;
My	=	as previously defined; and
P3OA	=	The Annual Outage Allowance of the Third Plant – as set forth in Schedule 3.

Where the Contracted Capacity of the Third Plant changes after the Full Commercial Operation Date of the Third Plant, then P3USMAp shall be recalculated from the date of the change in the Contracted Capacity of the Third Plant. P3PPA1 shall be the number of years between the date of the Contracted Capacity of the Third Plant change and the end of the Term which does not have to be an integer, P3CC shall be the revised Contracted Capacity of the Third Plant in kW and all other parameters shall be those as in the initial calculation.

(ii)         Actual Monthly Availability of the Third Plant

where:

P3AMAp	=	the Actual Monthly Availability of the Third Plant in the month p (expressed in kWh)
P3ACy	=	the Available Plant Capacity of the Third Plant in Settlement Period y (expressed in kW)

5	Adjustment of Capacity Payments of the Third Plant for Monthly Availability of the Third Plant – First Month of Operating Year

If in the first month of an Operating Year, starting with the month in which the Full Commercial Operation Date of the Third Plant occurs, the Actual Monthly Availability of the Third Plant is less than the Monthly Target Availability of the Third Plant, the Capacity Payment of the Third Plant for that month shall be multiplied by the factor:

6	Adjustment of Capacity Payments of the Third Plant for Monthly Availability of the Third Plant – Subsequent Months of Operating Year

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Third Plant for the year to date is less than the sum of the Individual Monthly Target Availabilities of the Third Plant for the year to date, then the Capacity Payment of the Third Plant for that month shall be adjusted such that where:

P3ACPtp	=	the total of the Actual Capacity Payments of the Third Plant received in the Operating Year for each month up to and including month m.

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Third Plant for the year to date is greater than or equal to the sum of the individual Monthly Target Availabilities of the Third Plant for the year to date, then the Capacity Payment of the Third Plant for that month shall be adjusted, if such an adjustment is required, such that:

7	Force Majeure Payments

For any month in which all or part of the Capacity of the Third Plant is unavailable as a result of Force Majeure, the Seller shall be entitled to Capacity Payments for the Third Plant which shall be calculated under paragraph 3 and as follows, and pro rated for the number of hours during which the Force Majeure exists in the month:

P3LC x P3A

where:

P3LC	=	the Capacity of the Third Plant not Available as a result of the event of Force Majeure; (expressed in kW); and
P3A	=	90% of the Capacity Charge Rate of the Third Plant as defined in paragraph 1 above (expressed in US$/kW/month)

The payment under paragraph 3 shall be reduced by an amount equal to the Capacity Payment for such hours for the Third Plant the Seller would have received had the Force Majeure event not occurred.

For the purposes of this paragraph “Force Majeure” shall not include events or circumstances specified in Clauses 15.1(ii), (iii) and (iv), save that in respect of Clause 15.1(iii), this paragraph shall apply if epidemics or plagues materially affect the operation of the Plant.

8	Changes in Contracted Capacity of the Third Plant

In the event that the Contracted Capacity of the Third Plant is altered under the provisions of this Agreement during any month, the calculation of payments shall be adjusted pro rata to reflect the differing proportions of the month for which differing Contracted Capacities of the Third Plant were agreed.

Part B4: Fourth Plant Tariff

The total levels of tariff payments in respect of the Fourth Plant in each month shall be according to the following:

(i)         Following the Commercial Operation Date of the Fourth Plant for the remainder of the Term the total tariff payments in respect of the Fourth Plant in any month shall be equal to P4MECp plus P4CPp.

(ii)         Where P4MECp and P4CPp are calculated in accordance with Part B4 of this Schedule.

Energy Charges of the Fourth Plant

1	Calculation of Energy Charges of the Fourth Plant

For the purposes of Clause 10.2, KPLC shall pay to the Seller Energy Charges of the Fourth Plant in respect of the Net Electrical Output of the Fourth Plant in each month calculated as follows:

P4MECp = P4NEOp x P4ECRp

where:

P4MECp	=	the aggregate amount of Energy Charges of the Fourth Plant (US$) payable in respect of month p;
P4NEOp	=	the aggregate Net Electrical Output of the Fourth Plant (kWh) in month p; and
P4ECRp	=	the Energy Charge Rate of the Fourth Plant (expressed in US$/kWh) in month p as calculated in accordance with Paragraph 2 directly below.

2	Energy Charge Rate of the Fourth Plant

The Energy Charge Rate of the Fourth Plant, P4ECRp, in month p shall be calculated as follows:

where:

P4ECRb	=	zero point zero two one four three four US Dollars per kWh (0.021434 US$/kWh) the Base Energy Charge Rate of the Fourth Plant;
CPIp-1	=	as previously defined; and
P4CPIb	=	the United States Consumer Price Index for July 2009 = 215.35

The royalty charge, currently set at 0.004US$/kWh, will be added to the Energy Charge Rate of the Fourth Plant at cost.

Capacity Payments of the Fourth Plant

1	Capacity Charge Rate of the Fourth Plant

1.1	In case that a Delay Period of the Fourth Plant does not occur, the Capacity Charge Rate of the Fourth Plant during each month shall be calculated as follows:

P4CCRp = P4A + P4B

where:

P4CCRp	=	the Capacity Charge Rate of the Fourth Plant for P4CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Fourth Plant)

P4V	=	P4V1 for the period commencing on the Commercial Operation Date of the Fourth Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Fourth Plant;
Or
	=	P4V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Fourth Plant.

where:

P4V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P4CC Base Capacity Charge Rate of the Fourth Plant;
P4V2	=	12 x P4CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant occurs;
P4C	=

the percentage of P4V represented by the fixed Capacity Charge Rate of the Fourth Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Fourth Plant)

where:

P4D	=	the percentage of P4V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P4D = 100% - P4C;
CPIp-1	=	as previously defined;
P4CPIb	=	P4CPIb1 for the period commencing on the Commercial Operation Date of the Fourth Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant;
Or
	=	P4CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant.

where:

P4CPIb1	=	the United States Consumer Price Index for July 2009 = 215.35; and
P4CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant occurs.

1.2	In case that a Delay Period of the Fourth Plant occurs the Capacity Charge Rate of the Fourth Plant during each month shall be calculated as follows:

P4CCRp = P4A + P4B

where:

P4CCRp	=	the Capacity Charge Rate of the Fourth Plant for P4CC for month p, (expressed US$/kW/month

(the non-escalable component of the Capacity Charge Rate of the Fourth Plant)

P4V	=	P4V1 for the period commencing on the Commercial Operation Date of the Fourth Plant and ending on the eleventh (11th) anniversary Commercial Operation Date of the Fourth Plant;
Or
	=	P4V2 for the period after the eleventh (11th) anniversary of Commercial Operation Date of the Fourth Plant.

where:

P4V1	=	five hundred twenty-five US Dollars and forty-five cents per kW per year (525.45 US$/kW/year) the P4CC Base Capacity Charge Rate of the Fourth Plant;
P4V2	=	12 x P4CCRp of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant occurs;

P4C	=

the percentage of P4V represented by the fixed Capacity Charge Rate of the Fourth Plant, which shall be fifty per cent (50%) until the day which is the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant, and which shall be seventy-five per cent (75%) thereafter; and

(the escalable component of the Capacity Charge Rate of the Fourth Plant)

where:

P4D	=	the percentage of P4V represented by escalable costs such as fixed O&M costs, insurance and administrative costs, P4D = 100% - P4C;
CPIp-1	=	as previously defined;
P4CPIb	=	P3CPIb1 for the period commencing on the Commercial Operation Date of the Fourth Plant and ending on the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant;
Or
	=	P4CPIb2 for the period after the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant.

where:

P4CPIb1	=	(the United States Consumer Price Index for July 2009 = 215.35) + P4CPIcod - P4CPIrcd; and
P4CPIb2	=	CPIp-1 of the month in which the eleventh (11th) anniversary of the Commercial Operation Date of the Fourth Plant occurs.

Where:

P4CPIcod = CPIp-1 for the month on which the Full Commercial Operation Date of the Fourth Plant occurs; and

P4CPIrcd = CPIp-1 for the month on which the Required Full Commercial Operation Date of the Fourth Plant occurs.

2	Pass Through Cost – Not Applicable

This subsection 2 is for the KPLC’s internal purposes only, and shall not affect the calculation of Capacity Payments payable to OrPower 4.

The Capacity Charge Rate for the Fourth Plant during each month calculated in accordance with this Part B4 of Schedule 5 shall include a pass through component to consumers being a fuel displacement cost as follows:

P4CCRpt =         304.761 US$kW/yr (58% of the base Capacity Charge Rate of the Fourth Plant of 525.45 US$/kW/yr)

where:

P4CCREpt         =         pass through component of P4CCRp

3	Calculation of Capacity Payments of the Fourth Plant

The Seller shall be entitled to Capacity Payments in respect of Capacity of the Fourth Plant in each month calculated as follows:

P4CPp = P4CCRp x P4CC

where:

P4CPp	=	the Capacity Payment of the Fourth Plant for month p (expressed US$);
P4CCRp	=	the Capacity Charge Rate of the Fourth Plant for P4CC for month p (expressed in US$/kW/month); and
P4CC	=	the portion of the Contracted Capacity of the Fourth Plant (expressed in kW).

4	Monthly Availabilities of the Fourth Plant

For each month in each Operating Year, starting with the month in which the Full Commercial Operation Date of the Fourth Plant occurs, there shall be calculated a Monthly Target Availability of the Fourth Plant and an Actual Monthly Availability of the Fourth Plant as follows:

(i)         Monthly Target Availability of the Fourth Plant

P4MTAp = (P4CC x Hp) – P4SMAp – P4USMAp

where:

P4MTAp	=	the Monthly Target Availability of the Fourth Plant (expressed in kWh);
P4CC	=	as previously defined;
Hp	=	as previously defined;
P4SMAp	=

the Scheduled Maintenance Allowance of the Fourth Plant in month p (expressed in kWh) representing the total energy not available for delivery in month p due to scheduled maintenance outages computed assuming the Fourth Plant would otherwise have been dispatched at its Contracted Capacity; and

P4USMAp	=	the Unscheduled Maintenance Allowance of the Fourth Plant in month p (expressed in kWh) shall be calculated using the following formula:

where:

P4PPAt	=	the number of years between the Full Commercial Date of the Fourth Plant and the end of the Term;
Hy	=	as previously defined;
My	=	as previously defined; and
P4OA	=	The Annual Outage Allowance of the Fourth Plant – as set forth in Schedule 3.

Where the Contracted Capacity of the Fourth Plant changes after the Full Commercial Operation Date of the Fourth Plant, then P4USMAp shall be recalculated from the date of the change in the Contracted Capacity of the Fourth Plant. P4PPA1 shall be the number of years between the date of the Contracted Capacity of the Fourth Plant change and the end of the Term which does not have to be an integer, P4CC shall be the revised Contracted Capacity of the Fourth Plant in kW and all other parameters shall be those as in the initial calculation.

(ii)         Actual Monthly Availability of the Fourth Plant

where:

P4AMAp	=	the Actual Monthly Availability of the Fourth Plant in the month p (expressed in kWh); and
P4ACy	=	the Available Plant Capacity of the Fourth Plant in Settlement Period y (expressed in kW).

5	Adjustment of Capacity Payments of the Fourth Plant for Monthly Availability of the Fourth Plant – First Month of Operating Year

If in the first month of an Operating Year, starting with the month in which the Full Commercial Operation Date of the Fourth Plant occurs, the Actual Monthly Availability of the Fourth Plant is less than the Monthly Target Availability of the Fourth Plant, the Capacity Payment of the Fourth Plant for that month shall be multiplied by the factor:

6	Adjustment of Capacity Payments of the Fourth Plant for Monthly Availability of the Fourth Plant – Subsequent Months of Operating Year

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Fourth Plant for the year to date is less than the sum of the Individual Monthly Target Availabilities of the Fourth Plant for the year to date, then the Capacity Payment of the Fourth Plant for that month shall be adjusted such that where:

P4ACPtp	=	the total of the Actual Capacity Payments of the Fourth Plant received in the Operating Year for each month up to and including month m.

If in any subsequent month m of an Operating Year, the sum of the individual Actual Monthly Availabilities of the Fourth Plant for the year to date is greater than or equal to the sum of the individual Monthly Target Availabilities of the Fourth Plant for the year to date, then the Capacity Payment of the Fourth Plant for that month shall be adjusted, if such an adjustment is required, such that:

7	Force Majeure Payments

For any month in which all or part of the Capacity of the Fourth Plant is unavailable as a result of Force Majeure, the Seller shall be entitled to Capacity Payments for the Fourth Plant which shall be calculated under paragraph 3 and as follows, and pro rated for the number of hours during which the Force Majeure exists in the month:

P4LC x P4A

where:

P4LC	=	the Capacity of the Fourth Plant not Available as a result of the event of Force Majeure; (expressed in kW); and
P4A	=	90% of the Capacity Charge Rate of the Fourth Plant as defined in paragraph 1 above (expressed in US$/kW/month).

The payment under paragraph 3 shall be reduced by an amount equal to the Capacity Payment for such hours for the Fourth Plant the Seller would have received had the Force Majeure event not occurred.

For the purposes of this paragraph “Force Majeure” shall not include events or circumstances specified in Clauses 15.1(ii), (iii) and (iv), save that in respect of Clause 15.1(iii), this paragraph shall apply if epidemics or plagues materially affect the operation of the Plant.

8	Changes in Contracted Capacity of the Fourth Plant

In the event that the Contracted Capacity of the Fourth Plant is altered under the provisions of this Agreement during any month, the calculation of payments shall be adjusted pro rata to reflect the differing proportions of the month for which differing Contracted Capacities of the Fourth Plant were agreed.

Part C: Invoicing

1

Content: Each invoice shall, subject to this Part C, be in such form as the Seller shall from time to time reasonably determine, and a separate invoice shall be issued for each Plant. Each invoice shall:

(a)	have a unique number by which the invoice may be identified; and

(b)	identify the month in respect of which payment is due; and

(c)

state the Energy Charge for the month in respect of which payment is due, including the relevant quantities metered and recorded in accordance with Clause 11 and Part B of Schedule 4 and such other information including relevant value of the United States Consumer Price Index and calculations, in reasonable detail, to permit KPLC to confirm the consistency of the invoice with the provisions of Schedule 5; and

(d)

state the Capacity Charge Rate for the month in respect of which payment is due and such other information including the relevant value of the United States Consumer Price Index and calculations, in reasonable detail, to permit KPLC to confirm consistency of the invoice with provisions of Schedule 5; and

(e)	state the Monthly Target Availability and the Actual Monthly Availability for that month; and

(f)	state any other charge payable by KPLC together with such other information and calculations, in reasonable detail, as shall be required by KPLC to verify that charge; and

(g)	state the total amount payable; and

(h)	state the due date for payment of the invoice.

2	Compliance with statutes, etc.: Each invoice shall comply with all relevant statutes, regulations and directives, including those relating to Value Added Tax.

3

Details: Each invoice shall be accompanied by a detailed statement setting out the Declared Capacity of the Plant in respect of each Settlement Period, revisions (if any) to the Contracted Capacity of such Plant following a Contracted Capacity Test of such Plant, details of any Availability Failure of such Plant and the computation of the Net Electrical Output of the Plant delivered at its Delivery Point in response to a Despatch Instruction for each Settlement Period and such other information and calculations, in reasonable detail, as shall be required by KPLC to verify the invoice.

Part D: Consumer Prices Index

1	If in the opinion of either Party the CPI cannot be properly calculated as a result of any of the following circumstances (an “Event”):

(a)	the non-availability or discontinuance of one or more of the figures, values or prices required to calculate the CPI (whether permanent or temporary);

(b)	an error is contained in one or more of the published figures, values or prices required to calculate the CPI;

(c)

the basis upon which the CPI is calculated has been changed and thereby superseded so as materially to affect the validity of CPI comparison over time other than any change arising from changes in the respective consumption patterns upon which the CPI was based;

then the Parties shall meet and seek in good faith to agree upon the means whereby the CPI may be adjusted or to agree upon a replacement index and if the Parties cannot agree upon such adjustment or replacement index within a period of thirty (30) days either Party may refer the matter to an Expert who shall determine such replacement index as most closely reflects the CPI prior to the Event and also the date from which such replacement index shall be applicable.

2	If an index other than the CPI shall be used, then the provisions of this Part D of this Schedule 5 shall apply to such index mutatis mutandis.

Schedule 6: Conditions Precedent

Part A: Preconditions of the Seller

(i)         The grant to the Seller of geothermal resources licence for the Licence Area necessary for the Geothermal Reservoir Development;

(ii)         The execution by the GOK of the Site Agreement; and

(iii)         The granting to the Seller of a Water Permit.

Part B: Preconditions of KPLC

(i)         The Seller providing to KPLC such documentary evidence as shall reasonably satisfy KPLC that the Seller has or has access to such funds as are necessary for the conduct of the Appraisal Works and construction of the Early Generation Facility in accordance with the terms of this Agreement. Such documentary evidence shall include evidence of all loans, grants or other financing arrangements as the Seller shall have procured.

Schedule 7: Construction Programme

(See Page 183)

Schedule 7 (Revised) of the PPA
Olkaria III Geothermal Project - Construction Programme

ID	Notes	Task Name	Duration	Start	Finish
1		**Olkaria III Expansion (Second & Third Plants)**	**2223.3 days**	**Fri 4/30/10**	**Wed 11/7/18**
2	2	Contract Execution Date	0 days	Fri 4/30/10	Fri 4/30/10
3		**SECOND PLANT**	**1174 days**	**Tue 6/29/10**	**Sun 12/28/14**
4	2	Establishment Date of the Second Plant	0 days	Tue 6/29/10	Tue 6/29/10
5		Geothermal field studies and development	20 emons	Tue 6/29/10	Sun 2/19/12
6		Generating units - Design and manufacturing	15 emons	Thu 7/29/10	Sat 10/22/11
7	*	***Long Stop Drilling Commencement Works**	**0 days**	**Tue 3/29/11**	**Tue 3/29/11**
8		Plant Conceptual & detailed design	6 emons	Sat 8/28/10	Thu 2/24/11
9		Geothermal field - design	5 emons	Sat 3/26/11	Tue 8/23/11
10		Plant - Civil & Foundation work	10 emons	Thu 9/22/11	Wed 7/18/12
11		Plant- Mechanical & electrical erection	8 emons	Sat 5/19/12	Mon 1/14/13
12		Geothermal field - Construction	8 emons	Tue 8/23/11	Thu 4/19/12
13		***KPLC interconnection facility available***	**0 days**	**Mon 6/18/12**	**Mon 6/18/12**
14		Plant commissioning & Testing	4 emons	Mon 1/14/13	Tue 5/14/13
15	*	* Full Commercial Operation Date	0 days	Tue 5/14/13	Tue 5/14/13
16	*	***Required Full Commercial Operation Date(Second Plant)***	**0 days**	**Sat 12/28/13**	**Sat 12/28/13**
17	*	***Long Stop Full Commercial Operation Date(Second Plant) ****	**0 days**	**Sun 12/28/14**	**Sun 12/28/14**
18		**THIRD PLANT**	**1173.3 days**	**Fri 5/9/14**	**Wed 11/7/18**
19	2	Notice of Third Plant Exercise	0 days	Fri 5/9/14	Fri 5/9/14
20	2	Establishment Date of the third Plant	0 days	Fri 5/9/14	Fri 5/9/14
21		Generating units - Design and manufacturing	15 emons	Sun 6/8/14	Tue 9/1/15
22	*	***Long Stop Drilling Commencement Works (if necessary)***	**0 days**	**Mon 2/9/15**	**Mon 2/9/15**
23		Plant Conceptual & detailed design	6 emons	Tue 7/8/14	Sun 1/4/15
24		Geothermal field - design	5 emons	Tue 7/8/14	Fri 12/5/14
25		Plant - Civil & Foundation work	5 emons	Sun 8/2/15	Wed 12/30/15
26		Plant- Mechanical & electrical erection	8 emons	Sat 10/31/15	Mon 6/27/16
27		Geothermal field - Construction	8 emons	Fri 12/5/14	Sun 8/2/15
28		***KPLC interconnection facility available***	**0 days**	**Thu 4/28/16**	**Thu 4/28/16**
29		Plant commissioning & Testing	4 emons	Mon 6/27/16	Tue 10/25/16
30	*	* Full Commercial Operation Date	0 days	Tue 10/25/16	Tue 10/25/16
31	*	***Required Full Commercial Operation Date(Third Plant)***	**0 days**	**Tue 11/7/17**	**Tue 11/7/17**
32	*	***Long Stop Full Commercial Operation Date(Third Plant)***	**0 days**	**Wed 11/7/18**	**Wed 11/7/18**

09 2010 2011 2012 2013 2014 2015 2016 2017 2018 20
H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1 H2 H1

Page 1

Comments:
1. Tasks may be performed earlier than as indicated, at OrPower's discretion, in which case KPLC will accelerate its tasks accordingly.
2. Assumed dates, which, if different in fact, will cause adjustment of asterisked dates

Schedule 8: Parties’ addresses and notice details

KPLC:

The Kenya Power & Lighting Company Ltd.

Stima Plaza

P.O. Box 30099-00100

Nairobi,

Kenya

Fax: +254 20 311146

Tel: +254 20 3201000

Marked for the attention of: The Company Secretary

Seller:

OrPower 4 Inc.

6225 Neil Road

Reno

Nevada 89511-1136

USA

Fax: Nevada, USA (775) 356-9039

Tel: Nevada, USA (775) 356-9029

with copy to:

OrPower 4

Kenya Branch

Off Moi South Lake Road

Hellsgate National Park

P.O. Box 1566

20117, Naivasha, Kenya

In either case marked for the attention of: the Company President

Schedule 9: Insurance

Part A: Construction Period

(The period from the start of the construction works until the Full Commercial Operation Date for the Early Generation Facility and each Plant)

1	Marine and Air Cargo:

Cover: All materials, equipment, machinery, spares and other items for incorporation in the Plant and the Seller’s Steam Field Facilities against all risks of physical loss or damage while in transit by sea or air from country of origin anywhere in the world to the Site in Kenya, or vice versa from time of the insured items leaving warehouse or factory for shipment to the Site. Cover to institute Cargo Clauses (Air), institute War Clauses (Air), (Sendings By Post), institute Strikes Clause (Cargo, Air Cargo) or equivalent.

Sum Insured: An amount equal to cost and freight of any shipment

Deductible: Not to exceed US$ 10,000 for each loss; except US$ 5,000 for the turbine/generators.

Insured: The Seller and its relevant contractors.

2	Loss of Revenue Profits (following Marine incident) – “Marine Delay in Full Commercial Operation Date”

Cover: Against loss of revenue following delay in start of commercial operations as a direct result of physical loss or damage to the materials, equipment, machinery and other items in transit by sea or air to the Site, to the extent covered under the Marine Cargo insurance.

Sum Insured: An amount equal to the estimated continuing expenses, including debt service, during the indemnity period.

Indemnity Period: 12 months or the period required to repair or replace materials, equipment or machinery, whichever is less.

Deductible: Not to exceed 60 days.

Insured: The Seller.

3	Contractors’ All Risks

Cover: The contract works, including the Early Generation Facility, Appraisal Works executed, and each Plant and in the course of execution, materials and temporary works, while on the Site, against all risks of physical loss or damage other than war and kindred risks, nuclear risks, unexplained shortage, cost of replacing or repairing items which are defective in workmanship material or design; penalties; consequential losses; cash; vehicles; vessels; aircraft and other standard exclusions contained in such policies. Cover shall provide the equivalent terms, conditions and perils/causes of loss provided under the Erection All Risks insurance policy.

Sum Insured: The Contract Price.

Deductibles: In relation to Contract Works, Materials, etc.

(a)	arising during the construction and testing period:

(i)	from Storm, Tempest, Flood, Water Damage, Earthquake, Subsidence and Collapse – Not to exceed US$ 10,000

(ii)	from any other cause other than in (a)(i) above – Not to exceed US$ 5,000

(b)	arising out of operational testing or Commissioning:

(i)	of turbine generators – Not to exceed US$ 50,000

(ii)	of plant other than turbine generators – Not to exceed US$ 35,000

Period of Cover: Actual construction, testing and Commissioning.

Insured: The Seller, its contractors and its lenders and all suppliers on the Site; KPLC shall be added as an additional insured as its interests may appear.

4	Loss of Revenue (following C.A.R.) “Delay in a Commercial Operation Date”

Cover: Against loss of revenue following delay in start of commercial operations as a direct result of physical loss or damage to the works during construction or operational testing to the extent that such loss or damage is covered under the Contractors’ All Risks policy.

Sum Insured: An amount equal to the estimated continuing expenses, including debt service, during the indemnity period.

Indemnity Period: Not less than 12 months.

Insured: the Seller and its lenders.

Deductible: Not more than 90 days.

Period of Cover: Construction, testing and Commissioning periods of the Early Generation Facility and each Plant from mobilization of the Seller’s contractors until the day following its Full Commercial Operation Date.

5	Public Liability

Cover: Against legal liability to third parties for bodily injury or damage to property arising out of the construction, testing and Commissioning of the Early Generation Facility and each Plant.

Sum Insured: For any one claim: US$ 5,000,000.

Deductible: Not to exceed US$ 25,000 for each claim for damage to property. None for injury to persons.

Insured: The Seller and its contractors; KPLC shall be added as an additional insured as its interest may appear.

Period of Cover: The actual construction, testing and Commissioning of the Early Generation Facility and each Plant from mobilization of the Seller’s contractors until the day following its relevant Full Commercial Operation Date.

6	Miscellaneous

Other insurance as is customary, desirable or necessary to comply with local or other requirements, such as Workmen Compensation Insurance in relation to all workmen employed in the construction of the Plant and Motor Insurance on a vehicle.

Part B: Operating Period

(The period from the Full Commercial Operation Date of a Plant until the end of the Term with respect to such Plant)

1	All Risks Insurance – Fixed Assets

Cover: All building contents, machinery, stock, fixtures, fittings and other personal property forming part of the Plant against “All Risks” of physical loss or damage, including (but not limited to) those resulting from fire, lightning, explosion, spontaneous combustion, storm, wind, tempest, flood, hurricane, water damage, riot, strikes, malicious damage, earthquake, collapse and/or loss of contents of tanks, subject to standard policy exclusions.

Sum Insured: Full replacement value of the Plant.

Deductible: Not to exceed US$ 50,000 each loss.

Insured: The Seller and its lenders; KPLC shall be added, as an additional insured as its interests may appear.

2	Consequential Loss Following All Risks

Cover: Loss of revenue due to loss of capacity and/or loss of output as a direct consequence of loss of or damage to Plant and caused by a period insured under paragraph 1 above.

Sum Insured: An amount equal to the estimated continuing expenses, including debt service, during the indemnity period.

Indemnity Period: Not less than 12 months.

Deductible: Not more than 60 days.

Insured: The Seller and its lenders.

3	Machinery Breakdown

Cover: All machinery, plant and ancillary equipment forming part of the Plant against sudden and unforeseen physical loss or damage resulting from mechanical and electrical breakdown or derangement, explosion or collapse of pressure vessels, electrical short circuits, vibration, misalignment, excessive current or voltage, abnormal stresses, centrifugal forces, failure of protective or regulating devices, overheating, entry of foreign bodied, impact, collision and other similar causes.

Sum Insured: Full replacement value of all machinery, plant, boilers, etc.

Deductible: US$ 10,000 each loss.

Insured: The Seller and its lenders; KPLC shall be added as an additional insured as its interest may appear.

4	Consequential Loss following Machinery Breakdown

Cover: Loss of revenue due to loss of capacity and/or loss of output as a direct consequence of loss or damage to the Plant caused by a peril insured under paragraph 3 above.

Sum Insured: an amount equal to the estimated continuing expenses, including debt service, during the indemnity period.

Indemnity Period: Not less than 12 months.

Deductible: Not more than 60 days.

Insured: The Seller and its lenders.

5	Public Liability

Cover: Legal liability of the insured for damage to property of third parties or bodily injury to third parties arising out of the ownership, operation and maintenance of the Plant.

Sum Insured: US$ 5,000,000 for any occurrence.

Deductible: US$ 25,000 each claim for property. None for injury to persons.

Insured: The Seller and its lenders; KPLC shall be added as an additional insured as its interest may appear.

6	Off Site Facilities

The Seller shall ensure that all plant, equipment and machinery which is necessary for the operation or development of the Early Generation Facility or the Plant but which is not located at the Temporary Site or the Site as the case may be which shall include but not be limited to: drilling rigs and equipment, wells, pipework, cables and instrumentation equipment is comprehensively insured to its replacement values. The Seller shall also procure loss of revenue and third party insurance to a suitable value to be agreed with KPLC for this plant equipment and machinery.

7	Miscellaneous

Other insurance as are customary, desirable or necessary to comply with local or other requirements, such as Workmen’s Compensation insurance in relation to all workmen employed in the Plant or in connection with its operation, and Motor Insurance on any vehicle.

If KPLC is added as an additional insured on any of the insurance listed in this Schedule 9, KPLC acknowledges and agrees that (a) it will not be included as a loss payee on any insurance proceed payments relative to such insurance coverage, and (b) it will not be involved in any claim negotiations, discussion or settlements.

Schedule 10: Site Agreement

(See Pages 191-200)

DATED 5th November 1998

NOTAIRE משה אבידר MOSHE AVIDAR NOTARY

(1) THE GOVERNMENT OF THE REPUBLIC OF KENYA
("GoK")

(2) ORPOWER 4 INC.
("ORPOWER")

SITE AGREEMENT
FOR OLKARIA III GEOTHERMAL PLANT

We certify that this document was received in Kenya on 18th November, 1998

Kaplan & Stratton

KAPLAN & STRATTON
Advocates
P.O. Box 40111
Nairobi

THIS AGREEMENT is made on 5th November 1998

(1)         THE GOVERNMENT OF THE REPUBLIC OF KENYA (“GoK”); and

(2)         ORPOWER 4 INC. (“OrPower”) a company incorporated in Cayman Islands. British West Indies and Of P.O. Box 980 Greg Street, Sparks, NV 89431.

WHEREAS:

(A)         Pursuant to a Request for Proposal (“RFP”) dated 5th July 1996 and issued by Ministry of Energy of the Republic of Kenya and as a result of an international bid. OrPower and The Kenya Power and Lighting Company Limited (“KPLC”) have entered into a power purchase agreement (the “PPA”).

(B)         The PPA provides for GoK and OrPower to enter into a Site Agreement (being this Agreement) for the purposes hereinafter appearing.

IT IS HEREBY AGREED as follows:

1.         DEFENITIONS AND INTERPRETATIONS

(a)         Definitions

Words and expressions defined in the PPA shall have the same meanings in this Agreement and the following words and expressions shall, unless the context shall otherwise require, have the following meanings:

“Act”         the Geothermal Resources Act 1982 including any modifications, amendments or replacements thereto from time to time and the refutations made thereunder.

“Early Generation Lease”         the lease substantially in the form of the draft set out in the schedule hereto to be issued by GoK to OrPower pursuant to Clause 3(a) hereof.

“Licence”         the Geothermal Resources Licence to be issued by GoK to OrPower pursuant to Section 7 of the Act.

“Licence Area”         the area of land described in Appendix I hereof.

“Plant Lease”         the lease substantially in the form of the draft set out in the schedule hereto to be issued by GoK to OrPower pursuant to clause 3(b) hereof.

“Operations”         the geothermal operations required for the fulfilment of OrPower's obligations under the PPA including but not limited to (i) exploring, drilling, extracting, producing, utilizing and disposal of geothermal resources and (ii) the construction, erection, operation, use and maintenance of wells, pumps, pipes, pipelines, buildings, plants, sumps, brine pits, reservoirs, tanks, waterworks, pumping stations, roads, electric power generating plants, transmission line, industrial facilities, electric, telegraph or telephone lines or cable and of such other works or structures as may be necessary or reasonably convenient for the production, utilization and processing of geothermal resources or for the full enjoyment of the rights granted under the Licence and hereunder subject to compliance with Legal Requirements.

“owner or occupier”         the registered owner, lessee or grantee of the land.

“private land”         land other than land owned by the GoK or land declared to be a national park or national reserve pursuant to the Wildlife (Conservation and Management) Act.

“Signature Date”         the date of signature of the PPA.

(b)         Interpretation

In this Agreement, unless the context otherwise requires:

(i)         reference to a month is reference to a calendar month;

(ii)         words in singular shall be interpreted as retiring to the plural and vice versa and words denoting natural persons shall be interpreted as referring to corporations and any other legal entities and vice versa;

(iii)         reference to Clauses is reference to clauses of this Agreement.

2.         As soon as possible after the Signature Date OrPower shall apply to the Minister for Energy for issue of the Licence over the Licence Area.

3.         In consideration of OrPower entering into the PPA with KPLC, GoK undertakes as follows:

(a)         within ninety (90) days of the Signature Date, to grant to OrPower the Early Generation Lease over a sufficient portion of the Licence Area for the purpose of constructing and operating the Early Generation Facility.

(b)         within ninety (90) days of the completion of the Appraisal Programme and provided in the light of the results of the Appraisal Works it is determined in accordance with the PPA to proceed with the construction of the Plant, grant to OrPower the Plant Lease over a sufficient portion of the Licence Area for the purpose of constructing and operating the Plant and upon which grant OrPower shall surrender to GoK at no cost to OrPower the Early Generation Lease.

(c)         in the event of an effective assignment of the PPA by OrPower pursuant to and in accordance with Section 21.2 of the PPA, to give or procure the Commissioner of Lands to give his consent to the assignment of the Early Generation Lease or the Plant Lease as the case may be.

4.         GoK further undertakes to grant to OrPower the following exclusive rights:

(a)         the right and privilege to enter and explore, drill for, extract, produce, utilise and dispose of geothermal steam and associated geothermal resources in or under the Licence Area consistent with the Licence.

(b)         the right to construct or erect and to use, operate and maintain within the Licence Area, together with ingress and egress thereupon for the purpose of conducting the Operations and to use so much of the surface of the land within the Licence Area as may be necessary or convenient for the production, utilisation and processing of geothermal resources or for the full enjoyment of the rights granted hereunder, subject to compliance with all Legal Requirements.

(c)         in so far as it may be necessary for and in connection with the Operations, the right to:

(i)         drill and construct all necessary boreholes;

(ii)         erect, construct and maintain houses and buildings for OrPower’s own use and for use by the OrPower’s employees;

(iii)         erect, construct and maintain plant, machinery, buildings and other erections as may be necessary;

(iv)         utilize the geothermal resources;

(v)         subject to the Water Act, reclaim and utilize any water, and

(vi)         construct and maintain roads and other means of communication and conveniences.

subject to compliance with all applicable Legal Requirements.

(d)         the right to take, use or apply the geothermal resources for the purpose of the PPA.

5.         OrPower shall comply with the provisions of the Geothermal Resources Regulations 1990 and the drilling conditions specified in the Licence.

6.         OrPower shall carry out an appraisal of the geothermal resources in the Licence Area in accordance with the Appraisal Programme under the PPA.

7.         (a)         Upon surrender, forfeiture or expiry of the Early Generation Lease or the Plant Lease (as the case may be) OrPower shall be entitled to apply to GoK to enter the Licence Area to remove the plant, machinery, engine or tools installed or erected thereon. GoK’s consent to such removal shall not be unreasonably withheld, delayed or conditioned.

(b)         GoK may require OrPower to remote the plant machinery, engines or tools within a reasonable time (being not less than ninety (90) days after the expiry, surrender or forfeiture of such lease) and if the same are not so removed they may be sold by auction at the risk of OrPower.

(c)         The net proceeds of the sale conducted pursuant to paragraph (b) shall be held until applied for by OrPower but may be used in the repair of breaches or faults not made good by OrPower and for payment of the costs incurred in conducting the sale. GoK shall ensure that costs incurred either in the breaches or faults or in the conducting any sale shall be in accordance with the usual or customary rates for the type of expenditure involved and in all cases reasonable and fair.

8.         (a)         GoK shall, at the request of OrPower, make available to OrPower by way of lease substantially in the form of the draft set out in the schedule hereto such land as OrPower may reasonably require for the conduct of the Operations (provided that such land falls within the Licence Area) and:

(i)         where such land is trust land, GoK shall, subject to paragraph (b) of this Clause set apart such trust land in the License Area in accordance with the Trust Land Act (Cap. 288) and Chapter IX of the Constitution;

(ii)         where such land is private land, GoK shall, subject to paragraph (c) of this clause acquire the land in accordance with the applicable laws;

(iii)         where such land is within a “National Park" or “National Reserve” within the meaning of the Wildlife (Conservation and Management) Act. GoK shall procure that it obtains all necessary consents and authorisations from a competent authority. OrPower shall on its part provide to GoK a sufficient description of the area required for its operations and supply such other information as may be required by the GoK or the competent authority for the issue of such consent or authorization;

(iv)         OrPower shall pay or reimburse GoK any reasonable compensation that may be required for the setting apart, use or acquisition of any land for Operations.

(b)         Where OrPower has occupied trust land for the purpose of the Operations before that land has been set apart, OrPower shall notify GoK in writing of the need to set apart such land before the end of the two (2) years period referred to in Section 115 of the Constitution.

(c)         GoK shall grant or cause to be granted to OrPower and its contractors and sub-contractors such way-leaves, easements, temporary occupation or other permissions within and without the Licence Area as are necessary to conduct the Operations and in particular for the purpose of laving, operating and maintaining pipelines, powerlines, cables, communication facilities, roads and rights of way in accordance with Legal Requirements.

(d)         GoK shall at all times give OrPower and its contractors and sub-contractors the right of ingress to and egress from the Licence Area to and from, in particular, the facilities wherever located for the conduct of the Operations.

(c)         Prior to OrPower requesting GoK to make available to OrPower private land for conduct of the Operations, OrPower shall first enter into negotiations with the owner or occupier of such private land for granting of the required permission or authorisation or for the acquisition of the required interest over such land. In the event that the owner or occupier of any such land fails to grant to OrPower the required permission, authorisation or interest in land within one hundred and twenty (120) days of commencement of negotiations between Licensee and such owner or occupier, GoK shall obtain in accordance with the applicable laws, the required permission, authorisation or other interest in land. In carrying out negotiations with the owner or occupier of private land. OrPower undertakes to act diligently. For the purpose of this clause “diligently” shall include pursuing all reasonably available procedures for obtaining the required permission, authorisation or interest in land, including the offer of a rent or purchase price or other consideration which a person carrying out OrPower’s activities would reasonably expect to pay for the grant of such permission or authorisation or interest in land. OrPower shall pay or reimburse GoK any reasonable compensation that may be requited for obtaining such permission, authorisation or interest in land.

9.         GoK shall, subject to Legal Requirements, obtain for OrPower any permit necessary to enable OrPower to use the water in the Licensee Area for the purpose of Operations but OrPower shall not unreasonably deprive the users of land, domestic settlement or cattle watering place of the water supply to which they are accustomed.

10.         OrPower shall, where applicable, pay compensation as required by Section 19 the Act.

11.         (a)         OrPower undertakes within thirty (30) days of the Signature Date or as soon as possible thereafter to provide GoK, for the purpose of granting the Early Generation Lease, a sufficient description of the land within the Licence Area required by OrPower for the construction and operation of the Early Generation Facility together with a survey plan relating to such land prepared by a registered surveyor appointed by OrPower.

(b)         OrPower further undertakes to provide to GoK, for the purpose of granting the Plant Lease, a sufficient description of the land within the Licence Area (if different from the site of the Early Generation Facility) required by OrPower for the construction and operation of the Plant together with a survey plan relating to such land prepared by a registered surveyor appointed by OrPower.

12.         EXPEDITION

Subject to OrPower making the necessary applications, providing the required information and otherwise complying with any prescribed terms and conditions or procedural requirements. GoK commits itself to act in a timely manner on all matters to be performed by it under this Agreement so as to put OrPower in a position to meet the deadlines and time periods stipulated in the PPA.

13.         COMMUNICATIONS

(a)         Every notice demand or other communication under this Agreement shall be in writing and may be delivered personally or by letter, telex or facsimile transmission despatched by the parties to each other in accordance with the details set out below or to such other address and/or facsimile number as the parties may notify each other in accordance with this Clause for the purpose:

OrPower:

The Managing Director

OrPower 4 Inc.

c/o P.O. Box 40111

Nairobi

Fax Number: (02) 340827/242245

Telephone Number: (02) 335333

GoK:

The Permanent Secretary

Ministry of Energy

Nyayo House

P.O. Box 30582

Nairobi

Kenya

Fax Number: (02)

Telephone Number: (02) 330048

(b)          Every notice, demand or other communication shall be deemed to have been received (if send by post) twenty-four hours after being posted first class postage prepaid (if posted from and to an address within Kenya) or 5 working days after being posted prepaid airmail (if posted from or to an address outside Kenya) at the tune of actual delivery or (in the case of a facsimile transmission) receipt if during normal business hours on a working day in the place of intended receipt or to the facsimile transmission number specified above, and otherwise at the opening of business in that number on the next succeeding such day.

14.         DISPUTES

(a)         Except as otherwise provided in this Agreement, any question or dispute arising out of or in relation to or in connection with this Agreement shall, as far as possible, be settled amicably. Where no settlement is reached within thirty (30) days from the date of dispute, such dispute shall be referred to arbitration in accordance with the provisions hereinafter contained.

(b)         The Government of Kenya and Orpower hereby, consent to submit to the International Centre for the Settlement of Investment Disputes all disputes arising out of this Agreement or relating to any investment made under it for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of other States (the “Convention”).

(c)         It is hereby stipulated that Orpower is a national of the Cayman Islands and that this Agreement is an investment within the meaning of the Convention.

(d)         Any such arbitration proceeding shall be conducted in accordance with the Rules of Procedure for Arbitration Proceedings of the convention on the Settlement of Investment Disputes in effect on the date on which the proceeding is instituted.

15.         GOVERNING LAW

This Agreement shall be governed and construed in all respect in accordance with the laws of Kenya.

IN WITNESS WHEREOF this Agreement is duly executed.

SIGNED by the Honourable Chrysanthus B. Okemo. MP. Minister of Energy for and on behalf of GoK in the presence of:	)
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COUNTERSIGNED by Margaret Chemengich Permanent Secretary to the Treasure in the presence of:	)
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Signed by duly authorized for and on behalf of ORPOWER 4 INC in the presence of:	)
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APPENDIX I

DELINEATION OF LICENCE AREA

The Licence Area shall be the area of land shown on the map annexed hereto as Appendix II for indicative purposes only being that area of land in the Universal Traverse Mercator (UTM) Grid Zone 37, located on Map Series Y731 (D.O.S 423), Sheets 133/3 and 133/4 Sakutiek and Longonot, published for the Government Of Kenya in 1975, closed by straight lines joining adjacent points having the following co-ordinates:

East (metres)         North (metres)

192.000                  9 901 100

192.000                  9 903 100

196.400                  9 903 100

196.400                  9 900 000

193.900                  9 900 000

APPENDIX II

Kongoni Farm
Osurian Estate
Northwest
Northeast
Central
Southwest
OLKARIA III
LICENCE AREA
Public Land
KPC Land
East
Maiella Farm
Akira Ranch
OLKARIA
FAULT
OL BUTOT FAULT
0 1 2
km
Existing well
Proposed well location
Olkaria III licence area
Development area boundary
Property boundary
KENYA POWER COMPANY, LTD.
OLKARIA GEOTHERMAL AREA, KENYA
Geothermex, Inc.

Figure 2: Well and project area location map

Form No 331/98

Authentication of signature of person signing on behalf of a body corporate or in the name of another person

I the undersinged, MOSHE AVIDAR, Notary at 1 EGOZ ST. YAVNE hereby certify that on 29/10/98 appeared before me at my office: Mr. YANIR YANOVSKY whose identity was proved to me by Identity Booklet No. 006751150 issued by STATE OF ISRAEL at REHOVOT on 13/12/79.
and signed of his own free will the attached document marked ‘A’ in the name of ORPOWER 4 INC.
In witness thereof I hereby authenticate the signature/s of the above named, by my own signature and seal today 29/10/98.

Fees paid: 186 NIS including VAT.

Schedule 11: Energy Regulatory Commission Approvals

(See Pages 202-211)

ELECTRICITY REGULATORY BOARD

National Bonk,

Valley Road. 1st Floor

P. O. Box 42681

NAIROBI.

Tel. 717627/31

Fax: 717603

Ref: ERB\CON\PPA\1

25th February, 1999

M\s OrPower 4 Inc.
Queensway House
7th Floor
Kaunda Street
P. O. Box 40111
NAIROBI

Dear Sirs

RE: POWER PURCHASE AGREEMENT: ORPOWER 4 INC. AND KENYA POWER AND LIGHTING COMPANY LTD

Persuant to section 121(1)(F) of the Electric Power Act 1997 and in reference to the Electric Power Purchase Agreement entered between yourselves and the Kenya Power and Lighting Company KPLC), the Electricity Regulatory Board hereby approves the same on the terms and conditions negotiated and set out therein.

Yours faithfully

Hon. Moses M. Wetang’ula
CHAIRMAN

ELECTRICITY REGULATORY BOARD

INTEGRITY CENTRE, FIRST FLOOR, OPPOSITE PANAFRIC HOTEL, VALLEY ROAD

P.O. BOX 42681, NAIROBI, KENYA TEL: 717627/31/75 FAX: 717603

E-mail address: erb@africaonline.co.ke

OUR REF:	ERB/LC/IPP.2000	13th June, 2000
YOUR REF:	SEC.55.LN.vk

Mr. S.K. Gichuru

Managing Director

Kenya Power & Lighting Company Ltd.

P.O. Box 30099

NAIROBI

Dear S.K.,

SUBJECT: OLKARIA III INDEPENDENT POWER PROJECT

Your letter of June 12th 2000 referenced SEC.55.LN.vk on the captioned matter refers.

The Board welcomes the proposal by OrPower 4 to increase the early generation facility output from 8MW to 12MW under the same terms and conditions as contained in the Power Purchase Agreement between KPLC and themselves. Upon an application being submitted, the Board will consider and approve, as appropriate, any amendments that may be effected to the PPA to reflect the new scenario. In the meantime, both KPLC and OrPower 4 may proceed to finalize the proposed arrangements.

Yours Sincerely,

HON. MOSES WETANG’ULA

CHAIRMAN

ELECTRICITY REGULATORY BOARD

Integrity Centre, Valley Road, First Floor

P.O. Box 42681, NAIROBI

Tel: 717627/31 Fax: 717603

THE ELECTRIC POWER ACT

(NO 11 OF 1997)

APPROVAL OP THE FIRST SUPPLEMENTAL AGREEMENT TO THE POWER PURCHASE AGREEMENT DATED NOVEMBER 5th 1998

IN EXERCISE of the powers conferred by Section 21 and Section 121 (1) (f) of the Electric Power Act, 1997, the Electricity Regulatory Board has hereby approved the provisions of the First Supplemental Agreement to the Power Purchase Agreement dated November 5th 1998 and made BETWEEN Orpower 4 Inc. on the one hand, AND The Kenya Power & Lighting Company Limited on the other hand.

One original set of the First Supplemental Agreement to the Power Purchase Agreement is deposited with the Electricity Regulatory Board.

GRANTED at NAIROBI this 19th day of July 2000

SEALED FOR AND ON BEHALF OF

THE ELECTRICITY REGULATORY BOARD:

HON. MOSES WETANG’ULA

BOARD CHAIRMAN

APPROVAL NO. SSA ORPOWER 4 INC./2003

ELECTRICITY REGULATORY BOARD

THE ELECTRIC POWER ACT, 1997

(ACT NO. 11 OF 1997)

APPROVAL OF SECOND SUPPLEMENTAL AGREEMENT TO THE POWER PURCHASE AGREEMENT FOR OLKARIA III GEOTHERMAL PLANT BETWEEN ORPOWER 4 INC. AND THE KENYA POWER AND LIGHTING COMPANY LIMITED

IN EXERCISE of the powers conferred on the Electric Regulatory Board (“the Board”), under the provisions of Sections 21, 22 and 121 (1) (f) of the Electric Power Act, 1997, (Act No. 11 of 1997) APPROVAL IS HEREBY GRANTED to the Initialled Revised Second Supplemental Agreement annexed to this Instrument of Approval (“the Second Supplemental Agreement”) to be made BETWEEN ORPOWER 4 INC. (ORPOWER 4) a company incorporated in the Grand Cayman Islands, British West Indies, with its registered office on Grand Cayman, British West Indies, with an office at 980 Greg Street, Sparks, Nevada, USA and which will act through its branch at Queensway House, 7th Floor, Kaunda Street, P.O. Box 4011, Nairobi Kenya of one part and KENYA POWER AND LIGHTING COMPANY LIMITED (KPLC) a public limited liability company incorporated in the Republic of Kenya whose registered office is at Stima Plaza, Kolobot Road, Parklands of P.O. Box, 30099, Nairobi of the other hand.

APPROVAL NO. SSA ORPOWER 4 INC./2003

The initialled Second Supplemental Agreement has been deposited with the Board and shall be executed as set out in the initialled Draft Revised Second Supplemental without any alteration.

GRANTED at NAIROBI this sixteenth day of April two thousand and three.

Sealed with the common seal of
ELECTRICITY REGULATORY BOARD
In the presence of

ENG. ISAAC BONDET
EXECUTIVE CHAIRMAN

CATHERINE A. KOLA (MRS.)
BOARD SECRETARY

APPROVAL NO. SSA ORPOWER 4 INC./2003

ELECTRICITY REGULATORY BOARD INTEGRITY CENTRE, FIRST FLOOR, VALLEY ROAD P.O. Box 42681, 00100 NAIROBI, KENYA, Tel. 717627/31/75, Fax: 717603 E-mail address: erb.africaonline.co.ke

Please quote:

ER OLKARIA/2004.2                                                                                         April 16, 2003

………………………………………..

Mr. Jasper O. Oduor

Managing Director

Kenya Power & Lighting Co. Ltd.

Stima Plaza

NAIROBI

Lynn Alster

Legal Adviser

OrPower 4. Inc.

980 Greg Street

Sparks, NV 89431-6069

Dear Sir and Madam,

RE:         APPLICATION FOR APPROVAL OF THE REVISED SECOND SUPPLEMENTAL AGREEMENT BETWEEN OURSELVES AND ORPOWER 4

Reference is made to the letter dated November 12, 2002 addressed to Electricity Regulatory Board by Kenya Power and Lighting Company Limited, and subsequent correspondence from yourselves culminating in the letter dated April 11, 2003 also addressed by Kenya Power and Lighting Company Limited and copied to OrPower 4 Inc, and to the Revised Second Supplemental Agreement forwarded therein.

At is 19th Special Meeting held today April 16, 2003, the Electricity Regulatory Board deliberated further on your joint application for approval of the Draft Revised Second Supplemental Agreement.

The Board noted the contents of the Draft Revised Second Supplemental Agreement and has no objection to the execution of the Second Supplemental Agreement between yourselves upon the terms and conditions set out in the initialed Second Supplemental Agreement forwarded in KPLC’s letter dated April 14, 2003, aforesaid.

Consequently, the Board approved the initiated Draft Second Supplemental Agreement and the formal instrument of approval is forwarded herewith.

Yours faithfully,

FOR: ELECTRICITY REGULATORY BOARD

ENG. ISSAC BONDET

EXECUTIVE CHAIRMAN

Our mandate is regulating the power sub-sector in Kenya.

ELECTRICITY REGULATORY BOARD

Integrity Centre, 1st Floor, Valley / Milimani Road

P.O. Box 42681, 00100 GPO – NAIROBI

Tel: +254-20-2847000 / 2847200 / 2847242 / 2717627 / 31 / 75 / 2717562

Cell Phone: +254-0722-200 947 / 0734-414 333. Fax: +254-20-2717603

E-mail: info@erb.go.ke; Website: www.erb.go.ke

Our Ref:         ERB/TECH/TARIFF/CONF.                                             18/12/06

18 DEC 2006

CS

Your Ref:

Mr. Don Priestman

General Manager                                    CONFIDENTIAL

Kenya Power & Lighting Co. Ltd.

Stima Plaza

NAIROBI

Dear Mr. Priestman,

OLKARIA III GEOTHERMAL POWER PLANT: PASS-THROUGH OF PART OF THE CAPACITY CHARGES AND APPROVAL OF THE AMENDED AND RESTATED POWER PURCHASE AGREEMENT

Reference is made to your letter dated 17th October 2006 on the captioned subject.

This is to inform you that at its 99th Meeting the Board approved the initialed Amended and Restated Power Purchase Agreement between KPLC and OrPower4 Inc. The instrument of approval will be forwarded to you in due course.

The Board also approved your request for a pass through of part of the capacity charges. The magnitude of the pass-through approved by the Board is a non escalable 58% of the Capacity Charge rate; which will become effective when the 36 MW Plant comes on stream. Please note that the Board will take cognisance of this pass-though element at all future tariff reviews.

The specific details of the approval will be communicated to you in due course.

Yours Sincerely

MATERE KERIRI, CBS

EXECITUVE CHAIRMAN

cc.

Mr. Patrick Nyoike, CBS

Permanent Secretary

Ministry of Energy

NAIROBI

Regulating the power sub-sector in Kenya

Energy Regulatory Commission

Eagle Africa Centre, Longonot Road, Upperhill.

P.O. Box 42681-00100, NAIROBI – KENYA

Tel: +254-20-2847000/200/242; 2717627/31/75

Cell phone: +254-0722-200947/0734-414333

Fax: +254-20-2717603

Email: info@erc.go.ke  Website: www.erc.go.ke

Our Ref: ERC/ELEC/2         March 15, 2011

Your Ref:

Managing Director

Orpower 4 Inc.

P.O. Box 1566-20117

NAIVASHA

Managing Director

Kenya Power & Lighting Company Ltd.

P.O. Box 30099 – 00100

NAIROBI

Dear Sir

RE:         APPROVAL OF OLKARIA 111 SECOND AMENDED AND RESTATED POWER PURCHASE AGREEMENT

Forwarded herewith please find the Instrument of Approval granted in respect of Second Amended and Restated Power Purchase Agreement dated 16th December 2010 between Orpower 4 Inc. and Kenya Power and Lighting Company Ltd.

Please acknowledge receipt.

Yours faithfully

Mueni Mutung’a

For: DIRECTOR GENERAL

Encl.

Regulating the Energy Sector in Kenya

Energy Regulatory Commission

ERC/PPA/KPLC-ORPOWER 4/2011

THE ENERGY ACT, No 12 of 2006

APPROVAL OF OLKARIA III SECOND AMENDED AND RESTATED POWER PURCHASE AGREEMENT

FOR ORPOWER 4, INC. POWER PLANTS

IN EXERCISE of the powers conferred by the provisions of Section 6 (j) and Section 43 of the Energy Act, 2006 on the Energy Regulatory Commission (the Commission), APPROVAL IS HEREBY GRANTED to the Power Purchase Agreement dated the sixteenth day of December 2010 made BETWEEN ORPOWER4 INC., a duly licensed electric power generating company with its registered offices off Moi South Lake Road, Hells Gate National Park, and of P.O. Box 1566-20117, Naivasha, Kenya AND KENYA POWER LIGHTING AND COMPANY LIMITED (KPLC) a duly licensed pubic electricity suppler of P.O. Box 30099, 00100 GPO, Nairobi, Kenya.

KPLC shall deposit one stamped copy of the Approved Power Purchase Agreement with the Commission and neither party shall amend the Agreement hereby approved except with the prior written approval of the Commission.

GRANTED at NAIROBI this 15th day of March 2011.

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IN WITNESS WHEREOF the Common Seal of the Energy Regulatory Commission was hereto affixed pursuant to the Authority of the Commission given on the 24th day of February, 2011.

In the presence of

Eng. Kaburu Mwirichia

DIRECTOR GENERAL

and

Mueni Mutung’a

COMMISSION SECRETATY

)

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Eagle Africa Centre, Longonot Road, Upperhill.

P.O. Box 42681-00100, NAIROBI – KENYA

Tel: +254-20-2847000/200/242; 2717627/31/75

Cell phone: +254-0722-200947/0734-414333

Fax: +254-20-2717603

Email: info@erc.go.ke Website: www.erc.go.ke

Our Ref: ERC/ER/2/1/6                                             4th November, 2014

Your Ref: KPI/2/4/ID

Dr. Ben Chumo, OGW

Managing Director & CEO

Kenya Power

Stima Plaza, Parklands

P.O. Box 30099-00100

NAIROBI

The Chief Executive Officer

Orpower 4 Inc.

Off Moi South Lake Road

Hells Gate National Park

P.O. Box 1566-20117

NAIVASHA

RE:          APPROVAL OF THE POWER PURCHASE AGREEMENT (PPA) FOR THE ORPOWER 4 INC. PROPOSED EXPANSION OF OLKARIA III POWER PROJECT

The above subject matter refers.

This is to advice that the Commission has approved the third amended and restated PPA for the proposed expansion of Olkaria III power project, subject to the following amendments:

a)         Assignment and Variation: Under Clause 21.2, the assignment has to be approved by the Commission.

b)         Termination: There are erroneous cross-referencing under Clause 16.9, which should be corrected; else, the clause may collapse on a technicality if it was to be invoked in the future.

Please amend the PPA accordingly so that we can finalize the issuance of the instrument of approval.

Eng. Joseph Ng’ang’a

DIRECTOR GENERAL

Eagle Africa Centre, Longonot Road, Upperhill.

P.O. Box 42681-00100, NAIROBI – KENYA

Tel: +254-20-2847000/200/242; 2717627/31/75

Cell phone: +254-0722-200947/0734-414333

Fax: +254-20-2717603

Email: info@erc.go.ke Website: www.erc.go.ke

Our Ref: ERC/ER/2/1/6                                             20th November, 2014

Your Ref: KPI/2/4/ID BM;ib

Dr. Ben Chumo, OGW

Managing Director & CEO

Kenya Power

Stima Plaza, Parklands

P.O. Box 30099-00100

NAIROBI

The Chief Executive Officer

Orpower 4 Inc.

Off Moi South Lake Road

Hells Gate National Park

P.O. Box 1566-20117

NAIVASHA

RE:          APPROVAL OF THE POWER PURCHASE AGREEMENT (PPA) FOR THE ORPOWER 4 INC. PROPOSED EXPANSION OF OLKARIA III POWER PROJECT.

The above captioned matter refers.

Your letter Ref. KPI/2/4/ID dated 19th November, 2014 and our letter Ref. ERC/ER/2/1/6/ dated 4th November, 2014 refers.

Following approval of the proposed expansion of Olkaria III power project by Orpower 4 Inc. by the Commission and revising the PPA as stated in our letter attached herewith find the instrument of approval for your record.

Eng. Joseph Ng’ang’a

DIRECTOR GENERAL

Eagle Africa Centre, Longonot Road, Upperhill.

P.O. Box 42681-00100, NAIROBI – KENYA

Tel: +254-20-2847000/200/242; 2717627/31/75

Cell phone: +254-0722-200947/0734-414333

Fax: +254-20-2717603

Email: info@erc.go.ke Website: www.erc.go.ke

ERC/PPA/KPLC-ORPOWER 4/2014

THE ENERGY ACT, No 12 of 2006

APPROVAL OF POWER PURCHASE AGREEMENT

IN EXERCISE of the powers conferred by the provisions of Section 6 (j) and Section 43 of the Energy Act, 2006 on the Energy Regulatory Commission (the Commission), APPROVAL IS HEREBY GRANTED to the Power Purchase Agreement submitted to the Commission on the 29th September 2014 made BETWEEN ORPOWER 4 INC., a duly licensed electronic power generating company with its registered office Off Moi South Lake Road, Hells Gate National Park, and of P.O. Box 1566-20112, Naivasha Kenya AND KENYA POWER LIGHTING AND COMPANY LIMITED (KPLC), a duly licensed public electricity supplier of P.O. box 30099, 00100 GPO, Nairobi, Kenya.

KPLC shall deposit one stamped copy of the approved Power Purchase Agreement with the Commission and neither party shall amend the Agreement hereby approved except with the prior written approval of the Commission.

GRANTED at NAIROBI this 30th day of October 2014.

IN WITNESS WHEREOF the common seal of the Energy Regulatory Commission was hereunto affixed

In the presence of Eng. Joseph Ng’ang’a DIRECTOR GENERAL Mueni Mutung’a COMMISSION SECRETATY	)